   As filed with the Securities and Exchange Commission on July 3, 2000
                                                      Registration No. 333-35164

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               -----------------

                              Amendment No. 2
                                       to

                                    FORM S-1
                             REGISTRATION STATEMENT

                                     UNDER
                           THE SECURITIES ACT OF 1933

                        SPEECHWORKS INTERNATIONAL, INC.
             (Exact name of registrant as specified in its charter)

                               -----------------

         Delaware                    8731                    04-3239151
     (State or other          (Primary Standard           (I.R.S. Employer
     jurisdiction of      Industrial Classification    Identification Number)
     Incorporation or            Code Number)
      organization)

                        SPEECHWORKS INTERNATIONAL, INC.
                              695 Atlantic Avenue
                          Boston, Massachusetts 02111
                                 (617) 428-4444
  (Address, Including Zip Code, And Telephone Number, Including Area Code, Of
                   Registrant's Principal Executive Offices)

                              STUART R. PATTERSON
                            Chief Executive Officer
                        SpeechWorks International, Inc.
                              695 Atlantic Avenue
                          Boston, Massachusetts 02111
                                 (617) 428-4444
 (Name, Address, Including Zip Code, And Telephone Number, Including Area Code,
                             Of Agent For Service)

                                   Copies to:
                               -----------------
       Steven P. Rosenthal, Esq.                 John A. Burgess, Esq.
       Michael L. Fantozzi, Esq.                William S. Gehrke, Esq.
      Mintz, Levin, Cohn, Ferris,                  Hale and Dorr LLP
        Glovsky and Popeo, P.C.                     60 State Street
          One Financial Center                      Boston, MA 02109
            Boston, MA 02111                         (617) 526-6000
             (617) 542-6000

  Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement becomes effective.
  If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [ ]
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [ ]
  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [ ]
  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these securities and we are not soliciting an offer to buy +
+these securities in any state where the offer or sale is not permitted.       +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                 SUBJECT TO COMPLETION DATED JULY 3, 2000

PROSPECTUS

                             4,750,000 Shares


                                  Common Stock

   This is an initial public offering of common stock by SpeechWorks International, Inc. SpeechWorks is selling 4,750,000 shares of common stock. The estimated initial public offering price will be between $13.00 and $15.00 per share.

                       ------------

   At the request of SpeechWorks, the underwriters intend to reserve up to 250,000 shares of common stock to be sold in this offering to Citicorp Strategic Technology Corp., an indirect wholly owned subsidiary of Citigroup Inc., at the initial offering price. Any reserved shares not sold to this investor will be offered to the general public on the same basis as the other shares offered hereby.

                                 -------------

   Prior to this offering, there has been no public market for our common stock. We have applied to have our common stock approved for quotation on the Nasdaq National Market under the symbol SPWX.

                       ------------

                                                                 Per Share Total
                                                                 --------- -----
Initial public offering price................................... $         $
Underwriting discounts and commissions.......................... $         $
Proceeds to SpeechWorks, before expenses........................ $         $

   SpeechWorks has granted the underwriters an option for a period of 30 days to purchase up to 712,500 additional shares of common stock.

                       ------------

         Investing in our common stock involves a high degree of risk.

                  See "Risk Factors" beginning on page 6.

                       ------------

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Chase H&Q
                 J.P. Morgan & Co.

                                                      U.S. Bancorp Piper Jaffray

          , 2000

     There will be a center graphic, which is a montage of images of people speaking on telephones. The tagline below the image states: SpeechWorks brings the web model of self-service to the telephone. The SpeechWorks logo will be below the tagline.

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Prospectus Summary.......................................................   1
Risk Factors.............................................................   6
Forward-Looking Statements...............................................  15
Use of Proceeds..........................................................  16
Dividend Policy..........................................................  16
Capitalization...........................................................  17
Dilution.................................................................  19
Selected Consolidated Financial Data.....................................  21
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  23
Business.................................................................  35
Management...............................................................  53
Principal Stockholders...................................................  60
Certain Transactions.....................................................  63
Description of Capital Stock.............................................  65
Shares Eligible for Future Sale..........................................  67
Underwriting.............................................................  69
Legal Matters............................................................  71
Experts..................................................................  71
Where You Can Find More Information......................................  71
Index to Financial Statements............................................ F-1

                               PROSPECTUS SUMMARY

     This summary highlights selected information contained elsewhere in this prospectus. You should read the entire prospectus carefully, including "Risk Factors" beginning on page 6 and our consolidated financial statements and related notes beginning on page F-1, before making an investment decision.

                                  SpeechWorks

     SpeechWorks is a leading provider of software products and professional services that enable enterprises and communications carriers to offer automated, speech-activated services over any telephone. With our speech recognition solutions, consumers can direct their own calls, obtain information and conduct transactions automatically, simply by speaking naturally over any telephone, anytime. Our solutions are designed to help businesses build sustainable customer relationships over the telephone, provide improved and cost-effective customer service systems, increase the returns on their internet-related investments and capitalize on a variety of new business opportunities.

     We currently offer two speech recognition solutions for over-the-telephone applications, the SpeechWorks 6 platform and our recently introduced SpeechSite package. SpeechWorks 6 is a comprehensive set of software tools and core speech recognition technologies that can be used to build state-of-the-art, speech-activated services. With our SpeechWorks 6 platform, companies can quickly design and deploy speech-activated applications, in multiple languages, that enable their customers to buy travel tickets, trade mutual funds, get health care referrals, update account records, send messages and conduct a myriad of other transactions that extend web-based e-business to any telephone.

     SpeechSite, which is based on the SpeechWorks 6 platform, is a packaged application that brings the web model of self-service to the telephone. SpeechSite answers and directs telephone calls and delivers company information. Like a website, SpeechSite can link to other services and deliver various types of information services to callers. However, SpeechSite uses a spoken interface rather than a visual browser.

     We complement our products with a professional services organization that offers a range of services including application development and project management. We have designed these services to shorten time-to-market, reduce project implementation risk and improve our clients' competitive position. We believe that our ability to successfully deliver an integrated solution to our clients that includes both software and professional services provides us with a significant competitive advantage.

     Enterprises are building speech-activated services with our products that will automate and enhance customer service by making it easier for customers to retrieve information and conduct transactions without waiting on hold or speaking to an agent. Examples of phrases that can be understood by applications enabled by our software are: "What is my checking account balance?" and "Buy 100 shares of General Electric at the market price." These services can improve the caller's experience and reduce the need for expensive customer service representatives.

     Communication carriers and their partners are building speech-activated services with our products that we believe have the potential to change the way people use the telephone for network services. Applications have been built, and enabled by our software, that can understand phrases such as "Call Mike Phillips at home," and "Forward this message to Bill O'Farrell." In addition, a new class of service providers, known as voice or speech portals, is using our software to build applications that can understand phrases such as: "What is the weather in Paris?" and "What was the score of the Red Sox game today?" These services can differentiate one carrier's service offering from another and increase the ability of carriers to attract and retain users.

     Since shipping our first products in 1996, we have received numerous awards for our product capabilities and our industry leadership, including Industry Week's Technology of the Year Award and Frost & Sullivan's Market Strategy Leadership Award. To date, we have licensed SpeechWorks software to more than 170 clients worldwide in a variety of industries including retail, financial services, pharmaceuticals, telecommunications, technology, distribution and travel. Our clients include Amtrak, Apple Computer, BellSouth IntelliVentures, CellularOne, Continental Airlines, DLJ Direct, E*TRADE, MapQuest.com, MCI WorldCom, McKessonHBOC, NetByTel.com, Nortel Networks, Quack.com, SingTel Mobile, United Airlines and Universal Electronics.

     Our goal is to become the leading global provider of speech-activated solutions. The key elements of our strategy are to:

   . maintain our leadership position in the market for speech-enabled business solutions,

   .  extend our technology lead,

   . leverage our professional services capabilities to accelerate acceptance of our speech-activated solutions,

   .  expand our international presence,

   .  expand our sales channels to drive market penetration, and

   .  build awareness of our brand.

Recent Developments

     In June 2000, we entered into a development and license agreement with AT&T Corp. to develop and sell products that use AT&T speech technology. The technology includes AT&T's speech software and text-to-speech software, as well as other technology related to computer processing of the human voice. AT&T has agreed to assist us in marketing to AT&T business units the products and services that we develop. In return for these licenses and assistance, we issued 1,045,158 shares of common stock to AT&T.

     In June 2000, we entered into a software license, professional services and marketing agreement with America Online to enable America Online to develop voice portals to its online services. In connection with this agreement, America Online has agreed to purchase $5.0 million of our common stock in a private placement concurrent with this offering at a purchase price per share equal to the lesser of $12.46 and 89% of the price to the public in this offering. In addition, we have issued America Online warrants to purchase up to 765,422 shares of our common stock at an exercise price per share equal to the lesser of $12.46 and 89% of the price to the public in this offering.

     In June 2000, we entered into a letter of intent with Net2Phone under which we will grant a software license and provide professional services to Net2Phone and pursue joint marketing and promotional efforts. In connection with this letter of intent, Net2Phone has agreed to purchase $4.0 million of our common stock in a private placement concurrent with this offering at a purchase price per share equal to the lesser of $12.46 and 89% of the price to the public in this offering.

                              ----------------

     Our principal executive offices are located at 695 Atlantic Avenue, Boston, Massachusetts 02111. Our telephone number is 617-428-4444. Our primary web site is located at www.speechworks.com. The information contained on this web site is not a part of this prospectus. We were incorporated in Massachusetts in May 1994 and reincorporated in Delaware in August 1995.

                                  The Offering

Common stock offered by SpeechWorks........ 4,750,000 shares
Common stock to be outstanding after this
 offering.................................. 28,999,405 shares
Use of proceeds............................ Primarily for general corporate purposes, including working capital, sales and marketing, research and
                                            development, capital expenditures and potential
                                            strategic acquisitions or investments. See "Use of
                                            Proceeds."
Proposed Nasdaq National Market symbol..... SPWX

     The share amounts in the above table are based on shares outstanding as of June 20, 2000. The above table excludes:

   . 9,702,322 shares of common stock reserved for issuance under our stock option plans, of which 5,548,078 shares are issuable upon exercise of stock options outstanding as of June 20, 2000 with a weighted average exercise price of $2.88 per share,

   . 854,947 shares of common stock reserved for issuance upon the exercise of warrants outstanding as of June 20, 2000 with a weighted average exercise price of $2.35 per share,

   . 765,422 shares of common stock reserved for issuance upon the exercise of warrants issued to America Online on June 30, 2000 with an exercise price per share equal to the lesser of $12.46 and 89% of the price to the public in this offering, and

   . 200,000 shares of common stock reserved for issuance under our employee stock purchase plan.

                               ------------------

     Unless otherwise indicated, all information in this prospectus:

   . reflects the automatic conversion of all of our outstanding convertible preferred stock into 16,415,158 shares of common stock upon the closing of this offering,

   . reflects a three-for-two stock split of shares of our common stock effected on January 5, 2000,

   . reflects the issuance in private placements concurrent with this offering of 401,284 shares of common stock to America Online and 321,027 shares to Net2Phone based upon an assumed initial public offering price of $14.00 per share, the mid-point of the range set forth on the cover page of this prospectus,

   . assumes the filing of our restated certificate of incorporation and the adoption of our amended and restated bylaws, each as contemplated to be in effect as of the closing of this offering, and

   .  assumes no exercise of the underwriters' over-allotment option.

                      Summary Consolidated Financial Data

     The table below sets forth summary financial data for the periods indicated. It is important that you read this information together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes for the years ended December 31, 1997, 1998 and 1999 and the three-month periods ended March 31, 1999 and 2000 beginning on page F-1. The pro forma basic and diluted net loss per common share reflects the assumed conversion of all outstanding convertible preferred stock into common stock upon completion of this offering as if such conversion occurred on January 1, 1999 or, if later, the date of original issue.

                                                          Three Months Ended
                              Year Ended December 31,          March 31,
                              --------------------------  --------------------
                               1997     1998      1999      1999       2000
                              -------  -------  --------  ---------  ---------
                                 (in thousands, except per share data)
Consolidated Statement of
 Operations Data:
Total revenue...............  $ 2,042  $ 5,850  $ 14,011  $   3,290  $   5,087
Gross profit (excluding
 stock compensation of $139,
 $5 and $93 in 1999 and the
 three month periods ended
 March 31, 1999 and 2000,
 respectively)..............    1,220    2,926     5,880      1,068      3,198
Loss from operations........   (2,880)  (5,979)  (15,739)    (2,475)    (6,107)
Net loss....................   (2,520)  (5,760)  (15,463)    (2,460)    (6,099)
Net loss attributable to
 common stockholders........   (3,053)  (6,549)  (17,367)    (2,703)    (6,699)
Basic and diluted net loss
 per common share...........  $ (0.83) $ (1.44) $  (3.28) $   (0.57) $   (1.19)
Shares used in computing
 basic and diluted net loss
 per common share...........    3,696    4,537     5,298      4,784      5,644
Pro forma basic and diluted
 net loss per common share..                    $  (0.87)            $   (0.31)
Shares used in computing pro
 forma basic and net loss
 per common share...........                      17,686                19,515

     The pro forma balance sheet data give effect to:

   . the issuance of 2,544,681 shares of series E convertible preferred stock on April 11, 2000 for net proceeds of $19.9 million,

   . the issuance to AT&T of 1,045,158 shares of common stock on June 5, 2000, and

   . the automatic conversion upon the completion of this offering of all of our outstanding convertible preferred stock into a total of 16,415,158 shares of common stock.

     The pro forma as adjusted balance sheet data further adjusts the pro forma data to give effect to:

   . the sale by us in this offering of 4,750,000 shares of common stock at an assumed initial offering price of $14.00 per share, the mid-point of the range set forth on the cover page of this prospectus which, after deducting the underwriting discounts and commissions and estimated offering expenses, results in net proceeds to us of $60.1 million,

   . the issuance in private placements concurrent with this offering of 401,284 shares of common stock to America Online and 321,027 shares of common stock to Net2Phone based upon an assumed initial public offering price of $14.00 per share for aggregate proceeds of $9.0 million, and

   . the issuance to America Online of warrants to purchase 765,422 shares of common stock at an exercise price of $12.46 per share based upon an assumed initial public offering price of $14.00 per share.

                                                            March 31, 2000
                                                       -------------------------
                                                                          Pro
                                                                  Pro   Forma As
                                                       Actual    Forma  Adjusted
                                                       -------  ------- --------
                                                            (in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents............................. $ 5,029  $24,959 $94,100
Working capital.......................................   5,639   25,569  97,899
Total assets..........................................  17,346   48,773 127,484
Long-term debt, less current portion..................     667      667     667
Redeemable convertible preferred stock................  44,107       --      --
Total stockholders' equity (deficit).................. (34,432)  41,101 119,814

                                  RISK FACTORS

     You should consider carefully the risks described below and all other information contained in this prospectus before making an investment decision. If any of the following risks actually occur, our business could be adversely affected. In that event, the trading price of our common stock could decline, and you may lose part or all of your investment.

Risks Related To Our Business

We have a history of losses and we expect to continue to incur net losses for the forseeable future that may depress our stock price.

     We have accumulated losses of $36.0 million since our inception in May 1994 through March 31, 2000, and we expect to incur net losses for the foreseeable future. Net losses were $5.8 million for the year ended December 31, 1998, $15.5 million for the year ended December 31, 1999 and $6.1 million for the three-month period ended March 31, 2000. We anticipate continuing to incur significant sales and marketing, research and development and general and administrative expenses and, as a result, we will need to generate higher revenues to achieve and sustain profitability. We cannot be certain we will realize sufficient revenues to achieve profitability. Moreover, if we were to achieve profitability, we may not be able to sustain or increase our profitability on a quarterly or annual basis. Any additional financing that we may require in the future may not be available at all or, if available, may be on terms unfavorable to us. Failure to achieve or maintain profitability may depress the market price of our common stock, and any additional financing may dilute your ownership interest in SpeechWorks.

We expect our quarterly revenues and operating results to fluctuate. If our quarterly operating results fail to meet the expectations of financial analysts and investors, the trading price of our common stock may decline.

     Our revenues and operating results are likely to vary significantly from quarter to quarter. A number of factors are likely to cause these variations, including:

   . the timing of sales of our products and services, particularly in light of our dependence on a relatively small number of large orders,

   . the timing of product implementations, particularly large client design projects,

   .  unexpected delays in introducing new products and services,

   . increased expenses, whether related to sales and marketing, product development or administration,

   . deferral of recognition of our revenue in accordance with applicable accounting principles due to the time required to complete projects,

   .  the mix of product license and services revenue,

   .  the mix of domestic and international sales, and

   .  costs related to possible acquisitions of technology or businesses.

     For example, in 1999 our quarterly revenues and operating results were affected by delays in several large orders and services projects and the timing of orders for resold hardware and facilities management services, which are provided only on an as-requested basis, and accordingly are relatively difficult to predict.

Because of the volatility of our quarterly results and the difficulty in predicting our future performance, our operating results may fall below the expectations of analysts or investors and, as a result, the price of our common stock may decline.

Speech-activated systems are relatively new products, and our success will depend on our ability to educate prospective clients on the commercial viability of the products. If speech-activated systems are not accepted by our potential clients and their customers, our business will be harmed.

     Our business would be harmed if use of speech-activated e-business solutions does not continue to develop, or develops more slowly than we expect. Our market is relatively new and rapidly evolving. Our future success depends on the acceptance by current and future clients and their customers of speech-activated services as an integral part of their businesses. The size of our market will depend in part on consumer acceptance of automated speech systems and the actual and perceived quality of these systems. The adoption of speech-activated services could be hindered by the perceived costs of this new technology, as well as the reluctance of enterprises that have invested substantial resources in existing call centers, touch-tone-based systems or internet-based e-business infrastructures to replace or enhance their current systems with this new technology. Accordingly, in order to achieve commercial acceptance, we will have to educate prospective clients, including large, established telecommunications companies, about the uses and benefits of speech-activated services in general and our products in particular. If these efforts fail, or if speech-activated software platforms do not achieve broad commercial acceptance, our business could be significantly harmed and our revenues could decline. In addition, the continued development of new and evolving wireless technologies using a visual web browser interface could adversely affect the demand for speech-activated services.

We currently rely on a limited number of large orders for substantially all of our revenues. As a result, our inability to secure additional significant clients during a given period or the loss of one major client could cause our quarterly results of operation to suffer. Our stock price may also be adversely affected by unexpected quarterly revenue declines caused by delays in revenue recognition.

     Due to the nature of our business, in any quarter we are dependent upon a limited number of orders that are relatively large in relation to our overall revenues. Our speech-activated products and services require significant expenditures by our clients and typically involve lengthy sales cycles. We may spend significant time and incur substantial expenses educating and providing information to prospective clients. Any failure to complete a sale to a prospective client during a quarter could result in revenues and operating results for the quarter that are lower than expected.

     In addition, as a result of the significant time required to deliver or perform a client order, we may be unable to recognize revenue related to a client order until well after we receive the order. Our dependence on large client orders and the delay in recognizing revenue relating to these orders make it difficult to forecast quarterly operating results. This could cause our stock price to be volatile or to decline.

If we fail to develop new products and services in the face of our industry's rapidly evolving technology, our future operating results may be adversely affected.

     Our growth and future operating results will depend, in part, on our ability to keep pace with:

   .  rapidly changing speech recognition technology,

   .  evolving industry standards and practices,

   . frequent new speech-activated service and product introductions and enhancements, and

   . changing client requirements and preferences for their automated speech systems.

     Any delay or failure on our part in responding quickly, cost-effectively and sufficiently to these developments could render our existing speech-activated products and services obsolete and have an adverse effect on our competitive position. We may have to incur substantial expenditures to modify or adapt our speech-activated products and services to respond to technological changes. We must stay abreast of cutting-edge technological developments and evolving service offerings to remain competitive and increase the utility of our speech-activated services. We must be able to incorporate new technologies into the speech-activated e-business solutions we design and develop to address the increasingly complex and varied needs of our client base. If we are unable, for technological or other reasons, to develop and introduce new and enhanced products and to respond to changing client requirements and preferences in a timely manner, we may lose existing customers and fail to attract new customers, which could result in a significant decline in our revenues.

Our application software may contain defects, which could result in delayed or lost revenue, expensive corrections, liability to our clients and claims against us.

     We design, develop and implement complex speech-activated e-business solutions that are crucial to the operation of our clients' businesses. Defects in the solutions we develop could result in delayed or lost revenue, adverse client reaction and negative publicity about us or our products and services or require expensive corrections. Also, due to the developing nature of speech recognition technology, speech-recognition products are not currently and may never be accurate in every instance. In addition, third party technology that is included in our products could contain errors or defects. Clients who are not satisfied with our products or services could bring claims against us for substantial damages, which, even if unsuccessful, would likely be time consuming and could result in costly litigation and payment of damages. Such claims could have an adverse effect on our financial results and competitive position.

Our current and potential competitors in the speech-activated e-business solutions market, some of whom have greater resources and experience than we do, may offer products and services that may cause demand for, and the prices of, our products to decline.

     A number of companies have developed, or are expected to develop, products and services that compete with our speech-activated e-business solutions. Competitors in the speech-activated e-business solutions market include IBM, Lernout and Hauspie Speech Products, Locus Dialogue, Lucent Technologies, Nuance Communications, Philips Electronics and Phonetic Systems. We expect additional competition from other companies such as Microsoft, which recently acquired a voice interface technology company. Furthermore, we expect consolidation in our industry, and other companies may enter our markets by acquiring or entering into strategic relationships with our competitors. Current and potential competitors have established, or may establish, cooperative relationships among themselves or with third parties to increase the abilities of their advanced speech and language technology products to address the needs of our prospective customers.

     Many of our current and potential competitors have longer operating histories, significantly greater financial, technical, product development and marketing resources, greater name recognition or larger client bases than we do. Our present or future competitors may be able to develop speech-activated products and services comparable or superior to those we offer, adapt more quickly than we do to new technologies, evolving industry trends and standards or client requirements, or devote greater resources to the development, promotion and sale of their products and services than we do. Accordingly, we may not be able to compete effectively in our markets, competition may intensify and future competition may cause demand for and the prices of our products to decline, which could adversely affect our sales and profitability.

If the standards we have selected to support are not adopted as the standards for speech-activated software, businesses might not use our speech-activated software platform for delivery of applications and services, and our revenue growth could be negatively affected.

     The market for speech-activated services software is new and emerging and industry software standards have not yet been established. We may not be competitive unless our products support changing industry software standards. The emergence of industry standards other than those we have selected to support, whether through adoption by official standards committees or widespread usage, could require costly and time consuming redesign of our products. If these standards become widespread and our products do not support them, our clients and potential clients may not purchase our products, and our revenue growth could be adversely affected. Multiple standards in the marketplace could also make it difficult for us to design our products to support all applicable standards, which could also result in decreased sales of our products.

We have and intend to continue expanding our international operations. Because of the risks involved with operating a business in foreign countries, we may not be successful and our business could be harmed.

     Our international sales represented 2.6% of our revenue in 1999 and 13.8% in the first quarter of 2000. We have recently expanded our direct and indirect international sales force with the expectation of increasing international revenues. We have limited experience in international operations and international product and service sales, and there can be no assurance we will be successful in growing our international business. We are subject to a variety of risks associated with conducting business internationally, any of which could harm our business. These risks include:

   .   difficulties and costs of staffing and managing foreign operations,

   . difficulties in establishing and maintaining an effective international reseller network,

   . the burden of complying with a wide variety of foreign laws, particularly with respect to intellectual property and license requirements,

   .   political and economic instability outside the United States,

   .   import or export licensing and product certification requirements,

   . tariffs, duties, price controls or other restrictions on foreign currencies or trade barriers imposed by foreign countries,

   .   potential adverse tax consequences, including higher marginal rates,

   .   unfavorable fluctuations in currency exchange rates, and

   . limited ability to enforce agreements, intellectual property rights and other rights in some foreign countries.

In order to increase our international sales, we must develop localized versions of our products. If we are unable to do so, we may be unable to grow our revenue and execute our business strategy.

     In order to expand our international sales, we intend to invest significant resources to create and refine different speech recognition models for each particular language or dialect. These speech recognition models are required to create versions of our products that understand the local language or dialect. If we fail to develop localized versions of our products, our ability to address international market opportunities and to grow our business will be limited. In addition, we are required to invest resources to develop these versions of our products in advance of the receipt of revenues. We may be unable to recognize revenues sufficient to render these products profitable.

Growth in our operation may strain our resources, management information systems and controls, which may reduce our chances of achieving profitability.

     We have recently experienced significant growth. From December 31, 1998 to June 20, 2000, our number of employees increased from 86 to 246. We intend to continue to expand our business operations significantly in the future. We will need to expand our management, operational, financial and human resources, as well as management information systems and controls, to support our anticipated future growth. If we are successful, this growth will place a strain on the ability of our management team to execute our business plan. In addition, we will be required to make significant investments in personnel, management systems and resources. The expansion of these systems will place a significant burden on our management team and our information technology staff, and these systems may not be effective once implemented. Our status as a public company will also place significant additional administrative burdens on our management team. If we do not manage this growth, our business will suffer.

We rely on our intellectual property rights, and if we are unable to protect these rights, we may face increased competition. Protection of our intellectual property rights is uncertain and may be costly.

     Intellectual property rights are important in our industry. We rely on a combination of patent, copyright, trademark and trade secret laws, as well as confidentiality, assignment of rights to inventions, and/or license agreements with our employees, consultants and corporate or strategic partners to protect our intellectual property rights. These legal protections afford only limited protection and may be time-consuming and expensive to obtain and maintain. Further, despite our efforts, we may be unable to prevent third parties from unauthorized use of our intellectual property. Monitoring unauthorized use of our intellectual property is difficult, and we cannot be certain that the steps we have taken will be effective to prevent unauthorized use.

     Litigation may be necessary to enforce our intellectual property rights and trade secrets. These lawsuits, regardless of their success, would likely be time consuming and expensive to resolve and would divert management's time and attention away from our business.

We may expend significant resources to defend against claims of infringement by third parties, and if we are not successful we may lose significant rights or be required to enter into disadvantageous license or royalty arrangements.

     Currently, in the software industry there are frequent assertions of patent infringement by owners of patents, and assertions of other violations of intellectual property rights such as trademarks, copyrights, and trade secrets. In addition, there are a large number of patents in the speech recognition area. Although we do not believe that we are infringing on any patent rights, the holders of patents may claim that we are doing so. If any claim was made against us, our business could be harmed, particularly if we are unsuccessful in defending such claim. If we are forced to defend any claim, whether it is with or without merit or is determined in our favor, then we may face costly litigation, diversion of technical and management personnel, delays in future product releases or injunctions preventing us from selling our products and services. We may also be required to enter into costly and burdensome royalty and licensing agreements. Any royalty or licensing agreements, if required, may not be available on terms acceptable to us, or at all.

Our products incorporate technology we license from others. Our inability to maintain these licenses could have a material adverse effect on our business.

     Some of the technology included in or operating in conjunction with our products is licensed by us from others. Certain of these license agreements are for limited terms. If for any reason these license agreements terminate, we may be required to seek alternative vendors and may be unable to obtain similar technology on favorable terms or at all. If we are unable to obtain alternative license agreements, we could be required to modify some features of our products, which could adversely affect sales of our products and services.

We rely on resellers and original equipment manufacturers for a portion of our sales. The loss of one or more significant resellers or original equipment manufacturers could limit our ability to sustain and grow our revenues.

     In 1999, 14.8% of our sales were attributable to our resellers and original equipment manufacturers, or OEMs, especially InterVoice-BRITE which accounted for 10.9% of our sales in 1999. We intend to increase our sales through resellers in the future. As a result, we are in part dependent upon the continued success and viability of our resellers and OEMs, as well as their continued interest in selling our products. The loss of a key reseller or OEM or our failure to develop and sustain new reseller and OEM relationships could limit our ability to sustain and grow our revenues.

     Our contracts with our resellers and OEMs generally do not require them to purchase our products. Our resellers and OEMs are independent companies over which we have limited control. Our resellers and OEMs could cease to market our products or devote significant resources to the sale of our products. Any failure of our resellers or OEMs to successfully market and sell our products could result in revenues that are lower than anticipated. In addition, our resellers and OEMs possess confidential information concerning our products and operations. Although we have nondisclosure agreements with our resellers and OEMs, a reseller or OEM could use our confidential information in competition with us, which could adversely affect our competitive position and revenues.

We rely upon the continued service and performance of a relatively small number of senior management and key technical personnel. Moreover, competition for qualified personnel is intense. We may not be able to retain or recruit necessary personnel, which could impact the management and development of our business.

     Our future success depends on our retention of a small number of senior management and key technical personnel, such as Stuart R. Patterson, our President and Chief Executive Officer, and Michael S. Phillips, our Chief Technology Officer and co-founder. We do not have key person life insurance policies covering any of our employees. The loss of services of any of our executive officers or key personnel could have a negative effect on our ability to grow.

     We need to attract and retain managerial and highly-skilled technical personnel for whom there is intense competition. If we are unable to attract and retain managerial and qualified technical personnel, our results of operations could suffer and we may never achieve profitability.

Our business will be harmed if we fail to hire or retain qualified sales personnel, or if newly hired salespeople fail to develop the necessary sales skills or develop these skills more slowly than we anticipate.

     Our financial success depends to a large degree on the ability of our direct sales force to increase sales. Therefore, our ability to increase revenue in the future depends considerably upon our success in recruiting, training and retaining additional direct sales personnel and the success of the direct sales force. Also, it may take a new salesperson a number of months before he or she becomes a productive member of our direct sales force.

Risks Related To This Offering

Our share price is likely to be highly volatile because shares of our common stock have not been publicly traded before, and this volatility may depress our stock price and negatively impact your investment.

     Following this offering, the price for our common stock could be highly volatile and subject to wide fluctuations in response to the following factors:

   . quarterly variations in our operating results due to prolonged sales cycles, project delays and deviations between actual and expected sales,

   . announcements of technical innovations, new products or services by us or our competitors,

   . changes in investor perception of us or the market for our products and services,

   .  changes in financial estimates by securities analysts, and

   .  changes in general economic and market conditions.

     The stocks of many technology companies have experienced significant fluctuations in trading price and volume. This fluctuation may reduce the price of our common stock, without regard or in a manner that is disproportionate to our operating performance. Investors may have difficulty reselling their shares of our common stock following a period of fluctuation because of the market's adverse reaction to such fluctuation. Declines in the market price of our common stock could also adversely affect employee morale and retention, our access to capital and other aspects of our business.

If our share price is volatile, we may become subject to securities litigation, which is expensive and could divert our resources.

     In the past, following periods of market volatility in the price of a company's securities, security holders have instituted class action litigation. Many companies in the software industry have been subject to this type of litigation. If the market value of our common stock experiences adverse fluctuations and we become involved in this type of litigation, regardless of the outcome, we could incur substantial legal costs and our management's attention could be diverted. This could cause our business and financial results to suffer.

No public market has existed for our common stock and an active trading market may not develop or be sustained.

     Before this offering, there has been no public market for our common stock. We cannot assure you that an active trading market will develop or be sustained after this offering. You may not be able to resell your common stock at or above the initial public offering price. The initial public offering price will be determined through negotiations between the underwriters and us and may not be indicative of the market price for our common stock after this offering.

The sale of a substantial number of shares of our common stock after this offering may cause the price of our common stock to decline.

     The market price of our common stock could decline as a result of sales of substantial amounts of common stock, including shares issued upon the exercise of outstanding options and warrants, in the public market after the closing of this offering. The market price could also decline as a result of the perception that substantial sales could occur. These sales also might make it difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.

     After this offering and the concurrent issuance in private placements of 401,284 shares of common stock to America Online and 321,027 shares of common stock to Net2Phone based upon as assumed initial public offering price of $14.00 per share, the mid-point of the range set forth on the cover page of this prospectus, we will have 28,999,405 shares of common stock outstanding.

     The shares of common stock outstanding upon the completion of this offering will be available for sale in the public market as follows:

 pproximateA
 Number of
  Shares                                        Description
-----------                                     -----------
  4,710,492   After the date of this prospectus, freely tradable shares sold in this offering, and shares freely saleable under Rule 144(k) that are not subject to the 180-day lock-up.
     43,492   After 90 days from the date of the prospectus, shares saleable under Rule 144 and not subject to the 180-day lock-up.
 18,294,655   After 180 days from the date of this prospectus, the 180-day lock-up is released and these shares are saleable under Rule 144, subject in some cases to volume limitations or Rule 144(k).
  5,950,766   At various times after 180 days from the date of this prospectus, restricted shares that will become saleable under Rule 144 upon being held for one year.

     America Online, AT&T, Net2Phone, holders of our convertible preferred stock and some of our warrantholders have registration rights for the shares of common stock currently owned or to be issued to them. These registration rights could result in sales of a significant number of shares, which could adversely affect the trading price of our common stock.

The net tangible book value of our common stock will be less than the initial public offering price paid by investors, and we have a large number of outstanding options and warrants to purchase common stock with exercise prices below the initial public offering price. Therefore, you will incur immediate and substantial dilution in the book value of your investment and may incur further dilution.

     If you purchase shares of common stock in this offering, you will experience immediate and substantial dilution of $10.57 in pro forma net tangible book value per share based on our book value as of March 31, 2000 and an assumed initial public offering price of $14.00 per share. We also have a large number of stock options and warrants to purchase common stock outstanding with exercise prices significantly below the initial public offering price of the common stock. To the extent these options and warrants are exercised, there will be further dilution. We intend to continue to grant stock options to our employees as part of our general compensation practices.

Our executive officers, directors and principal stockholders own a significant percentage of our common stock and may make decisions that you do not consider to be in your best interest.

     Immediately after this offering, our executive officers, directors and principal stockholders will, in the aggregate, hold approximately 34.4% of our outstanding common stock. Accordingly, these stockholders will be able to control us through their ability to determine the outcome of the election of our directors, amend our certificate of incorporation and bylaws and take other actions requiring the vote or consent of stockholders, including mergers, going private transactions and other extraordinary transactions and the terms of any of these transactions. The ownership position of these stockholders may have the effect of delaying, deterring or preventing a change in control or a change in the composition of our board of directors.

Anti-takeover provisions and our right to issue preferred stock could delay or prevent a third party acquisition of us, which could depress our stock price.

     Provisions of our charter and bylaws may make it more difficult for a third party to acquire, or discourage a third party from attempting to acquire, control of us. These provisions could limit the price that investors might be willing to pay in the future for shares of our common stock. These provisions include:

   .  the division of the board of directors into three separate classes,

   . prohibitions on our stockholders from acting by written consent and calling special meetings,

   . procedures for advance notification of stockholder nominations and proposals, and

   . the ability of the board of directors to alter our bylaws without stockholder approval.

     Also, upon completion of this offering, we will be subject to the antitakeover provisions of the Delaware General Corporation Law, including
Section 203, which may deter potential acquisition bids for our company.

     In addition, our board of directors has the authority to issue up to 10,000,000 shares of preferred stock and to determine the price, rights, preferences, privileges and restrictions, including voting rights, of those shares without any further vote or action by our stockholders. The issuance of preferred stock, while providing flexibility in connection with possible financings or acquisitions or for other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of our outstanding voting stock.

We may apply the proceeds from this offering to uses that do not increase our profits or market value.

     We have significant flexibility in applying the proceeds we receive in this offering. Our management has broad discretion as to how to spend the proceeds from this offering and may spend these proceeds in ways with which our stockholders may not agree. Our management has not determined how the offering proceeds will be allocated among various uses. Accordingly, the net proceeds may be used for corporate purposes that do not increase our profitability or our market value.

We do not intend to pay dividends on our common stock.

     We currently intend to retain any future earnings for funding growth and do not anticipate paying any dividends in the foreseeable future. Therefore, you will need to sell your shares of common stock in order to realize a return on your investment, if any. Our credit facility currently prohibits the payment of cash dividends on our capital stock.

                           FORWARD-LOOKING STATEMENTS

     This prospectus contains forward-looking statements. These forward-looking statements are not historical facts but rather are based on current expectations, estimates and projections about our industry, our beliefs and our assumptions. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates" and variations of these words and similar expressions, are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control, are difficult to predict and could cause actual results to differ significantly from those expressed, implied or forecasted in the forward-looking statements. These risks and uncertainties include, among others, those described in "Risk Factors" and elsewhere in this prospectus. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect our management's view only as of the date of this prospectus.

                              ------------------

     SpeechWorks is a registered trademark, and SpeechSite, SpeechWorks Here, DialogModules, SMARTRecognizer, SpeechCare, SpeechSpot and the SpeechWorks logo are trademarks of SpeechWorks International, Inc. This prospectus also contains other trademarks, tradenames and service marks of other companies, which are the property of their respective owners.

                                USE OF PROCEEDS

     We estimate that we will receive net proceeds of $60.1 million from the sale of the shares of common stock in this offering, assuming an initial public offering price of $14.00 per share, which is the mid-point of the range set forth on the cover page of this prospectus, and after deducting estimated underwriting discounts and commissions and estimated offering expenses. If the underwriters exercise their over-allotment option in full, we estimate that our net proceeds will be $69.4 million.

     We currently estimate that we will use the net proceeds of this offering as follows:

   .  15% for research and development,

   .  35% for sales and marketing,

   .  10% for capital expenditures, and

   .  40% for working capital, and other general corporate purposes.

     The amounts and timing of our actual expenditures will depend on numerous factors, including market acceptance of our speech-activated e-business solutions and services, the amount of cash generated by our operations and products and services introduced by competitors. We may also use a portion of the net proceeds to acquire or invest in businesses or technologies that are complementary to our business. However, we have not targeted any particular technology or business for acquisition. We have no current agreements or commitments nor are we negotiating with any other party with respect to any acquisitions or investments. Our management will have broad discretion concerning the use of the net proceeds of the offering. Pending these uses, we intend to invest the net proceeds of this offering in investment-grade, interest-bearing securities. We believe that the net proceeds of this offering and the concurrent private placements, together with existing cash and cash equivalents, will be sufficient to meet our working capital and capital expenditure requirements for at least the next 12 months.

                                DIVIDEND POLICY

     We have not paid any cash dividends in the past and do not intend to pay cash dividends on our common stock for the foreseeable future. Instead, we intend to retain all earnings for use in the operation and expansion of our business. Our credit facility currently prohibits the payment of cash dividends on our capital stock.

                                 CAPITALIZATION

     The following table sets forth our capitalization as of March 31, 2000:

   .  on an actual basis,

   . on a pro forma basis to give effect to the issuance of 2,544,681 shares of our series E convertible preferred stock on April 11, 2000 for net proceeds of $19.9 million, the issuance to AT&T of 1,045,158 shares of common stock on June 5, 2000, the automatic conversion upon completion of this offering of all of our outstanding convertible preferred stock into a total of 16,415,158 shares of common stock, and the filing of our restated certificate of incorporation in connection with the effectiveness of this offering increasing our authorized shares of common stock to 100,000,000 and preferred stock to 10,000,000, and

   . on a pro forma as adjusted basis to further adjust the pro forma information to give effect to the sale by us in this offering of 4,750,000 shares of common stock at an assumed initial public offering price of $14.00 per share, the mid-point of the range set forth on the cover page of this prospectus, after deducting the underwriting discounts and commissions and estimated offering expenses, the issuance in private placements concurrent with this offering of 401,284 shares of common stock to America Online and 321,027 shares of common stock to Net2Phone based upon an assumed initial public offering price of $14.00 per share and the issuance to America Online of warrants to purchase 765,422 shares of common stock at an exercise price of $12.46 per share based upon an assumed initial public offering price of $14.00 per share, and the application of the net proceeds from this offering and the concurrent private placements.

     The following capitalization table excludes:

   . 9,881,236 shares of common stock reserved for issuance under our stock option plans, of which 4,696,769 shares were subject to outstanding options at March 31, 2000 with a weighted average exercise price of $1.73 per share,

   . 1,030,223 shares of common stock, net of cancellations, subject to stock options granted after March 31, 2000 with a weighted average exercise price of $7.79,

   . 807,237 shares of common stock reserved for issuance upon the exercise of warrants outstanding as of March 31, 2000 with a weighted average exercise price of $2.02 per share,

   . 813,132 shares of common stock reserved for issuance upon the exercise of warrants issued after March 31, 2000 with a weighted average exercise price of $12.19 per share, and

   . 200,000 shares of common stock reserved for issuance under our employee stock purchase plan.

     This information should be read in conjunction with our consolidated financial statements and the related notes to those statements included in this prospectus.

                                                   March 31, 2000
                                        -----------------------------------------
                                                                    Pro Forma
                                          Actual     Pro Forma     As Adjusted
                                        -----------  -----------  ---------------
                                        (in thousands, except share amounts)
Cash and cash equivalents.............  $     5,029      $24,959   $     94,100
                                        ===========  ===========   ============
Current portion of notes payable and
 capital lease obligations............  $       593  $       593   $        593
                                        ===========  ===========   ============
Notes payable, net of current
 portion..............................  $       667  $       667   $        667
                                        -----------  -----------   ------------
Redeemable convertible preferred
 stock, $0.001 par value:
  Series E; no shares authorized,
   issued and outstanding--actual, pro
   forma and pro forma as adjusted....           --           --             --
  Series D; 2,800,000 shares
   authorized, 2,671,389 shares issued
   and outstanding--actual; no shares
   authorized, issued and
   outstanding--pro forma and pro
   forma as adjusted..................       25,118           --             --
  Series C; 1,626,092 shares
   authorized, issued and
   outstanding--actual; no shares
   authorized, issued and
   outstanding--pro forma and pro
   forma as adjusted..................        7,664           --             --
  Series B; 2,474,500 shares
   authorized, issued and
   outstanding--actual; no shares
   authorized, issued and
   outstanding--pro forma and pro
   forma as adjusted..................        8,175           --             --
  Series A; 2,475,000 shares
   authorized, issued and
   outstanding--actual; no shares
   authorized, issued and
   outstanding--pro forma and pro
   forma as adjusted..................        3,150           --             --
                                        -----------  -----------   ------------
Total redeemable convertible preferred
 stock................................       44,107           --             --
                                        -----------  -----------   ------------
Stockholders equity (deficit):
Preferred stock, $0.001 par value; no
 shares authorized, issued or
 outstanding--actual; 10,000,000
 shares authorized, no shares issued
 and outstanding--pro forma and pro
 forma as adjusted....................           --           --             --
Common stock, $0.001 par value;
 22,000,000, 100,000,000 and
 100,000,000 shares authorized--
 actual, pro forma and pro forma as
 adjusted, respectively; 5,888,327,
 23,348,643 and 28,820,954 shares
 issued and outstanding--actual, pro
 forma and pro forma as adjusted,
 respectively.........................            6           23             29
Additional paid-in capital............        7,172       87,879        166,586
Deferred stock compensation...........       (5,584)      (5,584)        (5,584)
Accumulated deficit...................      (36,026)     (41,217)       (41,217)
                                        -----------  -----------   ------------
Total stockholders' equity (deficit)..      (34,432)      41,101        119,814
                                        -----------  -----------   ------------
Total capitalization..................  $    10,342  $    41,768   $    120,481
                                        ===========  ===========   ============

                                    DILUTION

     Our pro forma net tangible book value as of March 31, 2000 was $29.6 million, or $1.27 per share of common stock. Pro forma net tangible book value per share represents the amount of total tangible assets less total liabilities, divided by the number of outstanding shares of common stock, after giving effect to:

    .  the sale of our series E convertible preferred stock in April 2000,

    .  the issuance of 1,045,158 shares of common stock to AT&T in June
       2000,

    . the automatic conversion of all of our convertible preferred stock into common stock upon the completion of this offering.

After giving effect to this offering and the receipt of $60.1 million of estimated net proceeds from this offering based upon an assumed offering price of $14.00 per share, the mid-point of the range set forth on the cover page of this prospectus, and the receipt of $9.0 million from the concurrent private placements of common stock to America Online and Net2Phone, our pro forma net tangible book value as of March 31, 2000 would have been $98.7 million, or $3.43 per share of common stock. This represents an immediate increase in pro forma net tangible book value of $2.16 per share to our existing stockholders, and an immediate dilution in pro forma net tangible book value of $10.57 per share to new investors purchasing shares in this offering. The share amounts in the tables below are based on shares outstanding as of March 31, 2000 and exclude:

    . 9,881,236 shares of common stock reserved for issuance under our stock option plans, of which 4,696,769 shares were subject to outstanding options at March 31, 2000 with a weighted average exercise price of $1.73 per share,

    . 1,030,223 shares of common stock, net of cancellations, subject to stock options granted after March 31, 2000 with a weighted average exercise price of $7.79,

    . 807,237 shares of common stock reserved for issuance upon the exercise of warrants outstanding as of March 31, 2000 with a weighted average exercise price of $2.02 per share,

    . 813,132 shares of common stock reserved for issuance upon the exercise of warrants issued after March 31, 2000 with a weighted average exercise price of $12.19 per share, and

    . 200,000 shares of common stock reserved for issuance under our employee stock purchase plan.

     The following table illustrates the per share dilution:

    Assumed initial public offering price per share..............        $14.00
      Pro forma net tangible book value per share as of March 31,
       2000......................................................  $1.27
      Increase attributable to concurrent private placements.....   0.33
      Increase attributable to new investors in this offering....   1.83
                                                                   -----
    Pro forma net tangible book value per share after this offer-
     ing                                                                   3.43
                                                                         ------
    Dilution per share to new investors..........................        $10.57
                                                                         ======

     If the underwriters exercise their option to purchase additional shares in the offering, the pro forma net tangible book value per share would be $3.66 per share, the increase in pro forma net tangible book value per share to existing stockholders would be $2.39 per share and the dilution to new investors purchasing shares in this offering would be $10.34 per share.

     The following table summarizes as of March 31, 2000, on the pro forma basis described above, the total number of shares of common stock purchased from us, the total consideration paid to us and the average consideration paid per share by existing stockholders, including for this purpose the investors purchasing shares in the private placements concurrent with this offering, and by new investors purchasing shares in this offering before deducting estimated underwriting discounts and commissions and related offering expenses:

                              Shares Purchased  Total Consideration   Average
                             ------------------ -------------------- Price Per
                               Number   Percent    Amount    Percent   Share
                             ---------- ------- ------------ ------- ---------
    Existing stockholders... 23,348,643    81%  $ 72,210,251    49%   $ 3.09
    Concurrent private
     placements to new
     investors..............    722,311     3      9,000,000     6     12.46
    New investors...........  4,750,000    16     66,500,000    45     14.00
                             ----------   ---   ------------   ---
      Total................. 28,820,954   100%  $147,710,251   100%
                             ==========   ===   ============   ===

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following selected consolidated financial data should be read in conjunction with our consolidated financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations," included elsewhere in this prospectus. The consolidated statement of operations data for the years ended December 31, 1997, 1998 and 1999 and the consolidated balance sheet data as of December 31, 1998 and 1999 have been derived from our audited consolidated financial statements appearing elsewhere in this prospectus. The consolidated statement of operations data for the years ended December 31, 1995 and 1996 and the consolidated balance sheet data as of December 31, 1995, 1996 and 1997 are derived from our audited consolidated financial statements not included in this prospectus. The consolidated statement of operations data for the three months ended March 31, 1999 and 2000 and the consolidated balance sheet data as of March 31, 2000 are derived from unaudited consolidated financial statements included elsewhere in this prospectus. The results for these interim periods are not necessarily indicative of the results for the entire year. There is no difference between historical basic and diluted net loss per common share since potential shares of common stock from the conversion of preferred stock and the exercise of options and warrants are anti-dilutive for all periods presented. The pro forma basic and diluted net loss into per common share reflects the automatic conversion of all our outstanding convertible preferred stock into common stock upon completion of this offering as if converted on January 1, 1999 or, if later, the date of original issue.

                                                                        Three Months
                                 Years Ended December 31,              Ended March 31,
                          -------------------------------------------  ----------------
                           1995    1996     1997     1998      1999     1999     2000
                          ------  -------  -------  -------  --------  -------  -------
                                   (in thousands, except per share data)
Consolidated Statement
 of Operations Data:
Revenue:
Product license.........  $  325  $   542  $   949  $ 1,567  $  3,680  $   341  $ 2,607
Professional services...      65      172      982    2,873     5,944    1,099    2,158
Other revenue...........      13      137      111    1,410     4,387    1,850      322
                          ------  -------  -------  -------  --------  -------  -------
Total revenue...........     403      851    2,042    5,850    14,011    3,290    5,087
                          ------  -------  -------  -------  --------  -------  -------
Cost of revenue:
Cost of product
 licenses...............     212      166       54       52       153        9       45
Cost of professional
 services (excluding
 stock compensation of
 $139, $5 and $93 in
 1999 and the three
 month periods ended
 March 31, 1999 and
 2000, respectively)....      65      218      678    1,982     4,991      974    1,694
Cost of other revenue...      13       65       90      890     2,987    1,239      150
                          ------  -------  -------  -------  --------  -------  -------
Total cost of revenue
 (excluding stock
 compensation of $139,
 $5 and $93 in 1999 and
 the three month periods
 ended March 31, 1999
 and 2000,
 respectively)..........     290      449      822    2,924     8,131    2,222    1,889
                          ------  -------  -------  -------  --------  -------  -------
Gross profit (excluding
 stock compensation of
 $139, $5 and $93 in
 1999 and the three
 month periods ended
 March 31, 1999 and
 2000, respectively)....     113      402    1,220    2,926     5,880    1,068    3,198
                          ------  -------  -------  -------  --------  -------  -------
Operating expenses:
Selling and marketing
 (excluding stock
 compensation of $225,
 $2 and $193 in 1999 and
 the three month periods
 ended March 31, 1999
 and 2000,
 respectively)..........      72      387    1,074    3,867     9,254    1,547    3,794
Research and development
 (excluding stock
 compensation of $97, $2
 and $72 in 1999 and the
 three month periods
 ended March 31, 1999
 and 2000,
 respectively)..........     275      942    1,969    1,881     5,164      898    1,810
General and
 administrative
 (excluding stock
 compensation of $47, $3
 and $35 in 1999 and the
 three month periods
 ended March 31, 1999
 and 2000,
 respectively)..........     263      507    1,057    3,157     6,693    1,086    3,308
Stock compensation......      --       --       --       --       508       12      393
                          ------  -------  -------  -------  --------  -------  -------
Total operating
 expenses...............     610    1,836    4,100    8,905    21,619    3,543    9,305
                          ------  -------  -------  -------  --------  -------  -------
Loss from operations....    (497)  (1,434)  (2,880)  (5,979)  (15,739)  (2,475)  (6,107)
Interest and other
 income (expense), net..      37       99      360      219       276       15        8
                          ------  -------  -------  -------  --------  -------  -------
Net loss................    (460)  (1,335)  (2,520)  (5,760)  (15,463)  (2,460)  (6,099)
Accretion on redeemable
 convertible preferred
 stock..................    (203)    (532)    (533)    (789)   (1,904)    (243)    (600)
                          ------  -------  -------  -------  --------  -------  -------
Net loss attributable to
 common stockholders....  $ (663) $(1,867) $(3,053) $(6,549) $(17,367) $(2,703) $(6,699)
                          ======  =======  =======  =======  ========  =======  =======
Basic and diluted net
 loss per common share..  $(0.18) $ (0.51) $ (0.83) $ (1.44) $  (3.28) $ (0.57) $ (1.19)
Shares used in computing
 basic and diluted net
 loss per common share..   3,612    3,695    3,696    4,537     5,298    4,784    5,644
Pro forma basic and
 diluted net loss per
 common share
 (unaudited)............                                     $  (0.87)          $ (0.31)
Shares used in computing
 pro forma basic and
 diluted net loss per
 common share
 (unaudited)............                                       17,686            19,515

                                       December 31,
                         ---------------------------------------------
                                                                        March 31,
                          1995     1996     1997      1998      1999      2000
                         -------  -------  -------  --------  --------  ---------
                                           (in thousands)
Consolidated Balance
 Sheet Data:
Cash and cash
 equivalents............ $   717  $ 1,008  $   426  $  4,486  $ 11,474  $  5,029
Working capital.........   1,702    4,897    4,764     5,156    12,133     5,639
Total assets............   2,000    5,786    6,437     9,162    20,566    17,346
Long-term debt, net of
 current portion........      --      199      414       161       833       667
Redeemable convertible
 preferred stock........   2,173    6,942    9,974    17,749    43,507    44,107
Total stockholders'
 equity (deficit).......    (315)  (1,881)  (4,948)  (11,457)  (28,248)  (34,432)

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     You should read the following discussion in conjunction with our consolidated financial statements and the related notes that are included in this prospectus.

Overview

     SpeechWorks is a leading provider of software products and professional services that enable enterprises and communications carriers to offer automated, speech-activated services over any telephone. We currently offer two speech recognition solutions for over-the-telephone applications, SpeechWorks 6 and our recently introduced SpeechSite. We complement our products with a professional services organization that offers a range of services including application development and project management.

     Revenue. We derive our revenue from three sources. We sell product licenses, either directly to clients or through third-party distribution channels. To support the sale, installation and operation of our products, we also provide professional services, consisting of developing custom software applications, user interface design consulting, training, maintenance and technical support. We resell hardware products made by third parties, including products such as voice-processing equipment that run our software, as well as facilities management services that are provided by third-party call-centers. We expect the resale component of our total revenues to decrease as a percentage of our total revenues over time. We only resell hardware or facilities management services when clients expressly request that we do so and therefore, such revenue is considered other revenue.

     We recognize revenue from the licensing of software in three ways, provided that no significant obligations remain, evidence of the arrangement exists, the fees are fixed or determinable, and collectibility is probable:

   . When we license our software and do not provide any professional services, we recognize the license revenue when we ship the software to the client provided that no significant obligations remain.

   . When original equipment manufacturers, or OEM's, license our software, we receive a royalty. We recognize the revenue from these royalties upon delivery to the third party when such information is available, or when we are notified by the OEM of the sale.

   . When we license software in connection with custom software applications developed by us, we recognize the revenue over the life of the development project, concurrent with the related services fees as described below.

     We recognize the revenue from professional services in three ways, provided that evidence of the arrangement exists, the fees are fixed or determinable and collectibility is probable. When we provide professional services for a fixed fee, we recognize revenue from the fees for such services and any related software licenses as we complete the project using the percentage of completion method. We determine the percentage of the project that we have completed by comparing the labor hours we have incurred to date to our estimate of the total labor hours required to complete the project. When we provide services on a time and materials basis, we recognize revenue as we perform the services. When we provide support and maintenance services, we recognize the revenue ratably over the term of the related contracts, typically one year.

     When we resell hardware, we recognize the revenue when we deliver the hardware. We recognize the revenue from resold facilities management services in the period that the services are provided.

     We market our products and services primarily in North America, Europe, and AsiaPacific. We sell our products and professional services to our clients through our direct sales force, value-added resellers and OEMs. We currently have relationships with 36 value-added resellers and OEMs. We are aggressively expanding both our direct sales force and our reseller and OEM relationships. Sales to our resellers and OEMs accounted for 9.7% of our total revenue for 1998, 14.8% of our total revenue for 1999 and 17.0% of our total revenue for the first quarter of 2000. We expect that revenue derived from sales to resellers and OEMs will continue to increase as a percentage of our total revenue for the foreseeable future as we focus on and expand our distribution channels.

     In 1999, United Airlines represented 33.7% of our total revenue and InterVoice-BRITE represented 10.9% of our total revenue. In the first quarter of 2000, NextLink represented 16.8% of our total revenue.

     We began selling our products and services to clients outside the United States in 1999, and these sales accounted for 2.6% of our total revenue for 1999 and 13.8% of our total revenue for the first quarter of 2000. We expect the portion of our total revenue derived from sales to clients outside the United States to increase as we expand our international sales efforts and distribution channels.

     Cost of revenue. Our cost of revenue consists of the cost of our product licenses, cost of professional services and cost of resold hardware and services. Cost of product licenses consists of a royalty that we pay to Massachusetts Institute of Technology, or MIT, that is equal to a percentage of our product license revenue. This percentage was 3.3% in 1998, 4.2% in 1999 and 1.7% in the first quarter of 2000. Our license with MIT provides that the royalty decreases to 1% of our product license revenue once our cumulative product license revenue exceeds $6 million. Cost of professional services revenue consists of our direct labor and related benefits costs, taxes and project-specific travel expenses. Cost of resold hardware and facilities management services consists of the cost of third-party hardware which we resell and payments to the third-party providers of outsourced facilities management services.

     Operating expenses. Our selling and marketing expenses consist primarily of compensation and related expenses, sales commissions and travel expenses, along with other marketing expenses, including advertising, trade shows, public relations, direct mail campaigns, seminars and other promotional expenses. Our research and development expenses consist primarily of compensation and related expenses for our personnel and, to a lesser extent, independent contractors, who work on new products, enhancements to existing products and the implementation of our products in new languages. Our general and administrative expenses consist primarily of compensation for our administrative, financial and information technology personnel, occupancy and overhead expense, and company-wide professional fees, including recruiting, legal and accounting fees, as well as bad debts. Our stock compensation expenses result from noncash charges for options issued with exercise prices that are less than the fair market value of our common stock on the date of grant.

     Interest and other income (expense), net. We receive interest income by investing the proceeds that we raised in our prior equity financings. Interest expense is generated primarily from amounts we owe under our line of credit and capital lease lines of credit.

     Income taxes. Due to our operating losses, we have recorded no provision or benefit for income taxes for any period since our inception. As of December 31, 1999, we had $23.4 million of net operating loss carryforwards for federal income tax purposes, which expire beginning in 2011. Our use of these net operating losses may be limited in future periods.

Recent Developments

     On May 31, 2000, we issued to a series E preferred investor a warrant to purchase 47,710 shares of common stock at an exercise price of $7.86 per share. The warrant is exercisable on or before May 31, 2002. The fair value ascribed to this warrant upon its issuance, utilizing the Black-Scholes valuation model, was $330,630.

     On June 5, 2000, we entered into a development and license agreement with AT&T to develop and sell products that use AT&T speech technology. Under the agreement, we received development and distribution licenses to AT&T speech technology and certain other intellectual property. In connection with this agreement, we issued 1,045,158 shares of common stock to AT&T with a fair value of $11.00 per share.

     On June 29, 2000, we entered into a letter of intent with Net2Phone under which we will grant a software license and provide professional services to Net2Phone and pursue joint marketing and promotional efforts. Net2Phone has agreed to purchase $4.0 million of our common stock in a private placement concurrent with the initial public offering at a purchase price equal to the lesser of $12.46 per share and 89% of the price to the public in the offering. We will record a non-cash charge equal to the difference between the price to the public in this offering and the price to Net2Phone. Assuming an initial public offering price of $14.00 per share, the amount of this non-cash charge will be $497,000, which will be amortized against revenue over the expected three-year term of the agreement.

     On June 30, 2000, we entered into a three-year agreement with America Online that encompasses a number of business arrangements. America Online will pay us license, professional services and maintenance and support fees. America Online will have the option annually to terminate the agreement, and may also extend the agreement for up to three additional one-year terms. Under the agreement, America Online has agreed to purchase $5.0 million of our common stock in a private placement concurrent with the initial public offering at a purchase price per share equal to the lesser of $12.46 and 89% of the price to the public in this offering. We will record a non-cash charge equal to the difference between the price to the public in this offering and the price to America Online. Assuming an initial public offering price of $14.00 per share, the amount of this non-cash charge will be $618,000, which will be amortized against revenue over the expected three-year term of the agreement. In order to encourage America Online's marketing of the voice portal and our speech recognition services, thereby supporting our marketing efforts, we issued America Online a warrant to purchase up to 765,422 shares of our common stock at an exercise price equal to the lesser of $12.46 per share and 89% of the price to the public in this offering. These warrants are exercisable upon the earlier of America Online achieving specified voice portal user milestones or June 30, 2002. The value ascribed to this warrant upon its issuance, utilizing the Black-Scholes valuation model was $8.5 million, which will be amortized to sales and marketing expenses over the expected three-year term of the agreement.

Results Of Operations

     The following table sets forth consolidated financial data for the periods indicated as a percentage of our total revenue.

                                                              Three Months
                                                                  Ended
                                Year Ended December 31,         March 31,
                                ---------------------------   ---------------
                                 1997      1998      1999      1999     2000
                                -------   -------   -------   ------   ------
Revenue:
  Product licenses............       47%       27%       27%     10%       51%
  Professional services.......       48        49        42      34        43
  Other revenue...............        5        24        31      56         6
                                -------   -------   -------   -----    ------
  Total revenue...............      100%      100%      100%    100%      100%
                                =======   =======   =======   =====    ======
Cost of revenue:
  Cost of product licenses....        3%        1%        1%      0%        1%
  Cost of professional
   services...................       33        34        36      30        33
  Cost of other revenue.......        4        15        21      38         3
                                -------   -------   -------   -----    ------
  Total cost of revenue.......       40        50        58      68        37
                                -------   -------   -------   -----    ------
  Gross profit ...............       60        50        42      32        63
                                -------   -------   -------   -----    ------
Operating expenses:
  Selling and marketing.......       53        66        66      47        75
  Research and development....       96        32        37      27        35
  General and administrative..       52        54        48      33        65
  Stock compensation..........        0         0         3       0         8
                                -------   -------   -------   -----    ------
  Total operating expenses....      201       152       154     107       183
                                -------   -------   -------   -----    ------
Loss from operations..........     (141)     (102)     (112)    (75)     (120)
Interest and other income (ex-
 pense), net..................       18         4         2       0         0
                                -------   -------   -------   -----    ------
Net loss......................     (123)%     (98)%    (110)%   (75)%    (120)%
                                =======   =======   =======   =====    ======

Comparison of the Three Months Ended March 31, 1999 and 2000

     Total revenue. Our total revenue increased by 54.6% from $3.3 million in the first quarter of 1999 to $5.1 million in the first quarter of 2000. Revenue from international sales was $684,000 for the quarter ended March 31, 2000. There were no international sales during the first quarter of 1999.

     Revenue from product licenses. Revenue from the sale of software licenses increased 664.5% from $341,000 in the first quarter of 1999 to $2.6 million for the same period in 2000. The increase in software revenue resulted from a growing market acceptance of our speech-activated e-business solutions, our expanded sales and marketing efforts and the improved productivity of our distribution channels, primarily OEMs. We expect that revenue from product licenses will represent more than 50% of our total revenue in the future.

     Revenue from professional services. Revenue from fees we receive for professional services increased 96.4% from $1.1 million in the first quarter of 1999 to $2.2 million for the same period in 2000. The growth in revenue from professional services resulted primarily from the increased demand for custom speech applications from existing and new clients.

     Other revenue. Other revenue accounted for 56.2% of total revenue in the first quarter of 1999, compared to 6.3% of revenue for the same period in 2000. Other revenue in the first quarter of 1999 consisted primarily of resold hardware to one client. There were no significant sales of hardware during the first quarter of 2000. The other revenue during the first quarter of 2000 was comprised of resold facilities management for one client. We anticipate that resold hardware and facilities management revenue will decline significantly as a percentage of total revenue in the future.

     Cost of product licenses revenue. Cost of product licenses revenue increased with product license sales from $9,000 in the first quarter of 1999 to $45,000 in 2000. This cost represented 2.7% of product license revenue in the first quarter of 1999, compared to 1.7% of product license revenue for the same period in 2000. The decrease in percentage of revenue during 2000 reflects the reduction in the MIT royalty percentage based on achieving the second milestone of cumulative product license sales.

     Cost of professional services revenue. Cost of professional services revenue increased 73.9% from $974,000 in the first quarter of 1999 to $1.7 million in the first quarter of 2000. The increase is due primarily to the hiring of additional project managers, developers, user interface designers, speech scientists and technical support staff to expand our professional services organization. This cost represented 88.6% of professional services revenue in the first quarter of 1999 and 78.5% for the same period in 2000. The lower cost of professional services as a percent of related revenue in 2000 reflects improvements in margins as certain lower-margin projects were completed and replaced with higher-margin projects.

     Cost of other revenue. Cost of resold hardware and resold facilities management services decreased 87.9% from $1.2 million in the first quarter of 1999 to $150,000 during the same period in 2000. The cost of other revenue as a percentage of other revenue decreased from 67.0% in the first quarter of 1999 to 46.7% during the first quarter of 2000. The lower cost of other revenue as a percent of related revenue in 2000 reflects the higher margin earned on a new resold services contract.

     Total operating expenses. Our total operating expenses increased 162.6% from $3.5 million during the first quarter of 1999 to $9.3 million during the same period of 2000. These increases occurred in all categories of operating expense as we grew our organization to a total headcount of 211 as of March 31, 2000, compared to a headcount of 104 as of March 31, 1999. As a percentage of revenue, our operating expenses were 107.7% for the first quarter of 1999 compared to 182.9% during the same period in 2000.

     Selling and marketing expenses. Selling and marketing expenses increased 145.2% from $1.5 million during the first quarter of 1999 to $3.8 million during the same quarter in 2000. Selling and marketing expenses as a percentage of revenue increased from 47.0% to 74.6%. The increases in selling and marketing expenses from the first quarter of 1999 to the first quarter of 2000 resulted primarily from our investment in sales and marketing personnel. During this period, the number of sales representatives in North America increased from 16 to 26 and the number of employees in marketing increased from eight to 15. In addition, the cost of engineers devoted to technical sales support, recorded as a selling expense, has increased steadily with increased sales. The increase in selling and marketing expenses also reflects higher commissions associated with higher sales and increased marketing activities, including advertisements, tradeshows, public relations activities and educational seminars during these periods.

     Research and development expenses. Research and development expenses increased by 101.4% from $898,000 during the first quarter of 1999 to $1.8 million during the same period in 2000. Research and development expenses as a percentage of revenue increased from 27.3% during the first quarter of 1999 to 35.6% during the same period in 2000. The increase in research and development expenses from the first quarter of 1999 to the first quarter of 2000 was driven by the increased hiring of software developers, quality assurance and testing personnel and speech scientists to develop and enhance our products. The number of personnel involved in research and development increased from 24 as of March 31, 1999 to 57 as of March 31, 2000.

     General and administrative expenses. General and administrative expenses increased 204.6% from $1.1 million during the first quarter of 1999 to $3.3 million during the same period in 2000. General and administrative expenses as a percentage of revenue increased from 33.0% during the first quarter of 1999 to 65.0% for the same period in 2000. The increase in general and administrative expenses from the first quarter of 1999 to the first quarter of 2000 was primarily due to additional infrastructure necessary to support our growing operations in the United States and internationally, an increase in professional services fees incurred to support our growth and increased recruiting costs.

     Stock compensation. In connection with the grant of stock options during the three months ended March 31, 2000, we recorded deferred stock compensation charges of $1.1 million. We expect to record additional deferred compensation charges of $4.1 million during the remainder of 2000. Stock compensation charges represent the difference between the deemed fair value for financial reporting purposes of our common stock on the date of grant and the exercise price of options granted to employees to acquire our common stock during this period, multiplied by the number of option shares. Deferred stock compensation is amortized to expense ratably over the vesting period of the options granted, which is typically four years. We recorded amortization of deferred stock compensation of $12,000 during the first quarter of 1999 and $393,000 during the same period in 2000. We expect the amortization of deferred stock compensation to be approximately $2.6 million per year through 2002 and decreasing thereafter through 2004.

     Interest and other income (expense), net. Interest income was $37,000 during the first quarter of 1999 and $91,000 during the same period in 2000. Interest expense was $13,000 during the first quarter of 1999 and $36,000 during the same period of 2000. The increase in interest income from 1999 to 2000 was the result of higher cash balances available for investing during 2000 as a result of the series D redeemable convertible preferred stock proceeds received during the quarter ended June 30, 1999. The increase in interest expense is primarily due to increases in debt payable under our line of credit and capital equipment leases. Other expenses include other non-operating costs.

Comparison of Years Ended December 31, 1997, 1998 and 1999

     Total revenue. Our total revenue increased by 186.5% from $2.0 million in 1997 to $5.9 million in 1998 and increased 139.5% to $14.0 million in 1999. Revenue from international sales commenced in 1999 with total revenue of $362,000. We had no revenue from international sales prior to 1999.

     Revenue from product licenses. Revenue from the sale of software licenses increased 65.1% from $949,000 in 1997 to $1.57 million in 1998 and increased 134.8% to $3.7 million in 1999. This growth in software revenue from 1997 to 1999 resulted from increased sales volume reflecting growing market acceptance of our solutions, our expanded sales and marketing efforts and the improved productivity of our distribution channels, primarily OEMs. We expect that revenue from product licenses will represent more than 50% of our total revenue in the future.

     Revenue from professional services. Revenue from fees we receive for professional services increased 192.6% from $982,000 in 1997 to $2.9 million in 1998 and increased 106.9% to $5.9 million in 1999. The growth in revenue from professional services resulted primarily from the increased demand for custom speech applications from existing and new clients over these years.

     Other revenue. Other revenue accounted for 5.4% of total revenue in 1997, 24.1% of total revenue in 1998 and 31.3% of total revenue in 1999. The increase in other revenue resulted primarily from several clients which requested that we also provide the hardware to host our software products sold to them. We anticipate that resold hardware and facilities management revenue will decline significantly as a percentage of total revenue in the future.

     Cost of product licenses revenue. Cost of product licenses revenue decreased 3.7% from $54,000 in 1997 to $52,000 in 1998 and increased 194.2% to $153,000 in 1999. This cost represented 5.7% of product license revenue in 1997, 3.3% in 1998 and 4.2% in 1999. The decrease in amount from 1997 to 1998 resulted from a reduction in the MIT royalty percentage based on achieving the first milestone of cumulative product license sales. The increase from 1998 to 1999 resulted from increased product license sales. Also, in 1999, cost of product licenses revenue included a $60,000 payment to a client as a royalty for our resale of an application originally developed for that client.

     Cost of professional services revenue. Cost of professional services revenue increased 192.3% from $678,000 in 1997 to $2.0 million in 1998 and increased 151.8% to $5.0 million in 1999. The increases from 1997 to 1999 are due primarily to the hiring of additional project managers, developers, user interface designers, speech scientists and technical support staff to expand our professional services organization. This cost represented 69.0% of professional services revenue in 1997, 69.0% in 1998 and 84.0% in 1999.
The higher cost of professional services as a percent of related revenue in 1999 reflects costs associated with significant hiring in anticipation of revenue growth in late 1999 and 2000 and client delays on several large fixed-fee projects.

     Cost of other revenue. Cost of resold hardware and resold facilities management services increased 888.9% from $90,000 in 1997 to $890,000 in 1998 and increased 235.6% to $3.0 million in 1999. The cost of other revenue as a percent of other revenue decreased from 81.1% in 1997 to 63.1% in 1998, reflecting our increased reseller's discount at higher volume levels, and increased to 68.1% in 1999, reflecting the weighted average impact of lower margin on resold facilities management services being sold to one client under a special arrangement.

     Total operating expenses. Our total operating expenses increased 117.2% from $4.1 million in 1997 to $8.9 million in 1998 and increased 142.8% to $21.6 million in 1999. These increases occurred in all categories of operating expense over the three-year period as we grew our organization. These investments included the addition of 50 employees in 1998 and 112 employees in 1999. As a percentage of total revenue, our operating expenses were 200.8% in 1997, 152.2% in 1998 and 154.3% in 1999.

     Selling and marketing expenses. Selling and marketing expenses increased 260.1% from $1.1 million in 1997 to $3.9 million in 1998 and increased 139.3% to $9.3 million in 1999. The increases in selling and marketing expenses from 1997 to 1999 resulted primarily from our investment in sales and marketing personnel. This investment included additional North American field sales offices in 1997, 1998 and 1999. During this period, the number of sales representatives in North America increased from two to 16. In addition, the costs associated with time spent by engineers on technical sales support is reflected as a selling expense, and such time has increased steadily with increased sales. The increase in selling and marketing expenses also reflects increased marketing activities, including advertisements, tradeshows, public relations activities and educational seminars during these years.

     Research and development expenses. Research and development expenses decreased by 4.5% from $2.0 million in 1997 to $1.9 million in 1998 and increased 174.5% to $5.2 million in 1999. The modest decrease in research and development expenses from 1997 to 1998 reflected the temporary movement of engineering resources into professional services to deliver client projects. The increase from 1998 to 1999 was driven by the increased hiring of software developers, quality assurance and testing personnel and speech scientists to develop and enhance our products.

     General and administrative expenses. General and administrative expenses increased 198.7% from $1.1 million in 1997 to $3.2 million in 1998 and increased 112.0% to $6.7 million in 1999. The increases from 1997 to 1999 were primarily due to additional infrastructure necessary to support our growing operations in the United States and internationally, as well as the addition of senior level management to lead our growth and increased recruiting costs.

     Stock compensation. In connection with the grant of stock options during the year ended December 31, 1999, we recorded deferred stock compensation charges of $5.4 million. Stock compensation charges represent the difference between the deemed fair value for financial reporting purposes of our common stock on the date of grant and the exercise price of options granted to employees to acquire our common stock during this period, multiplied by the number of option shares. We expect to record additional deferred stock compensation charges of approximately $5.2 million during 2000, including $1.1 million of charges in the first quarter of 2000. Deferred stock compensation is amortized to expense ratably over the vesting period of the options granted, which is typically four years. During 1999, we recorded amortization of deferred stock compensation of $508,000. No deferred stock compensation was recorded during the years ended December 31, 1997 and 1998. We will continue to amortize the deferred stock compensation over the next four years as options granted at below the deemed fair value of our common stock continue to vest.

     Interest and other income (expense), net. Interest income was $349,000 in 1997, $299,000 in 1998 and $549,000 in 1999. Interest expense was $49,000 in
1997, $72,000 in 1998 and $113,000 in 1999. The decrease in interest income from 1997 to 1998 was the result of decreasing cash balances due to cash being used to fund operations. The increase in interest income from 1998 to 1999 is a result of net increasing cash balances, due to the preferred stock financing raised in early 1999, partially offset by cash being used to fund operations. The increase in interest expense is primarily due to increases in debt payable under our line of credit and capital equipment leases. Other expenses include other non-operating costs.

Quarterly Results of Operations

     The following table sets forth unaudited quarterly consolidated statement of operations data for each of the nine quarters in the period ended March 31, 2000. In the opinion of management, the unaudited interim financial results include all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of our results of operations for those periods. The quarterly data should be read in conjunction with the consolidated financial statements and related notes thereto appearing elsewhere in this prospectus. The results of operations for any quarter are not necessarily indicative of the results of operations for any future period.

                                                           Three Months Ended
                           ---------------------------------------------------------------------------------------
                           Mar. 31,  June 30, Sept. 30, Dec. 31,  Mar. 31,  June 30,  Sept. 30, Dec. 31,  Mar. 31,
                             1998      1998     1998      1998      1999      1999      1999      1999      2000
                           --------  -------- --------- --------  --------  --------  --------- --------  --------
                                                             (in thousands)
 Revenue:
   Product licenses......  $   132    $  678   $   407  $   350   $   341   $ 1,053    $   733  $ 1,553   $ 2,607
   Professional
    services.............      434       692       626    1,121     1,099     1,637      1,303    1,905     2,158
   Other revenue.........       24         7         9    1,370     1,850     1,114        522      901       322
                           -------    ------   -------  -------   -------   -------    -------  -------   -------
 Total revenue...........      590     1,377     1,042    2,841     3,290     3,804      2,558    4,359     5,087
                           -------    ------   -------  -------   -------   -------    -------  -------   -------
 Cost of revenue:
   Cost of product
    licenses.............        6        26        20       --         9        32         19       93        45
   Cost of professional
    services.............      382       406       555      639       974     1,265      1,312    1,440     1,694
   Cost of other
    revenue..............       (2)        3         2      887     1,239       814        215      719       150
                           -------    ------   -------  -------   -------   -------    -------  -------   -------
 Total cost of revenue...      386       435       577    1,526     2,222     2,111      1,546    2,252     1,889
                           -------    ------   -------  -------   -------   -------    -------  -------   -------
 Gross profit............      204       942       465    1,315     1,068     1,693      1,012    2,107     3,198
                           -------    ------   -------  -------   -------   -------    -------  -------   -------
 Operating expenses:
   Selling and
    marketing............      549       675     1,088    1,555     1,547     2,135      1,913    3,659     3,794
   Research and
    development..........      408       422       520      531       898       965      1,447    1,854     1,810
   General and
    administrative.......      431       544       942    1,240     1,086     1,338      1,504    2,765     3,308
   Stock compensation....       --        --        --       --        12        42        129      325       393
                           -------    ------   -------  -------   -------   -------    -------  -------   -------
 Total operating ex-
  penses.................    1,388     1,641     2,550    3,326     3,543     4,480      4,993    8,603     9,305
                           -------    ------   -------  -------   -------   -------    -------  -------   -------
 Loss from operations....   (1,184)     (699)   (2,085)  (2,011)   (2,475)   (2,787)    (3,981)  (6,496)   (6,107)
 Interest and other
  income (expense), net..       37        60        79       43        15       107        193      (39)        8
                           -------    ------   -------  -------   -------   -------    -------  -------   -------
 Net loss................  $(1,147)   $ (639)  $(2,006) $(1,968)  $(2,460)  $(2,680)   $(3,788) $(6,535)  $(6,099)
                           =======    ======   =======  =======   =======   =======    =======  =======   =======

                                                          Three Months Ended
                          ----------------------------------------------------------------------------------
                          Mar. 31, June 30, Sept. 30, Dec. 31, Mar. 31, June 30, Sept. 30, Dec. 31, Mar. 31,
                            1998     1998     1998      1998     1999     1999     1999      1999     2000
                          -------- -------- --------- -------- -------- -------- --------- -------- --------
                                                 (as a percentage of total revenues)
Revenue:
  Product licenses......      22%     49%       39%      12%      10%      28%       29%       36%      51%
  Professional
   services.............      74      50        60       40       34       43        51        44       43
  Other revenue.........       4       1         1       48       56       29        20        20        6
                            ----     ---      ----      ---      ---      ---      ----      ----     ----
Total revenue...........     100%    100%      100%     100%     100%     100%      100%      100%     100%
                            ====     ===      ====      ===      ===      ===      ====      ====     ====

Cost of revenue:
  Cost of product
   licenses.............       1%      2%        2%      --%      --%       1%        1%        2%       1%
  Cost of professional
   services.............      64      30        53       23       30       33        51        33       33
  Cost of other
   revenue..............      --      --        --       31       38       21         8        17        3
                            ----     ---      ----      ---      ---      ---      ----      ----     ----
Total cost of revenue...      65      32        55       54       68       55        60        52       37
                            ----     ---      ----      ---      ---      ---      ----      ----     ----
Gross profit............      35      68        45       46       32       45        40        48       63
                            ----     ---      ----      ---      ---      ---      ----      ----     ----
Operating expenses:
  Selling and
   marketing............      93      49       105       55       47       56        75        84       75
  Research and
   development..........      69      31        50       19       27       26        57        43       35
  General and
   administrative.......      73      39        90       44       33       35        59        63       65
  Stock compensation....      --      --        --       --       --        1         5         7        8
                            ----     ---      ----      ---      ---      ---      ----      ----     ----
Total operating
 expenses...............     235     119       245      118      107      118       196       197      183
                            ----     ---      ----      ---      ---      ---      ----      ----     ----
Loss from operations....    (200)    (51)     (200)     (72)     (75)     (73)     (156)     (149)    (120)
Interest and other
 income (expense, net)..       6       4         8        2       --        3         8        (1)      --
                            ----     ---      ----      ---      ---      ---      ----      ----     ----
Net loss................    (194)%   (47)%    (192)%    (70)%    (75)%    (70)%    (148)%    (150)%   (120)%
                            ====     ===      ====      ===      ===      ===      ====      ====     ====

     Our revenue and operating results are difficult to forecast and will fluctuate. We believe that period-to-period results will not necessarily be meaningful. As a result, you should not rely on them as an indication of our future performance.

     Product license revenue. Our revenue from product licenses has fluctuated from quarter to quarter. The variability in product license revenue in the past has been driven primarily by large orders from resellers, OEM's, or follow-on orders from existing clients which are unpredictable. We expect this variability to continue for the foreseeable future.

     Professional services revenue. Our professional services revenue has fluctuated from quarter to quarter primarily as a result of the uneven nature of project-oriented work.

     Other Revenue. Our other revenue has fluctuated from quarter to quarter. Since reselling hardware and facilities management services is only done at the request of customers, it is difficult to predict when such orders will be received.

     Cost of Product Licenses. Cost of product license revenue has fluctuated from quarter to quarter with product license revenues. In addition to changes due solely to the amount of product license revenue, the percentage of product license revenue due to MIT in the form of royalties has decreased over time. Our license with MIT provides that the royalty decreases to 1% of our product license revenues once our cumulative product license revenues exceed $6 million. We expect to reach this cumulative milestone in 2000.

     Cost of professional services. Cost of professional services revenue has generally increased steadily quarter to quarter during the last nine quarters, mainly due to the addition of new employees devoted to professional services. We expect professional services revenue to continue to fluctuate for the foreseeable future.

     Cost of other revenue. Cost of other revenue has fluctuated from quarter to quarter with other revenue. As the percentage of our business represented by resales decreases in the future, this source of variability should be reduced.

     Operating expenses. Our total operating expenses have increased in each of the last eight quarters. We have increased our spending in every functional area of the organization as we have steadily added employees in our services organization, research and development, sales, marketing, and administration. We anticipate that our operating expenses will increase for the foreseeable future as we continue to invest in our sales and marketing efforts to build market and brand awareness, enlarge our North American and international client base, invest in research and development critical to maintaining our technological leadership, and expand our administrative infrastructure to support our growth. Our investments in these activities could significantly precede any revenue generated by the increased spending. If we do not experience significantly increased revenue from these efforts, our business could be adversely affected.

Liquidity and Capital Resources

     Since 1995, we have funded our operations primarily through the private placement of convertible preferred stock totaling $40.0 million through March 31, 2000, and to a lesser extent, through bank borrowings and capital equipment lease financing. As of March 31, 2000, we had cash and cash equivalents of $5.0 million and $1.3 million available under our revolving line of credit. Our operating activities resulted in net cash outflows of $2.3 million in 1997, $6.4 million in 1998, $14.6 million in 1999 and $5.1 million in the three months ended March 31, 2000. The operating cash outflows for these periods resulted primarily from our significant investment in research and development, sales and marketing and infrastructure.

     To date, our investing activities have consisted primarily of purchases and maturities of short-term investments and capital expenditures for property and equipment, including $479,000 of capital expenditures in 1997, $926,000 in 1998, $3.1 million in 1999 and $1.2 million in the three months ended March 31, 2000. The significant increase in our capital expenditures in 1999 was the result of building our infrastructure and expanding operations into new locations in the United States, Canada, Singapore, the United Kingdom and Mexico. These capital expenditures have consisted primarily of computer hardware, software and furniture and fixtures for our growing employee base. We anticipate that investment in capital equipment will continue, though not at the rate of increase seen between 1998 and 1999. Total investing activities used cash of $1.1 million in 1997, generated net cash of $3.7 million in 1998, used cash of $3.5 million in 1999 and used cash of $1.2 million in the three months ended March 31, 2000.

     At June 20, 2000, following an amendment to our bank agreement, we had $2.0 million available under our revolving line of credit. The revolving line of credit expires on May 31, 2001.

     We had an equipment line of credit which we converted into a term loan in the amount of $1.5 million. The term loan bears interest at an annual rate of prime plus 0.75% (9.2% at March 31, 2000), and principal and interest under the term loan are payable in 36 monthly installments through September 2002.

     Our financing activities generated cash of $2.9 million, $6.7 million and $25.0 million in 1997, 1998 and 1999, respectively, and used cash of $134,000 in the three months ended March 31, 2000. Of these financing activities, the issuance of convertible preferred stock and common stock generated net proceeds of $2.5 million, $6.9 million, $23.8 million and $122,000 in the same respective periods. We had proceeds from bank borrowings of $0.0, $0.0, $1.5 million and $0.0 during the same respective years. Repayment of bank borrowings and capital leases during the same periods was $126,000, $222,000, $398,000 and $257,000 during 1997, 1998, 1999 and the three months ended March 31, 2000, respectively.

     On April 11, 2000, we closed an additional round of private financing in which we raised net proceeds of $19.9 million through the issuance of our series E convertible preferred stock. Unless otherwise indicated, the cash and equity impact of this transaction is not reflected in this prospectus since the closing occurred after March 31, 2000. Because the deemed fair market value of our common stock for financial reporting purposes was greater than the issuance price of the series E convertible preferred stock, we will record a beneficial conversion feature of $5.2 million on the series E convertible preferred stock, which will be treated as a preferred stock dividend as of the date of issue.

     On May 31, 2000, we issued to a series E investor a warrant to purchase 47,710 shares of common stock at an exercise price of $7.86 per share. The warrant is exercisable on or before May 31, 2002.

     Pursuant to the Net2Phone agreement, Net2Phone has agreed to purchase $4.0 million of our common stock in a private placement concurrent with the initial public offering at a purchase price equal to the lesser of $12.46 per share and 89% of the price to the public in this offering.

     Pursuant to the America Online agreement, America Online has agreed to purchase $5.0 million of our common stock in a private placement concurrent with the initial public offering at a purchase price equal to the lesser of $12.46 per share and 89% of the price to the public in this offering. We also issued America Online a warrant to purchase up to 765,422 shares of our common stock at an exercise price equal to the lesser of $12.46 and 89% of the price to the public in this offering. These warrants are exercisable upon the earlier of America Online achieving specified voice portal user minute milestones or two years.

     We believe that the net proceeds of this offering and the concurrent private placements, together with existing cash and cash equivalents, will be sufficient to meet our working capital and capital expenditure requirements for at least the next 12 months. See "Use of Proceeds" for more information regarding our use of proceeds.

     We may need to raise additional funds in order to fund more rapid expansion, including significant increases in personnel and office facilities, to develop new or enhance existing products or respond to competitive pressures. We cannot assure you that additional financing will be available at all or that, if available, will be on terms favorable to us or that any additional financing will not dilute your ownership interest in SpeechWorks.

Recent Accounting Pronouncements

     In December 1998, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants issued Statement of Position No 98-9, "Modification of SOP No. 97-2, Software Revenue Recognition, with Respect to Certain Transactions" ("SOP 98-9"). SOP 98-9 amends SOP 97-2 to require recognition of revenue using the "residual method" in circumstances outlined in SOP 98-9. Under the residual method, revenue is recognized as follows:

   . the total fair value of undelivered elements, as indicated by vendor specific objective evidence, is deferred and subsequently recognized in accordance with the relevant sections of SOP 97-2, and

   . the difference between the total arrangement fee and the amount deferred for the undelivered elements is recognized as revenue related to the delivered elements.

     SOP 98-9 is effective for transactions entered into during years beginning after March 15, 1999 which is year 2000 for us, although early adoption is permitted. We have adopted SOP 98-9.

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes accounting and reporting standards requiring that every derivative instrument be recorded in the balance sheet as either an asset or liability measured at its fair value. SFAS No. 133, as recently amended by

SFAS No. 137 "Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB Statement No. 133," is effective for fiscal years beginning after June 15, 2000. Because we do not currently hold any derivative instruments and do not currently engage in hedging activities, the adoption of SFAS No. 133 will not have a material impact on our financial position or operating results.

     In March 2000, the Financial Accounting Standards Board issued FASB Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation--an interpretation of APB Opinion No. 25" ("FIN 44"). FIN 44 clarifies the application of APB Opinion No. 25 and among other issues clarifies the following: the definition of an employee for purposes of applying APB Opinion No. 25; the criteria for determining whether a plan qualifies as a noncompensatory plan; the accounting consequence of various modifications to the terms of previously fixed stock options or awards; and the accounting for an exchange of stock compensation awards in a business combination. FIN 44 will become effective July 1, 2000, but certain conclusions in FIN 44 cover specific events that occurred after either December 15, 1998 or January 12, 2000. We do not expect the application of FIN 44 to have a material impact on our financial position or results of operations.

Quantitative and Qualitative Disclosures about Market Risk

     A portion of our business is conducted outside the United States through our foreign subsidiaries and branches. We have foreign currency exposure related to our operations in international markets where we transact business in foreign currencies and accordingly are subject to exposure from adverse movements in foreign currency exchange rates. Our foreign subsidiaries maintain their accounting records in their local currencies. Consequently, changes in currency exchange rates may impact the translation of foreign statements of operations into U.S. dollars, which may in turn affect our consolidated statements of operations. Our functional currency is the U.S. dollar for all of our foreign subsidiaries and branches, and therefore, translation gains and losses are included as a component of net income or loss. Substantially all of our revenues are invoiced and collected in U.S. dollars.

                                    BUSINESS

                                    Overview

     SpeechWorks is a leading provider of software products and professional services that enable enterprises and communications carriers to offer automated, speech-activated services over any telephone. With our speech recognition solutions, consumers can direct their own calls, obtain information and conduct transactions automatically, simply by speaking naturally over any telephone, anytime. We currently offer two speech recognition solutions for over-the-telephone applications, the SpeechWorks 6 platform and our recently introduced SpeechSite package. We complement our products with a professional services organization that offers a range of services including application development and project management.

     Since shipping our first products in 1996, we have received numerous awards for our product capabilities and our industry leadership, including Industry Week's Technology of the Year Award and Frost & Sullivan's Market Strategy Leadership Award. To date, we have licensed SpeechWorks software to more than 150 clients worldwide in a variety of industries including retail, financial services, pharmaceuticals, telecommunications, technology, distribution and travel. Our clients include Amtrak, Apple Computer, BellSouth IntelliVentures, CellularOne, Continental Airlines, DLJ Direct, E*TRADE, MapQuest.com, MCI WorldCom, McKessonHBOC, NetByTel.com, Nortel Networks, Quack.com, SingTel Mobile, United Airlines and Universal Electronics.

                              Industry Background

     Businesses and consumers today share a common vision of e-business as a means of communicating information and completing transactions anywhere, anytime, through any communications device. This vision has been fueled by the growth of the internet and the recent rapid growth in wireless communications technologies and services. In order to take advantage of these communications channels and to reach the widest population possible, businesses have made significant investments in their e-business infrastructures. Businesses are now seeking to maximize the return on their e-business investments, improve their customer service responsiveness, and capitalize on the substantial growth of the wireless telephone network as a new distribution channel.

The Internet and e-Business

     In the past decade, the internet has emerged as a global communications network and channel for business and has fundamentally changed the way consumers and businesses obtain information, communicate, purchase goods and transact business. Many businesses now define their strategy and assess their ability to compete based on the quality and diversity of the information, products or services they offer online. Increasingly, consumers are retrieving information from online databases and buying goods and services - tickets, stocks, books - without going to a business in person or even speaking with a customer service representative over the telephone. International Data Corporation, or IDC, estimates that the internet will continue to grow as a medium for commerce, with over $1.6 trillion in sales being initiated over the internet by the end of 2003.

The Telephone and e-Business

     Despite the internet's growing acceptance, the telephone network is more widely and readily accessible. Telephones are simple to operate and use the most natural form of communication, the human voice. IDC estimates that in 1999 there were over 932 million telephone lines installed worldwide as compared to approximately 240 million internet users worldwide. IDC also estimates that in the same year there were over 427 million wireless telephone subscribers worldwide and projects this number will grow to over one billion subscribers worldwide by 2003.

     To manage the growth in telephone-based interactions, businesses have made significant investments in customer service infrastructures such as call centers staffed with customer service representatives. IDC estimates that worldwide spending on customer relationship management services, which includes expenditures on call centers, exceeded $40 billion in 1999. The Gartner Group estimates that approximately 70% of call center costs are allocated to labor and personnel.

     In addition, new technologies are being used, primarily by communications service providers, to provide internet information services such as e-mail, news, stock quotes, weather and sports information to wireless subscribers. With these technologies, businesses are looking to extend access to their e-business infrastructure to cellular telephones and other wireless handheld devices such as personal digital assistants.

Need for Enhanced Access to e-Business

     The growth of the internet as a global medium for communications and commerce has been driven, in part, by the increased availability of personal computers and easy to use, visual web browser interfaces. Access to the internet over a personal computer is limited because consumers must have access to a computer and a working internet connection. Further, using a web browser on a personal computer can be difficult and slow. Wireless access to the internet over cellular telephones and other handheld devices has the potential to resolve the mobility and internet connectivity issues presented by internet access over a personal computer. However, while the number of these devices has increased in recent years, display screens on these devices are small and the ability to input information using portable keyboards is constrained, limiting the usability and convenience of this solution. Therefore, the goal of anytime, anywhere access to a wide variety of information services has not yet been fully realized.

     Access to businesses and information over the telephone is somewhat easier than access over the internet because of the greater availability of landline and wireless telephones. Although businesses have made significant investments in staffed call centers, consumers are frequently required to wait on hold for extended periods due to the lack of call center capacity or are unable to speak to a customer service representative due to the high cost of having customer service representatives available around the clock. Businesses have attempted to alleviate this problem by automating call center services using touch-tone technologies. However, the range of services that can be automated using touch-tone is limited, and the interface itself can be frustrating for users. Touch-tone menus can be difficult to follow and callers often choose to dial "0" to wait for a human operator or hang up rather than use such a system.

Speech-Activated Solutions for e-Business

     To conduct e-business in a truly mobile, device-independent fashion, the ability to communicate and conduct transactions in a hands-free manner is essential. Speech recognition technology allows businesses to leverage their investment in their e-business infrastructure to offer their customers quick and easy access to information and services over the most readily available communications device, the telephone. For example, businesses can offer their customers the ability to obtain information and complete transactions using words and natural sentences such as:

 "I'd like to transfer $5,000 from my checking account to my savings account."

           "Is the 5 o'clock flight from New York to Boston on time?"

                     "When will my shipment be delivered?"

     Speech recognition technology allows callers who would otherwise have to wait for a live call center agent to be serviced automatically and those who might otherwise be frustrated by having to choose from many touch-tone options to speak directly to the e-business application. Speech recognition technology also provides a key differentiator for companies seeking to provide a convenient, flexible and robust interface for customers to conduct internet transactions through a medium other than a personal computer or personal digital assistant.

     Although basic speech recognition technology has existed for decades, it has not been widely used in telephone applications due to a number of technical and commercial limitations. In order to provide high-quality speech-activated services to callers, businesses require a solution that:

   .  recognizes a large vocabulary with low error rates,

   . allows users to speak in natural phrases or sentences and to interrupt when they are ready,

   . provides high-level development and operations tools that are integrated in accepted platforms,

   . includes professional services to assist in one or more phases of the deployment lifecycle, and

   . is sufficiently cost-effective and scalable that it promises an attractive return on investment.

                            The SpeechWorks Solution

     SpeechWorks is a leading provider of software products and professional services that enable enterprises and communications carriers to offer automated, speech-activated services. Complementing the self-service model of e-business, our speech recognition solutions, including the packaged solution known as SpeechSite, let consumers direct their own calls, obtain information and complete transactions automatically, simply by speaking naturally over any telephone, anytime. Our speech recognition technology enables our clients to extend the reach of their e-business solutions beyond the web and beyond screen-based interfaces to anyone with access to a wireless or landline telephone.

     Enterprises are building speech-activated services with our products that will automate and enhance customer service by making it easier for customers to retrieve information and conduct transactions without waiting on hold or speaking to an agent. Examples of phrases that can be understood by applications enabled by our software are: "What is my checking account balance?" and "Buy 100 shares of General Electric at the market price." These services can improve the caller's experience and save expensive customer service representative time.

     Communication carriers and their partners are building speech-activated services with our products that we believe have the potential to change the way people use the telephone for network services. Applications have been built, and enabled by our software, that can understand phrases such as "Call Mike Phillips at home," and "Forward this message to Bill O'Farrell." In addition, a new class of service providers known as voice or speech portals, is using our software to build applications that can understand phrases such as: "What is the weather in Paris?" and "What was the score of the Red Sox game today?" These services can differentiate one carrier's service offering from another and increase the ability of carriers to attract and retain users.

          Examples of Speech-Activated Services Enabled by SpeechWorks


                                                            Network Services
                                Customer Services            Provided by a
                            Provided by an Enterprise    Communications Carrier

--------------------------------------------------------------------------------
   Information Retrieval   Price quotes                 Weather
                           Order/account status/update  Traffic
                           Product information          Horoscopes
                           Directions                   News and sports

--------------------------------------------------------------------------------
   Communications          Automated attendant/operator Speech-activated dialing
    Management             Internal call routing        Network call routing
                           Voice/unified messaging      Voice portals

--------------------------------------------------------------------------------
   Transaction Processing  Flight booking               Call completion
                           Restaurant reservations      Cellular bill payment
                           Product purchase or sale     Hosted services


     We complement our products with a professional services organization that offers a range of services including application development and project management. We have designed these services to shorten time-to-market, reduce project implementation risk and improve our clients' competitive position. We are focused on developing and extending our products and services to provide our clients with a comprehensive means for building, managing and delivering sophisticated e-business applications and services that can be accessed over the telephone.

     Our solutions are designed to provide the following benefits to our clients:

     Increased revenues. Companies that implement speech recognition solutions can use the additional, ubiquitous access to their online services to differentiate their e-business offering from their competition and thereby increase customer loyalty and reduce customer turnover. Many e-business applications that were difficult to use with touch-tone technology, such as stock trading and flight booking, can be more readily provided over the telephone with our speech solutions. Online brokerages, for example, have used our products to extend their automated services to new users who are not online and to enable existing online subscribers to conduct trades when they are unable to access the web with an internet browser. Increased automation of incoming calls can free up call center agents to take on cross-selling and other revenue-generating activities. Using our products, communications carriers can offer new, revenue-generating services to wireless or landline telephone users, such as speech-activated dialing and voice access to instant messaging and information or voice portals.

     Increased customer satisfaction and retention. Our speech-activated services provide our clients' customers with a variety of services that are accessible from any telephone, 24 hours-a-day, seven days-a-week. A caller is generally not required to wait on hold or navigate complex touch-tone menus. Our clients can personalize an application's dialog to match their callers' needs, for example "Would you like to ticket your regular trip to Chicago, Mrs. Jones?" Our speech-activated solutions also include barge-in technology that enables callers to interrupt an application with responses or new queries, thereby completing the transaction more efficiently. Customers that are becoming accustomed to accessing account or other information on the web can now benefit from easy telephone access to the same information or services. Customers are ultimately given more control if they can choose how - web browser, mobile device, or telephone - and when to retrieve information or conduct transactions.

     Lower operational costs. Our clients can decrease their telephone expense by shortening the average customer call length and by answering common customer questions with a speech application rather than requiring callers to hold for a live agent or employee. Speech-enabled call routing, such as that provided by our recently launched SpeechSite product, can increase customer service efficiency by classifying call types and collecting pertinent information prior to transferring calls to an appropriate representative. This means that the same number of customer service representatives are able to answer a higher volume of calls. We believe that off-loading repetitive calls to a speech application and routing the more challenging transactions to highly trained customer service representatives can also increase employee job satisfaction and decrease staff turnover. Our solutions can support multiple languages on a single system, thereby reducing the number of platforms and telephone numbers required. We believe our efficient speech recognition engine and our single system architecture obviate the need for dedicated recognition servers which results in a lower total cost of ownership than many other alternative architectures.

     Superior technology and architecture. Our recognition technology allows our clients' applications to recognize spoken words and phrases based in part on a self-learning feedback loop that can be configured to automatically adapt the system to user characteristics such as accents and pronunciations. Natural language processing capabilities allow callers to speak in complete phrases and sentences and can be configured to provide hints that alert novice or first-time users to these capabilities. Taking advantage of dramatic increases in host processing power, SpeechWorks offers speech recognition solutions that operate in one integrated system and do not require a separate and potentially costly server in order to function. These elements of our technology, integration and architecture enable our clients to develop and deploy speech-activated applications reliably and cost-effectively.

     High level tools for rapid time to market. We offer high-level building blocks, known as DialogModules, that make it easy for developers to build speech applications with proven and consistent call flows and user interfaces. The availability of DialogModules tailored for specific situations gives our clients the ability to more easily create and maintain applications and achieve significant reductions in development cycle time and cost per deployed application. DialogModules have been tightly integrated into well-known toolkits from leading vendors such as InterVoice-BRITE, Aspect Communications, Comverse Technology, Lucent Technologies and Intel so that developers can become effective quickly. SpeechWorks also offers operations and tuning tools that enable our clients to evaluate and improve deployed applications, based on actual caller experiences, quickly and easily.

     High quality professional services. We complement our products with a high quality professional services organization that offers a wide range of services. Our professional services organization supports our partners and our clients with business and systems consulting, project management and application development assistance. We have designed these professional services to shorten time-to-market, reduce project implementation risk and improve our clients' competitive position. We believe that our ability to successfully deliver an integrated solution to our clients provides us with a significant competitive advantage in the market for speech-activated solutions for e-business.

                            The SpeechWorks Strategy

     Our goal is to become the leading global provider of speech-activated solutions for e-business. The key elements of our strategy are to:

     Maintain market leadership. Our industry-leading solutions for speech-enabled applications allow enterprises to build and rapidly deploy speech-activated services. The SpeechWorks platform allows businesses to develop applications quickly and efficiently while maintaining a consistent user interface design, thereby increasing caller satisfaction rates and strengthening customer loyalty. The SpeechSite package includes easily deployed, enterprise applications that enable businesses of any size to transform the way that they respond to incoming telephone calls. We intend to maintain our leadership position by enhancing our existing products and developing a variety of new products and services that make it easy for businesses to use speech recognition technology to improve customer satisfaction, generate new revenue opportunities and reduce operational costs.

     Extend technology lead. We have focused our research and development efforts on tightly integrated e-business solutions that are reliable, scalable and flexible. We currently have four U.S. patents, 13 U.S. patents pending and eight international patents pending. We have also recently entered into an agreement with AT&T to license certain core speech recognition and speech synthesis technology. By investing in advanced research and development, we continually improve recognition accuracy, cost-effectiveness and ease of use. We continue to devote significant resources to technical innovation and plan to improve the usability of our tools and technologies and to customize our applications to meet specific client needs. Concurrently, we evaluate emerging technologies and industry standards and update our technology in response to changes in the market. We believe that these efforts will allow us to anticipate and accommodate changing client needs.

     Leverage professional services capabilities. We have established successful relationships with our clients and partners by advising and assisting them in the development and deployment of speech-activated applications. We offer our clients and partners ongoing training in our speech application development lifecycle and access to the resources in our rapid prototyping center. We intend to continue our focus on shortening development lifecycles and making it easy for new clients and partners to become educated and effective users of our speech-activated solutions. In addition, we offer high-quality professional services capabilities through third-party alliances. By offering our clients a full range of professional services, we believe we can accelerate acceptance of our speech-activated solutions for e-business and create opportunities to sell new or enhanced products to clients.

     Expand international presence. We currently have more than 45 non-U.S. based clients and partners in Europe, Asia, and Latin America. Our SpeechWorks platform currently supports the following languages and dialects: Australian English, Brazilian Portuguese, Canadian French, Cantonese, European French, German, Japanese, Korean, Latin American Spanish, Mandarin, Singapore English, U.K. English and U.S. English. We have opened sales and development offices in England, Singapore, Mexico and Canada and we have sales representatives in France, Germany and Australia. We intend to continue our expansion in those regions where businesses and other institutional clients value the addition of speech access to their e-business services.

     Expand sales channels to drive market penetration. We currently have 34 sales representatives and have established 55 partner relationships in 12 countries. We are working to increase client adoption of our solutions by expanding our direct sales force and our indirect sales channels through additional relationships and strategic alliances with key systems integrators, value-added resellers and original equipment manufacturers. We believe that by establishing and strengthening relationships with our key partners around the world, we can target a broader client base and accelerate adoption of our solutions.

     Build brand awareness. We plan to expand awareness of SpeechWorks as a leading provider of speech-enabled e-business solutions. We have implemented several "SpeechWorks Here" programs to brand our solution as the enabler behind our clients' speech-activated, e-business efforts. We use a variety of strategic marketing programs including advertising, trade shows and web seminars. We intend to continue to expand our traditional and online marketing activities to build awareness of our brand.

                                    Products

     We offer two speech recognition products for over-the-telephone applications:

   . SpeechWorks 6, a comprehensive set of software tools and core speech recognition technology that can be used to build state-of-the-art, speech-activated services, and

   . SpeechSite, a packaged application that answers and directs telephone calls and delivers company information.

                              [CHART APPEARS HERE]


     SpeechWorks 6. SpeechWorks 6 is the current release of our software platform for developing and deploying customized speech applications in a variety of languages. SpeechWorks 6 runs on Windows NT- and UNIX-based operating systems and supports multiple telephony interfaces.

     SpeechWorks 6 includes our:

   .  SMARTRecognizer core recognition engine,

   .  DialogModule building blocks,

   . natural language tools for building and maintaining grammars, vocabularies and pronunciations, and

   . operations and tuning tools for monitoring and improving deployed applications.

     SMARTRecognizer. The SMARTRecognizer provides advanced technology for speech recognition over the telephone. It can recognize more than 65,000 different words or phrases at a time, including customized vocabularies. It can also recognize complete phrases and sentences such as, "I'd like to transfer $500 from checking to savings today." The SMARTRecognizer can understand different speakers without user training and it supports continuous speech, allowing callers to speak at a normal rate without pausing between words.

     DialogModules. DialogModules are pre-packaged software building blocks that enable our clients to build speech applications quickly and easily. Each DialogModule performs a particular task within an application, ranging from simple tasks such as capturing a yes/no response or a telephone number from a caller, to more complex tasks such as selecting an item from a large vocabulary list. DialogModules include pre-built grammars, user interface design, call flow and error recovery routines to provide developers with easily configurable functionality. To further aid the development of speech applications, SpeechWorks DialogModules have been integrated as graphical icons in a number of application development toolkits provided by our distribution partners.

     Natural language tools. Natural language tools include a vocabulary editor that enables developers to generate and maintain large vocabulary lists of words that are recognized at specific times during a call. Developers can add new words by typing them in or pointing to a text database. SpeechWorks 6 generates the pronunciations automatically using either its built-in dictionary of 250,000 words or by following standard phonetic rules. The vocabulary editor also allows the developer to specify synonyms and alternative pronunciations for each of the vocabulary items. A grammar editor enables developers to build and test complex natural language grammars. Another SpeechWorks tool, the pronunciation editor, allows the developer to edit pronunciations of each vocabulary item.

     Operations and tuning tools. Operations and tuning tools enable developers to review application performance data in an easily understood graphical form. These tuning tools provide detailed reports regarding recognition performance and user interface effectiveness, peak usage times and call duration, execution results for DialogModules and potential problem areas.

     SpeechWorks 6 includes patented barge-in technology that enables callers to interrupt an application with responses or new queries.

     We released SpeechWorks 6.5 in June 2000. SpeechWorks 6.5 offers improvements in recognition accuracy and performance and additional features, including plug-n-play DialogModules and additional languages, an Address DialogModule, a Verification DialogModule and natural language enhancements. Plug-n-play DialogModules and languages provide additional flexibility for adding new DialogModules and languages. The Address DialogModule encapsulates mechanisms for interacting with a caller to solicit and recognize U.S. residential, post office box and rural route addresses. The Verification DialogModule supports integration with third-party speaker verification algorithms to perform authentication of callers by matching their voices to previously enrolled "voiceprints" or templates. The natural language enhancements provide capabilities for handling more complex natural language grammars through improved modeling and more detailed confidence score interpretation.

     SpeechSite. Our recently launched SpeechSite product is a packaged application solution that is built on our SpeechWorks 6 platform and is designed to bring the web model of self-service to the telephone. SpeechSite can provide callers with a wide variety of company information, direct calls and support custom built transactions using spoken words.

     We offer SpeechSite as a turnkey solution using content supplied by our client. Our pre-packaged SpeechSite applications are designed to be deployed and fully functional in less than two weeks. Our SpeechSite solution includes all required hardware, software and professional services, including configuration of the system, professional recordings of corporate information, and implementation and training at the client's facility.

     The hardware platform for a SpeechSite currently consists of a Dell PC running Windows NT utilizing Intel's Dialogic cards. SpeechSite software consists of two major components: a SpeechSite engine and a SpeechSite administration function. The SpeechSite engine is responsible for executing the speech interface and connecting with the telephony system, while the SpeechSite administration component is responsible for all configurations, reporting and monitoring interfaces. In addition, SpeechSite uses Artisoft's Visual Voice Pro as well as other complementary applications to provide enhanced features and functionality. These complementary applications include text-to-speech software from Lucent and WinFax Pro and pcAnywhere from Symantec.

     Open Speech Web. We recently launched an initiative called the Open Speech Web which we believe will be the next phase in the evolution of speech services. The Open Speech Web will connect a variety of speech services, including portals, enterprise SpeechSites and directory services allowing callers to freely navigate among speech-enabled services. To enable the Open Speech Web, we developed a VoiceXML standards-based browser, the SpeechWorks Speech Browser, and standards-based linking technology, the SpeechLink, both of which are in beta testing. VoiceXML is a language for building speech applications. Both the SpeechWorks Speech Browser and SpeechLink will be made available as open source code. Our SpeechWorks Speech Browser is intended for use by platform providers, service bureaus and telecommunications companies that want to add VoiceXML services to existing platforms or to create new VoiceXML-based solutions. SpeechLinks can be used to interconnect speech services based on other vendors' technology to those based on our technology.

     SpeechSpot. SpeechSpot is a speech-based advertising placement program which is designed to develop a revenue stream comparable to the banner advertisement revenue available to internet sites. We are currently conducting SpeechSpot research and concept testing and are designing and developing support for SpeechSpot placements in three client applications. We intend to create a SpeechSpot DialogModule to facilitate the delivery of SpeechSpot placements in future client applications.

                         Solutions and Support Services

     We recognize that many clients want more than a software-only solution. Consequently, we offer our clients a range of consulting and implementation services through our solution services group as well as a rapid prototyping center to help clients get started. These solution services are provided by staff located in Boston, New York and San Francisco as well as in our international centers of excellence in Canada, Mexico, the United Kingdom and Singapore. We provide dedicated teams of professionals who follow our speech application development lifecycle to help our clients and partners get their speech applications working as quickly as possible and achieve maximum caller satisfaction.

     Rapid prototyping center. We offer a rapid prototyping center that allows potential clients to explore quickly and cost effectively the capabilities of over-the-telephone, speech-activated applications. In our rapid prototyping center, clients can experiment with speech recognition technology, user interfaces and the tools required to build speech-activated services. An application prototype helps potential clients experience real-world caller interactions and can serve as the foundation for a full-scale production system.

     Speech application development lifecycle. We have created a proprietary speech application development lifecycle, or SADL, which is a disciplined project management process to ensure successful implementation of our solutions. Our lifecycle approach is based on three primary phases: specification, development and deployment. In the specification phase, we assess the functional, design and integration requirements of the system and prepare a preliminary user interface specification. During the development and deployment phases, developers are trained to pay particular attention to the iterative testing and tuning of the application's user interface. In addition, this approach supports parallel development of database and telephony system integration requirements ensuring efficient and timely deployments. We believe that our speech application development lifecycle has been an important reason for our success with major client deployments to date.

     User interface design. We employ a team of user interface engineers and human factors experts who study how people interact with computers to design the most effective interface for a client's specific application. This team follows a three-phase process: research, design and testing. In the research phase, our engineers seek to understand the needs and desires of our clients and their callers. In order to help make a callers' experience effective and enjoyable, in the design phase, our engineers consider the implications that our interface design may have on callers by taking into account call flow, functionality, and the application's personality. Then our interface engineers conduct usability tests and periodically monitor and improve call flow, prompts, and recognition accuracy.

     Training. We offer training programs that provide clients with a review of our products and services and an introduction to the process of building speech applications. Our lectures and interactive workshops provide instruction on embedding our software in a production-quality, runtime environment and developing state-of-the-art natural language recognition capabilities.

     Maintenance and support. We also offer our clients and partners a range of maintenance and support programs. These support programs include telephone and e-mail support, web access to knowledge databases, technical support, software patches and upgrades, and varying service level options. Application consulting, user interface design and tuning services are also available to our clients and partners.

     SpeechCare. We provide our SpeechSite clients with a technical support and services package, SpeechCare, which consists of three services: voice prompt recording and management, operations and technical support, and software maintenance, patches and updates.

                                   Technology

     We have developed and/or enhanced and extended distinguishing technologies in our products. These include:

   . Segment-based statistical models. Our recognition system is based on work on segmental systems performed for many years at MIT and other research groups. The segmental approach, unlike the frame-based, Hidden Markov Model approach, is able to take into account the entire phonetic segment. This allows our product to better account for the static and dynamic properties of individual speech sounds which increases accuracy and reduces the overall amount of computation needed for a given recognition task.

   . Barge-in. Barge-in technology allows callers to interrupt the outgoing prompts by speaking over them and allows our recognizer to understand what the user said when interrupting. We have developed patented technologies to provide state-of-the-art barge-in performance. We believe that clients using our technology were the first to support barge-in functionality in large scale, production applications.

   . Dynamic vocabularies. Many traditional speech recognition engines require that the recognition vocabulary be defined and compiled at application development time. However, there are many applications where the necessary vocabulary must be generated while the application is running. We have therefore engineered our speech recognition engine to allow rapid, dynamic updates of recognition vocabularies.

   . Automatic adaptation. We have incorporated a process to support automatic adaptation of the recognition models of our engine. The result is that, through a fully automated process, the SpeechWorks engine is able to reduce error rates by 30-60% over time as it is used for some applications.

     Platform integration. A key factor in the success of our products has been the tight integration of these products on many of the leading interactive voice response, or IVR, platforms. These platforms consist of a combination of hardware and software, and provide robust scalable environments for building speech applications. On some platforms, our DialogModules are used to write applications directly in code, such as C, Java and Visual Basic. On platforms with existing application development environments, the DialogModules are integrated into the development environments to allow seamless development of speech applications within the framework of the existing platform environment.

     Software architecture. Our products are built using well-defined layers of functionality with module interfaces. These layers are built using a combination of C and C++. DialogModules can be utilized through a number of standard interface technologies, such as Microsoft's Component Object Module. Platform integration is accomplished through a number of well-defined application programming interfaces, or APIs, along with software that can be replaced to match the needed functionality of a particular platform.

     Standards. We have been helping to drive evolving standards in a number of areas in the telephone-based speech recognition industry. This includes participation in the Enterprise Computer Telephony Forum, or ECTF, to define the S.100 and S.300 APIs for speech recognition along with driving development of standards for Dialog Application Components in the ECTF architecture. We have also been an active participant in the World Wide Web Consortium, or W3C, Voice Browser working group, which is developing standards for speech applications and interfaces using web-based programming methods.

                           Recent Strategic Alliances

AT&T

     We have entered into a development and license agreement with AT&T to develop and sell products that use AT&T speech technology. The technology includes AT&T speech software and text-to-speech software, as well as certain other technology related to computer processing of the human voice, including large vocabulary recognition, natural language understanding and dialog management. AT&T has agreed to assist us in marketing to AT&T business units the products and services that we develop. Our license is royalty-free and non-exclusive. In return for these licenses and assistance, we have issued to AT&T 1,045,158 shares of our common stock with accompanying registration rights, as described in "Description of Capital Stock-- Registration Rights." We are also licensing to AT&T, on a non-exclusive basis, the right to use the integrated speech recognition products for internal research and development purposes, as well as to market commercial services to third parties. We have agreed to sell the integrated speech recognition products to AT&T at privileged pricing. We have also agreed to specific personnel allocation commitments to develop integrated speech products which incorporate AT&T speech technology.

  The term of the agreement is for five years. The agreement may be terminated prior to the expiration of the term if either we or AT&T declares bankruptcy or breaches, and fails to cure, a material term of the agreement. Further, AT&T may terminate the agreement at any time after December 5, 2000 upon sixty days prior written notice to us. If the agreement is terminated, we will retain the technology license that we received from AT&T. Additionally, unless we terminate the agreement because of a violation by AT&T, AT&T will retain the licenses it received from us relating to the integrated speech recognition products. Following termination, AT&T retains the right to purchase our products and services, as well as the integrated speech products, at privileged pricing.

  If we are acquired by a specified AT&T competitor, the source code to the integrated speech recognition products will be released to AT&T to support existing deployments. Moreover, the acquirer will be required to pay to AT&T a supplemental license fee as follows:

   . if the transaction occurs prior to June 5, 2002, an amount equal to the lesser of 5% of our then fair market value and $25 million, and

   . if the transaction occurs after June 5, 2002, an amount equal to the lesser of 3% of our then fair market value and $15 million.

America Online

     In June 2000, we entered into a software license, professional services and marketing agreement with America Online in which we have agreed to license software and support the development and deployment of voice portals to America Online's online services. Under the agreement, we will receive license, professional services and maintenance and support fees. We will also be entitled to fees if America Online and its affiliates receive certain levels of revenue from their voice portals, not to exceed specified amounts. The agreement has a three year term. However, America Online has the option to terminate the agreement effective on the first or second anniversary. If we are acquired by an America Online competitor, America Online may terminate the agreement without being obligated to pay any additional license fees and will be able to deploy an unlimited number of ports. In addition, America Online will be entitled to receive a refund of the license fees paid to us, and we will be required to provide five engineers for one year to assist America Online with the transition of the voice portals off our software. If we are acquired and following such acquisition the acquirer does not maintain and support our products, then America Online will be able to deploy an unlimited number of ports without further payment and will be entitled to a refund of the license fees paid to us. America Online may elect to extend the agreement for up to three additional one-year terms for an extension fee.

     In connection with this agreement, America Online has agreed to purchase $5.0 million of our common stock in a private placement concurrent with this offering at a purchase price per share equal to the lesser of $12.46 or 89% of the price to the public in this offering. In order to encourage America Online to market the voice portal and our speech recognition software and services, we have issued America Online a warrant to purchase 765,422 shares of our common stock at an exercise price per share equal to the lesser of $12.46 or 89% of the price to the public in this offering. These warrants will become exercisable upon the earlier of America Online achieving specified voice portal user milestones or June 30, 2002.

     America Online has also agreed to the following provisions which we believe will support our marketing efforts and encourage the adoption of our technology:

   . America Online will grant two year licenses for our software to third parties who make their content available through one or more of America Online's voice portals and America Online will receive a portion of a discounted license fee for those licensees who extend their license or subsequently expand their speech activated services, through the America Online voice portals or other voice portals, with direct licenses with us for our software,

   . America Online may work with us to seek opportunities for the resale of America Online content that is bundled for resale with our products. If we agree to pursue these opportunities, we will pay a royalty fee to America Online for this content, and

   . America Online has agreed to place the SpeechWorks' logo on select America Online web pages relevant to the voice portals.

     We have granted America Online registration rights that are described in "Description of Capital Stock--Registration Rights."

Net2Phone

     In June 2000, we entered into a letter of intent with Net2Phone under which we will grant a software license and provide professional services to Net2Phone and pursue joint marketing and promotional efforts. We have agreed to negotiate in good faith the terms of a definitive license agreement incorporating these and other terms by July 21, 2000. However, there can be no assurance that we will be able to enter a definitive agreement on terms acceptable to us, if at all. In connection with this letter of intent, Net2Phone has agreed to acquire $4.0 million of our common stock in a private placement concurrent with this offering at a purchase price per share equal to the lesser of $12.46 and 89% of the price to the public in the offering. In addition, we have granted Net2Phone registration rights that are described in "Description of Capital Stock--Registration Rights."

                                    Clients

     Our clients comprise a diverse international group of organizations in a variety of fields. The following is a representative list of our clients who have purchased over $50,000 of our software and/or services either directly from us or through our resellers.

                                          Finance/Banking

            Communications                CIBC

                                          CitiGroup
            BellSouth IntelliVentures     First Union National Bank
            CellularOne

            E-Plus
            MCI WorldCom                  Travel
            NEXTLINK Interactive

            SingTel Mobile                AirTran Airways

                                          Amtrak
                                          Continental Airlines
            Technology/Manufacturing      United Airlines


            Apple Computer
            Aspect Communications         Pharmaceuticals
            CTL, Inc.

            Dialogic Corporation, an      McKessonHBOC
            Intel Company

            InterVoice-BRITE              Speech Portals
            MAXXAR Corporation

            Nortel Networks               AudioPoint, Inc.
            Universal Electronics         HeyAnita.com

                                          Quack.com

            Finance/Brokerage

                                          Speech Application Service
            Bidwell & Company             Providers
            DLJ Direct

            E*TRADE                       everypath.com
            Hyundai Securities            NetByTel.com
            Singapore Stock Exchange      Price Interactive
             IT Solutions                 !hey Software

            StockTrade
            TD Waterhouse                 Insurance


                                          The Guardian Life
            Dot.coms                       Insurance of America

            Anyday.com
            foodline.com                  Retail

            MapQuest.com
            Synapse.com                   Stop & Shop, an AHOLD/USA
            XYPOINT Corporation            Company


     We intend to expand our client base by, among other things, adding new distribution and development partners and leveraging their capabilities to sell and deploy our products, increasing our co-marketing activities with our partners, increasing the size of our direct sales force and increasing our market and brand awareness.

Case Studies

 United Airlines Flight Information
 1.800.824.6200

     Company Description: United Airlines is the largest air carrier in the world and the largest majority employee-owned company, offering nearly 2,400 flights a day to 138 destinations in 26 countries and two U.S. territories. United is also an industry innovator with breakthroughs such as E-Ticket Service, United Connection, Airport Gate Reader, United Shuttle, and now its two speech-activated systems.

     The Challenge: As a leader in travel technology, United Airlines wanted to upgrade its Flight Information System with a self-service system to better serve its customers.

     The Solution: Within five months of the project start date, United replaced its automated touch-tone system with a new speech recognition application that provides callers with fast access to valuable flight information, such as departure and arrival times, through its toll-free flight information telephone number. The system allows people to call United anytime and speak naturally into a telephone to check the status and gate information of any of United's nearly 2,400 daily flights. The system receives more than 80,000 calls on a typical high-traffic day. After a brief introduction, the automated attendant will say, "Please say the United flight number," and if the caller responds, "I don't know it," the automated operator will break down the inquiry into smaller pieces the caller can answer such as arrival and departure cities. The system seeks out and works with the information the caller has.

 MapQuest.com

     Company Description: MapQuest.com is a leader in online, voice and wireless destination information solutions and digital mapping services. MapQuest.com provides mapping, proximity searching, real-time traffic reporting and directions to the end user anytime, anywhere. MapQuest.com licenses its technology to more than 1,100 business partners. Through these licensing agreements, MapQuest.com helps businesses integrate maps and driving directions into their internet, intranet, call centers, voice and wireless applications for improved marketing and customer service functions.

     The Challenge: MapQuest.com wanted to expand its market reach beyond the desktop by offering access to its internet-based destination information and services to consumers by the telephone.

     The Solution: The 1-800-MapQuest application will use SpeechWorks' platform to provide callers with access to MapQuest driving directions by dialing a toll-free number and talking over the telephone. The service will prompt callers to provide their locations and destinations by saying, "Where are you coming from?" and "Where are you going?" The system will transmit the callers' spoken answers to the on-line MapQuest.com engine and provide an audio response. The user will be able to control the output with voice commands such as "repeat" and "next." Other MapQuest services to be extended through the toll-free number will include Real-time Traffic Reports and a Biz Locator. Using SpeechWorks, MapQuest.com will leverage its online web engine through another channel of access - the telephone.

 BellSouth IntelliVentures
 1.404.633.TALK

     Company Description: BellSouth is a $25 billion communications services company that provides telecommunications, wireless communications, cable and digital TV, directory advertising and publishing, and internet and data services to more than 37 million customers in 19 countries worldwide. BellSouth IntelliVentures produces new, multimedia products for BellSouth, including The Real Yellow Pages ONLINE, The Real White Pages ONLINE, BellSouth AdReach Service and BellSouth Info by Voice.

     The Challenge: In an effort to expand its leadership position in the highly competitive telecommunications market, BellSouth wanted to enhance its local information service offerings by providing callers with a variety of automated information, 24 hours-a-day, seven days-a-week, over the telephone but without relying on touch-tone input.

     The Solution: BellSouth worked with SpeechWorks to create a public information service known as Info By Voice, or IBV, in Atlanta. IBV is the first local speech portal implemented by a major U.S. telecommunications carrier and, was based in part on experience gained in BellSouth's first voice-activated link system which was just deployed, using SpeechWorks' technology, as a trial in Florida in 1997. Callers can speak naturally over the telephone in complete phrases and sentences to request a variety of information such as news, sports, weather, stock quotes, horoscopes, and various yellow page restaurant listings. For example, a caller can say: "What's the weather in Atlanta?" and the system will respond with the up-to-date weather report.

 E*TRADE
 1.800.STOCKS1

     Company Description: E*TRADE, a leading provider of online investing services, allows independent investors to trade stocks, options and mutual funds at low commission rates. E*TRADE also provides portfolio tracking, news and real-time market commentary.

     The Challenge: E*TRADE wanted to expand its market by extending its internet-based transaction services to any user of a telephone.

     The Solution: Based in part on SpeechWorks technology, E*TRADE deployed the first, fully speech-enabled telephone investing service, TELE*MASTER, in 1997. TELE*MASTER allows E*TRADE customers to obtain information and make transactions from a telephone. The system supports quotes and trading for stocks, options and mutual funds and understands statements such as, "Buy 100 shares at a limit price of $100, good for the day." TELE*MASTER offers advanced speech access to a wide range of E*TRADE services, providing many of the same functions and offers much of the same information as is found on E*TRADE's web site.

 foodline.com
 1.212.222.MENU

     Company Description: foodline.com is an internet and telephone service devoted exclusively to restaurant information, reviews and reservations in New York City and Boston. At foodline.com, people can make reservations online in real-time after they have searched for restaurants by name, cuisine, location, price range or special features such as HotSpots. foodline.com also offers the first and only speech-activated telephone restaurant guide to more than 2,000 New York City restaurants.

     The Challenge: foodline.com wanted to complement its web service by expanding its market reach to all users of a telephone.

     The Solution: foodline.com engaged SpeechWorks to develop a speech-activated restaurant service. Initially launched in New York City on 212-222-MENU, foodline.com helps callers search for restaurants 24 hours-a-day, seven days-a-week over the telephone using such criteria as location, cuisine or price range. In addition, callers may ask to hear reviews, obtain addresses and be transferred directly to a restaurant to make reservations. "Do you know the name of the restaurant?" is the first question the automated attendant will ask the caller. If the caller responds "no," the automated attendant will offer categories of restaurants from which the caller may choose to hear critiques and other information.

                              Sales and Marketing

Sales

     We sell our products and services both directly through a sales force and indirectly through third-party value added resellers and system integrators.

     Direct Sales Force. We have a direct sales force in the United States which consists of three vice presidents, four regional sales directors, seven sales engineers, and 25 sales representatives located in nine states. This sales force represents our products and services to enterprises, channel partners and communications carriers in North America. We support the sales efforts of our value added resellers and system integrators around the world with an international direct sales force which consists of one vice president and three general managers located in Europe, Mexico and Asia Pacific. We also have sales representatives in the United Kingdom, Germany, France, Mexico, Singapore and Australia. The Canadian market is currently supported from our headquarters in Boston.

     Resellers. We have a network of 36 resellers located in the United States, Canada, South Africa, United Kingdom, France, Germany, South Korea, Australia, Singapore and other countries that distribute and implement our solutions around the globe. Our value added resellers and system integrators have experience in interactive voice response platforms, system integration of communication applications or hosting expertise for interactive voice response applications. Our resellers increase our coverage of global markets and fulfill the diverse application and service opportunities for our software and services.

Marketing

     Our marketing strategy is focused on building brand awareness of SpeechWorks as a leading provider of software products and professional services that enable enterprises and communications carriers to offer automated, speech-activated services. In March 2000, our marketing efforts were formally recognized with a Marketing Leadership Award and designation as U.S. market share leader in the telephony-based speech technology industry by the Frost & Sullivan research firm. The Marketing Leadership Award acknowledges leadership in marketing campaigns, educational programs and customer programs like the SpeechWorks Here Guarantee, which we believe is the industry's first results assurance program for customers.

     Our strategic advertising campaigns use both traditional and online media. Our print advertising focuses on targeted trade and business publications, including e-business, telecommunications and other categories. We conduct both live seminars and web seminars and participate in a number of trade shows and other industry events. We also provide speakers from our company to represent us at a number of industry forums.

     Our marketing strategy also includes aggressive public relations efforts designed to convey our message to appropriate audiences. We reinforce this through our ongoing communications with a number of key industry analysts and press representatives.

                                  Competition

     A number of companies have developed, or are expected to develop, products that compete with our products. Competitors in the speech recognition software market include IBM, Lernout and Hauspie Speech Products, Locus Dialogue, Lucent Technologies, Nuance Communications, Philips Electronics and Phonetic Systems. We expect additional competition from other companies such as Microsoft, which has recently made investments in and acquired a speech recognition technology company. Furthermore, our competitors may combine with each other, and other companies may enter our markets by acquiring or entering into strategic relationships with our competitors. Current and potential competitors have established, or may establish, cooperative relationships among themselves or with third parties to increase the abilities of their advanced speech and language technology products to address the needs of our prospective clients.

     We believe that the principal competitive factors affecting our market include the breadth and depth of solutions, product quality and performance, core technology, product scalability and reliability, product features, client service, the ability to implement solutions, the value of a given solution, the creation of a base of referenceable clients and the strength and breadth of reseller and developer relationships. Although we believe that our solutions currently compete favorably with respect to these factors, particularly with respect to product quality and performance, our market is relatively new and is evolving rapidly.

                            Research and Development

     We have made substantial investments in research and development through both internal development and technology licenses. The majority of our research and development activity has been directed towards feature extensions to our family of products. This development consists primarily of adding new competitive product features and additional tools and products as we expand into new markets.

     Our research and development expenditures for 1997, 1998, 1999 and the first quarter of 2000 were $2.0 million, $1.9 million, $5.2 million and $1.8 million, respectively. We expect that we will continue to commit significant resources to research and development in the future. All research and development expenses have been expensed as incurred.

     The market for our products and services is characterized by rapid technological change, frequent new product introductions and enhancements, evolving industry standards, and rapidly changing client requirements. The introduction of products incorporating new technologies and the emergence of new industry standards could render existing products obsolete and unmarketable. Our future success will depend in part on our ability to anticipate changes, enhance our current products, develop and introduce new products that keep pace with technological advancements and address the increasingly sophisticated needs of our clients.

               Intellectual Property and Other Proprietary Rights

     We regard our patents, copyrights, service marks, trademarks, trade secrets and other intellectual property as important to our success. We rely on a combination of patent, trademark and copyright law, trade secret protection and confidentiality and/or license agreements with our employees, consultants, clients, partners and others to protect our proprietary rights. All of our employees have executed confidentiality and assignment of invention agreements. Prior to disclosing confidential information to third parties, we generally require them to sign confidentiality or other agreements restricting the use and disclosure of our confidential information.

     To date we have obtained four issued U.S. patents, and have 13 pending U.S. patent applications, two pending patent applications under the Patent Cooperation Treaty, two pending patent applications in the European Patent Office, and one pending patent application in each of Australia, Canada, China, and Singapore. Additionally, we pursue registration of our key trademarks and service marks in the U.S. and, in many cases, internationally. However, effective trademark, service mark, copyright and trade secret protection may not be available or sought by us in every country in which our products and services are sold.

     We license software technology from MIT under a nonexclusive license agreement. This license agreement will terminate upon the expiration of MIT's copyrights related to such technology. We do not anticipate that this will restrict our ability to use or license the software technology or any derivative works in any way. We also license technology from AT&T. See "Recent Strategic Alliances--AT&T." We currently own a number of internet domain names, including speechworks.com.

                                   Employees

     As of June 20, 2000, we had 246 employees worldwide, including 63 in research and development, 81 in service and support, 70 in sales and marketing and 32 in finance and administration. We have not experienced any work stoppages and consider our relations with our employees to be good.

                                   Facilities

     Our principal offices are located at 695 Atlantic Avenue, in Boston, Massachusetts, where we lease approximately 53,600 square feet under leases that expires in September 2004. We also maintain regional sales and development offices in New York, San Francisco, Montreal (Canada), Puebla (Mexico), Singapore and Staines (England), as well as regional sales offices in Chicago, Atlanta, and Dallas. The leases for the regional offices are short-term. We believe that our existing facilities are adequate for our current needs.

                               Legal Proceedings

     We are not engaged in any legal proceeding that we expect to have a material adverse effect on our business.

                                   MANAGEMENT

Executive Officers and Directors

     The following table sets forth certain information concerning our directors and executive officers:

Name                         Age Position
----                         --- --------
Stuart R. Patterson ........  43 President, Chief Executive Officer and Director
Richard J. Westelman........  42 Chief Financial Officer
Mark A. Holthouse...........  45 Senior Vice President of Operations
Michael S. Phillips.........  38 Chief Technology Officer and Director
William Ledingham...........  38 Vice President of Product Development
Joseph Murphy...............  44 Vice President of Sales
Stephen Adams...............  50 Vice President of International
Steven Chambers.............  37 Vice President of Worldwide Marketing
Rick Olin...................  43 Vice President and General Counsel
William J. O'Farrell .......  38 Chairman of the Board
Axel Bichara ...............  36 Director
Richard Burnes .............  59 Director
Robert Finch................  42 Director
John C. Freker, Jr..........  42 Director

----------

     Stuart R. Patterson has served as our President since September 1997, our Chief Executive Officer since May 1998 and as a director since May 1998. Prior to joining us, from May 1997 to September 1997, he served on the board of BBG New Media, Inc., a developer of high-end web sites, which was bought by Think New Ideas, Inc., now AnswerThink Consulting Group, in September 1997. From May 1996 to March 1997, he served as Vice President and Line of Business Manager at Voxware, Inc., a developer of digital speech and audio technologies and solutions. Previously, from August 1994 to May 1996, he served on the Advisory Board of Voxware. From September 1987 to April 1996, he co-founded and served as the chief executive officer of Vicorp Interactive Systems, Inc., a developer of large-scale voice and data applications based on open systems tools and platforms.

     Richard J. Westelman has served as our Chief Financial Officer since August 1998. Prior to joining us, from June 1996 to August 1998, he served as Chief Financial Officer and Director of Dove Associates, a strategy consulting firm. From January 1994 to June 1996, he served as Chief Financial Officer of Vicorp Interactive Systems, Inc.

     Mark A. Holthouse has served as our Senior Vice President of Operations since March 1996. In 1987, he co-founded Vicorp Interactive Systems, Inc., a developer of large-scale voice and data applications based on open systems tools and platforms. He served as Managing Director of Technology and Operations of Vicorp from April 1987 to March 1996.

     Michael S. Phillips co-founded SpeechWorks and has served as our Chief Technology Officer since September 1994 and as a director since May 1994. From May 1987 to August 1994, he served as a research scientist in the Spoken Language Systems Group at the Massachusetts Institute of Technology, a non-profit think-tank dedicated to the development of a conversational interface between computers and human spoken words.

     William Ledingham has served as our Vice President of Product Development since July 1995. From 1989 to 1994, he held a number of marketing management positions at Stratus Computer.

     Joseph Murphy has served as our Vice President of Sales since August 1999. From July 1998 to August 1999, he was Vice President of Sales at Rubric, Inc., a web-based marketing vendor. From

August 1996 to June 1998, he was Director of Sales at Genesys
Telecommunications, Inc., a computer telephony integration and enterprise interaction management software company. From January 1995 to April 1996, he served as Vice President of Worldwide Sales for GeoTel Communications, a software company.

     Stephen Adams has served as our Vice President of International since October 1998. From August 1997 to October 1998, he served as Vice President of Worldwide Sales at Gradient Technologies, Inc., a provider of security services for network computing. From March 1996 to August 1997, he served as Vice President of International Sales at Segue Software, Inc., a company specializing in the development of management and testing of electronic business applications software. From April 1993 to March 1996, he served as Director of International Sales at Rational Software Corporation, a software development company.

     Steven Chambers has served as our Vice President of Worldwide Marketing since September 1999. From October 1998 to July 1999, he served as Vice President of Marketing at Arbortext, Inc., an XML-based information solutions company. From October 1997 to October 1998, he was the Vice President of Marketing for VDOnet, a company specializing in streaming media over the internet. From November 1991 to October 1997, he served as Vice President of Worldwide Marketing at PictureTel Corporation, a visual communications company.

     Rick Olin joined us in March 1999 and has served as our General Counsel since January 2000. From October 1996 until February 1999, he was Deputy Legal Counsel at Open Market, Inc., an internet commerce software company. From May 1995 until September 1996, he was Vice President and General Counsel of Long Term Care Services, Inc., a regional health care company. Prior to that he was an attorney at Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

     William J. O'Farrell co-founded SpeechWorks and has served as our Chairman of the Board since May 1994. Mr. O'Farrell also served as our Chief Executive Officer from May 1994 to May 1998. Since March 1999, Mr. O'Farrell has served as Chairman of the Board and Chief Executive Officer of OpenAir.com (formerly TimeBills.com), an online time and expense tracking and invoicing service company.

     Axel Bichara has served as director of SpeechWorks since August 1995. Mr. Bichara joined Atlas Venture, a venture capital firm, in 1993 and is currently a Senior Principal.

     Richard Burnes has served as director of SpeechWorks since October 1997. Since November 1970, Mr. Burnes has served as General Partner of Charles River Ventures of which he is a co-founder.

     Robert Finch has served as a director of SpeechWorks since April 2000. Since February 2000, Mr. Finch has served as Vice President, Operations for BroadBand Office, Inc., a provider of technology and communications solutions to businesses. From 1988 through February 2000, he served in a variety of vice president-level engineering, operations and corporate development roles for MCI WorldCom and predecessor companies including LDDS WorldCom and Advanced Telecommunications Corporation. Most recently, Mr. Finch served as Vice President, Strategic Development from January 1998 to February 2000.

     John C. Freker, Jr. has served as a director of SpeechWorks since April 2000. Since November 1997 Mr. Freker has served as President of the Custom Solutions Group of Convergys Corporation, a customer service and marketing company. From December 1994 to November 1997, he served as President of MATRIXX Marketing, Inc., a customer service and marketing company.

Classified Board of Directors

     Our board of directors is divided into three classes as nearly equal in number as possible. Each year the stockholders elect the members of one of the three classes to a three-year term of office. Messrs. Finch and Freker serve in the class whose term expires in 2001; Messrs. Bichara and Burnes serve in the class whose term expires in 2002; and Messrs. Patterson, Phillips, and O'Farrell serve in the class whose term expires in 2003.

Committees of the Board of Directors

     Our board of directors has a compensation committee, which reviews, approves and makes recommendations concerning salaries and incentive compensation for our employees and consultants, establishes and approves salaries and incentive compensation for our executive officers, and administers our stock plans. The compensation committee also administers and reviews general policies relating to compensation and employee benefits. As of the closing of this offering, the members of the compensation committee will be Messrs. O'Farrell and Burnes. Our board of directors also has an audit committee, which oversees the engagement of our independent public accountants and reviews the results and scope of annual audits and other services provided by our independent public accountants. The members of the audit committee are Messrs. Burnes, Bichara and Freker.

Compensation of Directors

     Our directors do not receive an annual retainer or any fees for attending regular meetings of the board of directors. Non-employee directors are reimbursed for travel costs and other reasonable out-of-pocket expenses incurred in connection with attending meetings of the board of directors or any committee thereof. In addition, non-employee directors are eligible to receive grants of non-qualified stock options under our stock option plan, and we have granted to each of Messrs. Freker and Finch options to purchase 30,000 shares of our common stock in exchange for each of them agreeing to join our board of directors. In the future, we may grant additional such options to non-employee directors as an incentive to join or remain on our board of directors.

Compensation Committee Interlocks and Insider Participation

     None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee.

Executive Compensation

     Summary Compensation. The following table sets forth the total compensation paid or accrued during the year ended December 31, 1999 to our chief executive officer and our four other most highly compensated executive officers who earned more than $100,000 during the year ended December 31, 1999, who we refer to as our named executive officers.

                           Summary Compensation Table

                                                                   Long-Term
                                                                  Compensation
                                       Annual Compensation           Awards
                                --------------------------------- ------------
                                                                   Securities
                                                   Other Annual    Underlying
Name and Principal Position      Salary   Bonus  Compensation (1) Options (#)
---------------------------     -------- ------- ---------------- ------------
Stuart R. Patterson............ $172,500 $42,000      $   --         75,000
 President and Chief Executive
 Officer
Richard J. Westelman...........  157,500  12,750          --         45,000
 Chief Financial Officer
Mark A. Holthouse..............  156,250  30,000       2,809         45,000
 Senior Vice President of
 Operations
Michael S. Phillips............  143,750  20,000       1,694         45,000
 Chief Technology Officer
William Ledingham..............  126,500  20,000       1,909         30,000
 Vice President, Product
 Development

------------------
(1) Represents life insurance and long-term disability insurance premiums.

                             Option Grants in 1999

     The following table contains information as to stock options granted during the year ended December 31, 1999 to each of the named executive officers. Each of the option grants listed below vests equally over 36 months from the date of grant. In accordance with the rules of the Securities and Exchange Commission, or SEC, also shown below are hypothetical gains that could be achieved for the respective options if exercised immediately prior to the end of the option term, assuming that the stock price on the date of grant appreciates at the specified annual rates of appreciation, compounded annually over the term of the options. The assumed annual rates of compounded stock price appreciation are mandated by the rules of the SEC and do not represent an estimate or projection of our future common stock prices. Actual gains, if any, on stock option exercises will depend on the future performance of our common stock.

     The potential realizable value in the table below is calculated based on the ten-year term of each option at the time of grant. The potential realizable values at 5% and 10% appreciation are calculated by:

   . multiplying the number of shares of common stock under the option by the assumed initial public offering price of $14.00 per share,

   . assuming that the aggregate stock value derived from that calculation compounds at the annual 5% or 10% rate shown in the table until the expiration of the options, and

   .  subtracting from that result the aggregate option exercise price.

     Percentages shown under "Percent of Total Options Granted to Employees" are based on an aggregate of 2,795,000 options granted to our employees under our stock option plans during 1999.

                                                                    Potential Realizable
                                                                      Value at Assumed
                         Number of  Percent of Exercise             Annual Rates of Stock
                           Shares     Total    or Base             Price Appreciation for
                         Underlying  Options    Price                    Option Term
                          Options   Granted to   Per    Expiration ----------------------- ---
Name                      Granted   Employees   Share      Date        5%          10%
----                     ---------- ---------- -------- ---------- ----------- -----------
Stuart R. Patterson.....   75,000      2.7%     $4.13     4/1/09   $ 1,400,589 $ 2,413,680
Richard J. Westelman....   45,000      1.6       4.13     4/1/09       840,354   1,448,208
Mark A. Holthouse.......   45,000      1.6       4.13     4/1/09       840,354   1,448,208
Michael S. Phillips.....   45,000      1.6       4.13     4/1/09       840,354   1,448,208
William Ledingham.......   30,000      1.1       4.13     4/1/09       560,236     965,472

     For information relating to the acceleration of options granted to the named executive officers, see "Change of Control Agreements."

         Aggregate Option Exercises in 1999 and Year-End Option Values

     The following table sets forth certain information with respect to option exercises and the total value of options held by each named executive officer as of December 31, 1999. Because there was no public trading market for the common stock as of December 31, 1999, the value realized upon the exercise of options and the value of the unexercised in-the-money options at year-end have been calculated on the basis of the assumed initial public offering price of $14.00 per share minus the applicable per share exercise price.

                                               Number of Securities    Value of Unexercised In-
                          Shares              Underlying Unexercised     the-Money Options at
                         Acquired               Options at Year-End            Year-End
                            on      Value    ------------------------- -------------------------
Name                     Exercise  Realized  Exercisable Unexercisable Exercisable Unexercisable
----                     -------- ---------- ----------- ------------- ----------- -------------
Stuart R. Patterson.....      --  $        0   417,447      370,053    $5,641,917   $4,835,845
Richard J. Westelman....      --           0    73,750      151,250       948,649    1,895,306
Mark A. Holthouse....... 137,813   1,929,382    10,000       35,000        98,670      345,345
Michael S. Phillips.....      --           0    10,000       35,000        98,670      345,345
William Ledingham....... 139,515   1,953,210     6,666       23,334        65,773      230,237

Employment Agreement

     On September 2, 1997, we entered into an employment agreement with Mr. Patterson, our President and Chief Executive Officer. The employment agreement provides for an initial term of three years. Under the terms of the agreement, Mr. Patterson is entitled to receive an annual base salary of $150,000, which has been adjusted to $172,500, and is eligible to receive an annual performance bonus of up to $50,000. Additionally, we granted Mr. Patterson options to purchase up to 712,500 shares of our common stock at an exercise price of $0.33 per share. 25% of these options vest after one year and the remainder vest equally over the following 36 months. These options are subject to vesting upon change of control as described below. Also under the agreement, we must pay for up to $1,000,000 in life insurance and long-term disability insurance for Mr. Patterson. If Mr. Patterson is terminated without cause or if we fail to enter into a new employment agreement with Mr. Patterson by September 2, 2000, we must pay Mr. Patterson a $75,000 severance payment. Mr. Patterson's employment agreement also contains one year post termination non-compete and non-solicitation provisions.

     On June 21, 2000, we entered into an employment agreement with Mr. Westelman, our Vice President of Finance and Administration and Chief Financial Officer, to employ him on an at-will basis. Mr. Westelman is entitled to receive an annual base salary of $163,800 and is eligible to receive an annual performance bonus of up to $40,000. Additionally, Mr. Westelman will also receive a retention bonus of $40,000 upon the earlier of the closing of this offering or September 30, 2000, provided he has not terminated his employment on or prior to that date. If Mr. Westelman is terminated without cause, we must pay him his base salary for a period of 12 months, all outstanding options previously granted to him will become immediately exercisable and we must pay his health insurance premiums for the earlier of 12 months or until he becomes eligible for another comparable plan. If we request that Mr. Westelman assume a new position or title after 90 days following the closing of this offering or December 31, 2000, whichever comes earlier, and he does not agree to that new position or title, he will be deemed terminated without cause. If Mr. Westelman terminates his employment after December 31, 2000, we must pay Mr. Westelman his base salary for six months, 50% of all outstanding options previously granted to him will become immediately exercisable and we must pay his health insurance premiums for the earlier of six months or until he becomes eligible for another comparable plan. We have also agreed to make a one year recourse loan to Mr. Westelman for up to $426,000 at the prime rate, payable quarterly, so that he may exercise his current stock options if he is terminated without cause.

Change of Control Agreements

     We have entered into an agreement with each of the named executive officers, pursuant to which 50% of his unvested options to purchase our common stock will vest and become immediately exercisable upon the effective date of an acquisition or merger involving SpeechWorks in which we are not the surviving company.

Stock Plans

     Amended and Restated 1995 Stock Option Plan. Our Amended and Restated 1995 Stock Option Plan was approved by our board of directors and our stockholders in December 1997. Under this plan we may grant incentive stock options, nonqualified stock options and restricted and unrestricted stock awards. As of June 20, 2000, options to purchase a total of 4,663,001 shares of common stock are outstanding under this plan and 2,372,689 shares have been issued pursuant to options granted under this plan. The Company ceased granting awards under this plan as of May 22, 2000.

     2000 Employee, Director and Consultant Stock Plan. Our 2000 Employee, Director and Consultant Stock Plan was approved by our board of directors in April 2000 and by our stockholders in May 2000. Under this plan we may grant incentive stock options, nonqualified stock options and restricted and unrestricted stock grants. As of June 20, 2000, a total of 4,999,584 shares of common stock have been reserved for issuance under this plan. Any shares of common stock that are represented by stock grants that have been issued under our Amended and Restated 1995 Stock Option Plan that are forfeited, expire or are cancelled will also be issuable under our 2000 Employee, Director and Consultant Stock Plan. 416 shares have been issued pursuant to options granted under this plan, 885,077 shares are subject to outstanding options and 4,114,507 shares are available for future grant.

     The compensation committee will determine the terms of stock awards granted pursuant to the 2000 Employee, Director and Consultant Stock Plan, including:

   . the determination of which employees, directors and consultants will be granted stock awards,

   . the exercise price or purchase price and the number of shares subject to each stock award,

   .  the vesting schedule for options or restricted stock,

   . the termination or cancellation provisions applicable to stock awards, and

   . the conditions relating to our right to reacquire shares subject to stock awards.

     Upon completion of this offering, each of these stock plans will continue to be administered by our compensation committee. The maximum term of options granted under our plans is ten years. If we are acquired, the compensation committee will provide that outstanding options under our plans shall be:

   .  assumed by the successor or acquiring company,

   . exercised within a specified number of days or the options will terminate, or

   . terminated in exchange for a cash payment equal to the value of the option at the time we are acquired.

     If we are acquired, the compensation committee may also provide that all outstanding options and restricted stock grants fully vest.

     2000 Employee Stock Purchase Plan. In May 2000, our board of directors and stockholders adopted the 2000 Employee Stock Purchase Plan, which will become effective upon the completion of this offering. The purchase plan authorizes the issuance of up to a total of 200,000 shares of common stock to participating employees.

     The 2000 Employee Stock Purchase Plan is administered by our board's compensation committee. All employees working 20 hours or more per week for more than five months in any calendar year, who have been continuously employed by SpeechWorks for at least three months as of the offering date are eligible to participate. Any employee who would own more than 5% of our stock, immediately after the grant, under the plan may not participate in the 2000 Employee Stock Purchase Plan. To participate, an employee authorizes a deduction from his or her pay, not to exceed $21,250 per year, beginning on the first day of a designated six-month offering period. On the last day of each offering period, each outstanding option granted under the plan is automatically exercised using funds withheld from each employee's compensation as of that date. Under the terms of the purchase plan, the price at which the stock is purchased is equal to 85% of the closing price of our common stock on either the first day or the last day of a designated offering period, whichever is lower. A participating employee may withdraw from the 2000 Employee Stock Purchase Plan at any time prior to the exercise date of the offering period.

Limitation of Directors' Liability and Indemnification

     The Delaware General Corporation Law authorizes corporations to limit or eliminate, subject to certain conditions, the personal liability of directors to corporations and their stockholders for monetary damages for breach of their fiduciary duties. Our certificate of incorporation limits the liability of our directors to the fullest extent permitted by Delaware law.

     Our certificate of incorporation and bylaws also provide that we will indemnify any of our directors and officers who, by reason of the fact that he or she is one of our officers or directors, is involved in a legal proceeding of any nature. We will repay certain expenses incurred by a director or officer in connection with any civil or criminal action or proceeding, specifically including actions by us or in our name. Such indemnifiable expenses include, to the maximum extent permitted by law, attorney's fees, judgments, civil or criminal fines, settlement amounts and other expenses customarily incurred in connection with legal proceedings. A director or officer will not receive indemnification if he or she is found not to have acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interest. In addition, we intend to obtain directors' and officers' insurance providing indemnification for our directors and officers for certain liabilities, including liabilities under the Securities Act of 1933.

     Such limitation of liability and indemnification does not affect the availability of equitable remedies. In addition, we have been advised that in the opinion of the SEC, indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act and is therefore unenforceable.

     There is no pending litigation or proceeding involving any of our directors, officers, employees or agents in which indemnification will be required or permitted. We are not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

                            PRINCIPAL STOCKHOLDERS

    The following table sets forth information with respect to the beneficial ownership of our outstanding shares of common stock as of June 20, 2000 by:

   .  the named executive officers,

   .  each of our directors,

   .  all of our current directors and executive officers as a group, and

   . each stockholder known by us to own beneficially more than 5% of our common stock. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities.

    Shares of common stock that may be acquired by an individual or group within 60 days of June 20, 2000, pursuant to the exercise of options or warrants are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table. Except as indicated in footnotes to this table, we believe that the stockholders named in this table have sole voting and investment power with respect to all shares of common stock shown to be beneficially owned by them based on information provided to us by such stockholders. Percentage of ownership is based on 23,527,094 shares of common stock outstanding on June 20, 2000 and 28,999,405 shares of common stock outstanding after the completion of this offering and the concurrent private placements of shares of common stock to America Online and Net2Phone. The address for each stockholder who beneficially owns more than 5% of our common stock, other than a director or executive officer, is listed below. The address for any director or executive officer who beneficially owns more than 5% of our common stock is: c/o SpeechWorks International, Inc., 695 Atlantic Avenue, Boston, Massachusetts 02111.

    The following table assumes the conversion of all outstanding shares of our convertible preferred stock.

                                                          Percentage
                                                      Beneficially Owned
                                                      ----------------------
                                    Number of Shares  Prior to       After
Beneficial Owner                   Beneficially Owned Offering     Offering
----------------                   ------------------ ---------    ---------
Five Percent Stockholders:
Atlas Venture Fund II, L.P. (1)...     2,723,031             11.6%        9.4%
 222 Berkeley Street
 Boston, MA 02116
Charles River Partnership VII
 (2)..............................     2,723,031             11.6         9.4
 1000 Winter Street, Suite 3300
 Waltham, MA 02154
Bank of America Venture (3).......     2,510,472             10.7         8.7
 950 Tower Lane, Suite 700
 Foster City, CA 94404
QuestMark Partners, L.P. (4)......     2,364,216             10.0         8.2
 One South Street, Suite 800
 Baltimore, MD 21202

                                                          Percentage
                                                      Beneficially Owned
                                                      ----------------------
                                    Number of Shares  Prior to       After
Beneficial Owner                   Beneficially Owned Offering     Offering
----------------                   ------------------ ---------    ---------
Directors and Executive Officers:
Stuart R. Patterson (5)..........         555,988             2.3%         1.9%
William J. O'Farrell (6).........       1,156,817             4.9          4.0
Michael S. Phillips (7)..........       1,626,181             6.9          5.6
Axel Bichara (8).................       2,723,031            11.6          9.4
Richard Burnes (9)...............       2,723,031            11.6          9.4
Robert Finch (10)................           6,000               *            *
John Freker (11).................           6,000               *            *
Richard J. Westelman (12)........         110,938               *            *
Mark A. Holthouse (13)...........         985,711             4.2          3.4
William Ledingham (14)...........         690,497             2.9          2.4
All Executive Officers and
 Directors as a Group (14
 persons) (15)...................      10,731,023            44.2         36.1

------------------
 * Represents beneficial ownership of less than 1% of the shares of common stock.
(1) Atlas Venture Associates II, L.P. is the general partner of Atlas Venture Fund II, L.P. The general partners of Atlas Venture Associates II, L.P. are Christopher Spray, Barry Fidelman and Jean-Francois Formela, who share voting and dispositive power over the shares owned by Atlas Venture Fund II, L.P. Each of Messrs. Spray, Fidelman and Formela disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest in these shares.
(2) Charles River VII GP Limited Partnership is the general partner of Charles River Partnership VII. The general partners of Charles River VII GP Limited Partnership are Richard Burnes, Michael J. Zak and Ted R. Dintersmith, who share voting and dispositive power over the shares owned by Charles River Partnership VIII. Each of Messrs. Burnes, Zak and Dintersmith disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest in these shares.
(3) Includes 251,045 shares of common stock owned by BA Venture Partners III, ("BA Ventures"), a venture capital investment affiliate of Bank of America Corporation. Bank of America Ventures is a wholly owned subsidiary of Bank of America Corporation, which is a publicly traded company and is listed on the New York Stock Exchange.
(4) QuestMark Advisers, LLC is the general partner of QuestMark Partners, L.P. Thomas Hitchner, an authorized representative of QuestMark Advisers, LLC, has voting and dispositive power over the shares owned by QuestMark Partners, L.P. and disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest in these shares.
(5) Includes 530,988 shares of common stock subject to options held by Mr. Patterson that are exercisable within 60 days of June 20, 2000. Does not include an additional 281,512 shares of common stock subject to options held by Mr. Patterson that are not exercisable within 60 days of June 20, 2000.
(6) Includes 7,500 shares of common stock held by Mr. O'Farrell's wife. Excludes 200,000 shares of common stock owned by trusts for the benefit of Mr. O'Farrell's children.
(7) Includes 20,000 shares of common stock subject to options held by Mr. Phillips that are exercisable within 60 days of June 20, 2000. Does not include an additional 25,000 shares of common stock subject to options held by Mr. Phillips that are not exercisable within 60 days of June 20, 2000.
(8) Consists of 2,723,031 shares of common stock owned by Atlas Venture Fund II, L.P. The general partner of Atlas Venture Fund II, L.P. is Atlas Venture Associates II, L.P., which has sole voting and investment power with respect to these shares. See footnote (1) above. Mr. Bichara is a limited partner of Atlas Venture Associates II, L.P. and expressly disclaims ownership of these shares, except to the extent of his pecuniary interest therein.

(9) Consists of 2,723,031 shares of common stock owned by Charles River Partnership VII. Charles River VII GP Limited Partnership is the general partner of Charles River Partnership VII and has sole voting and investment power with request to these shares. See footnote (2) above. Mr. Burnes is a general partner of Charles River VII GP Limited Partnership and expressly disclaims ownership of these shares, except to the extent of his pecuniary interest therein.
(10) Consists of 6,000 shares of common stock subject to options held by Mr. Finch that are exercisable within 60 days of June 20, 2000. Does not include an additional 24,000 shares of common stock subject to options held by Mr. Finch that are not exercisable within 60 days of June 20, 2000.
(11) Consists of 6,000 shares of common stock subject to options held by Mr. Freker that are exercisable within 60 days of June 20, 2000. Does not include an additional 24,000 shares of common stock subject to options held by Mr. Freker that are not exercisable within 60 days of June 20, 2000.
(12) Consists of 101,938 shares of common stock subject to options held by Mr. Westelman that are exercisable within 60 days of June 20, 2000. Does not include an additional 129,062 shares of common stock subject to options held by Mr. Westelman that are not exercisable within 60 days of June 20, 2000.
(13) Includes 20,000 shares of common stock subject to options held by Mr. Holthouse that are exercisable within 60 days of June 20, 2000. Does not include an additional 24,000 shares of common stock subject to options held by Mr. Holthouse that are not exercisable within 60 days of June 20, 2000.
(14) Includes 4,582 shares of common stock subject to options held by Mr. Ledingham that are exercisable within 60 days of June 20, 2000. Does not include an additional 35,418 shares of common stock subject to options held by Mr. Ledingham that are not exercisable within 60 days of June 20, 2000.
(15) Includes 5,000 shares of common stock subject to options held by Mr. Adams that are exercisable within 60 days of June 20, 2000, 26,780 shares of common stock subject to options held by Mr. Olin that are exercisable within 60 days of June 20, 2000, 34,062 shares of common stock subject to options held by Mr. Murphy that are exercisable within 60 days of June 20, 2000 and 2,499 shares of common stock subject to options held by Mr. Chambers that are exercisable within 60 days of June 20, 2000. See also footnotes (5) through (14) above.

                              CERTAIN TRANSACTIONS

Preferred Stock Investments

     During the last three years and through June 20, 2000, we have issued convertible preferred shares in private placement transactions as follows:

   . 2,474,500 shares of series B convertible preferred stock at $2.75 per share on September 30, 1996, February 14, 1997 and April 22, 1998, for an aggregate purchase price of $6,804,875,

   . 1,626,092 shares of series C convertible preferred stock at $4.25 per share on May 8, July 28 and August 12, 1998 and January 9, 1999, for an aggregate purchase price of $6,910,891,

   . 2,671,389 shares of series D convertible preferred stock at $8.92 per share on April 29, June 21 and June 29, 1999, for an aggregate purchase price of $23,828,790, and

   . 2,544,681 shares of series E convertible preferred stock at $7.86 per share on April 11, 2000, for an aggregate purchase price of $20,001,193.

     Each share of our series B, series C and series D convertible preferred stock will automatically convert into 1.5 shares of our common stock upon the closing of this offering. Each share of our series E convertible preferred stock will automatically convert into one share of our common stock upon the closing of this offering.

     The following table summarizes the shares of convertible preferred stock purchased in private placement transactions during the last three years and through June 20, 2000 by our stockholders who beneficially own more than 5% of our common stock:

                            Shares of Shares of Shares of Shares of
                            Series B  Series C  Series D  Series E   Value of
                            Preferred Preferred Preferred Preferred  Preferred
Investor                      Stock     Stock     Stock     Stock    Stock (1)
--------                    --------- --------- --------- --------- -----------
Atlas Venture Fund II,
 L.P......................   363,636   141,176    162,334  203,562  $12,189,912
Charles River Partnership
 VII......................   363,636   141,176    162,334  203,562   12,189,912
Bank of America Ventures
 (2)......................   909,091   352,941    378,112   50,255   23,665,586
QuestMark Partners, L.P...        --        --  1,457,399  178,177   22,898,064

------------------
(1) Based on an assumed initial public offering price of $14.00 per share, the mid-point of the range set forth on the cover page of this prospectus.
(2) Includes 90,909 shares of series B preferred stock, 35,294 shares of series C preferred stock, 37,810 shares of series D preferred stock and 5,025 shares of series E preferred stock purchased by BA Ventures, a venture capital investment affiliate of Bank of America Corporation.

     We believe that the terms of these private placement transactions are no less favorable to us than terms we could have obtained from a disinterested third party.

MIT License Agreement

     We have entered into a nonexclusive software license agreement with MIT, pursuant to which we pay royalties to MIT. Under MIT's policies, 8.3% of the royalties on specified technologies paid by us to MIT are paid to Michael S. Phillips, one of our founders and our chief technology officer, due to his affiliation with the Spoken Language Systems Group at MIT at the time that the license agreement was entered into. Royalties paid by MIT to Mr. Phillips pursuant to this agreement for the years ending December 31, 1997, 1998, 1999 and the first quarter of 2000 were $3,726, $3,903, $7,056 and $0, respectively. We believe that the terms of this license agreement are no less favorable to us than terms we could have obtained from a disinterested third party.

Directors

     One of our directors, Richard Burnes, is a General Partner of Charles River Ventures. Axel Bichara, another of our directors, is a Senior Principal of Atlas Venture. Each of Messrs. Burnes and Bichara was elected to our board of directors pursuant to our stockholders agreement. The stockholders agreement will terminate upon the closing of this offering.

Registration Rights

     We have granted registration rights to AT&T, America Online, Net2Phone, some of our warrantholders and the holders of our convertible preferred stock. See "Description of Capital Stock-Registration Rights." We believe that the terms of this registration rights agreement are no less favorable to us than terms we could have obtained from a disinterested third party.

                          DESCRIPTION OF CAPITAL STOCK

     We are authorized to issue 100,000,000 shares of common stock, $0.001 par value per share, and 10,000,000 shares of preferred stock, $0.001 par value per share. Upon completion of this offering and the concurrent private placements of shares of common stock to America Online and Net2Phone, there will be 28,999,405 shares of common stock and no shares of preferred stock outstanding. As of June 20, 2000, we had 23,527,094 shares of common stock outstanding held of record by 129 stockholders. In addition, as of June 20, 2000 there were outstanding options and warrants to purchase 6,403,025 shares of common stock.

Common Stock

     Holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders, and do not have cumulative voting rights. Subject to preferences that may be applicable to any outstanding shares of preferred stock, holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by our board of directors out of funds legally available for dividend payments. All outstanding shares of common stock are fully paid and nonassessable, and the holders of common stock have no preferences or rights of conversion, exchange or pre-emption. In the event of any liquidation, dissolution or winding-up of our affairs, holders of common stock will be entitled to share ratably in our assets that are remaining after payment or provision for payment of all of our debts and obligations and after liquidation payments to holders of outstanding shares of preferred stock, if any.

Preferred Stock

     Our board of directors has the authority, without further stockholder authorization, to issue from time to time shares of preferred stock in one or more series and to fix the terms, limitations, relative rights and preferences and variations of each series. Although we have no present plans to issue any shares of preferred stock, the issuance of shares of preferred stock, or the issuance of rights to purchase such shares, could decrease the amount of earnings and assets available for distribution to the holders of common stock, could adversely affect the rights and powers, including voting rights, of the common stock, and could have the effect of delaying, deterring or preventing a change in control of SpeechWorks or an unsolicited acquisition proposal. The preferred stock, if issued, could have priority over the common stock with respect to dividends and other distributions, including the distribution of assets upon liquidation.

Registration Rights

     The following registration rights are subject to certain conditions and limitations, including the right of the underwriters of an offering to limit the number of shares included in any offering under certain circumstances. We are obligated to pay the costs associated with all registrations.

     Demand Rights. At any time at least six months after completion of this offering, AT&T, America Online, Net2Phone, our stockholders that previously held our convertible preferred stock prior to this offering and some of our warrantholders are entitled to demand that we register up to 22,467,636 of their shares. These demand rights may be exercised on two occasions upon initiation by holders of at least 37.5% of these shares of common stock. If these stockholders request us to register less than all of their shares of common stock held at that time, then we are only required to register their shares if the anticipated aggregate offering price exceeds $5,000,000.

     Beginning one year after the date of this prospectus, stockholders with registration rights may require us to file additional registration statements on Form S-3, subject to conditions and limitations.

     Piggyback Rights. AT&T, America Online, Net2Phone, our stockholders that previously held our convertible preferred stock prior to this offering and some of our warrantholders also have piggyback registration rights for an aggregate of 22,467,636 shares covering future offerings by us. These piggyback rights mean that the holders may include any shares of common stock that they hold in registration statements that we file. These stockholders and warrantholders have waived their piggyback registration rights with respect to this offering or such rights do not apply to this offering.

Delaware Law and Certain Charter and By-law Provisions

     The provisions of Delaware law and of our certificate of incorporation and bylaws discussed below could discourage or make it more difficult to accomplish a proxy contest or other change in our management or the acquisition of control by a holder of a substantial amount of our voting stock. It is possible that these provisions could make it more difficult to accomplish, or could deter, transactions that stockholders may otherwise consider to be in their best interests or the best interests of SpeechWorks.

     Delaware Statutory Business Combinations Provision. We are subject to the anti-takeover provisions of Section 203 of the Delaware General Corporations Law. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is, or the transaction in which the person became an interested stockholder was, approved in a prescribed manner or another prescribed exception applies. For purposes of
Section 203, a "business combination" is defined broadly to include a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and, subject to certain exceptions, an "interested stockholder" is a person who, together with his or her affiliates and associates, owns, or within three years prior, did own, 15% or more of the corporation's voting stock.

     Advance Notice Provisions for Stockholder Proposals and Stockholder Nominations of Directors. Our bylaws provide that, for nominations to the board of directors or for other business to be properly brought by a stockholder before a meeting of stockholders, the stockholder must first have given timely notice of the proposal in writing to our Secretary. For an annual meeting, a stockholder's notice generally must be delivered not less than 45 days nor more than 75 days prior to the anniversary of the mailing date of the proxy statement for the previous year's annual meeting. For a special meeting, the notice must generally be delivered not earlier than 90 days prior to the special meeting nor later than the later of 60 days prior to the special meeting or ten days following the day on which public announcement of the meeting is first made. Detailed requirements as to the form of the notice and information required in the notice are specified in the bylaws. If it is determined that business was not properly brought before a meeting in accordance with our by-law provisions, such business will not be conducted at the meeting.

     Special Meetings of Stockholders. Special meetings of the stockholders may be called only by our board of directors pursuant to a resolution adopted by a majority of the total number of directors.

     No Stockholder Action by Written Consent. Our certificate of incorporation does not permit our stockholders to act by written consent. As a result, any action to be effected by our stockholders must be effected at a duly called annual or special meeting of the stockholders.

     Super-Majority Stockholder Vote required for Certain Actions. The Delaware General Corporation Law provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or bylaws, unless the corporation's certificate of incorporation or bylaws, as the case may be, requires a greater percentage. Our certificate of incorporation requires the affirmative vote of the holders of at least 80% of our outstanding voting stock to amend or repeal any of the provisions discussed in this section of this prospectus entitled "Delaware Law and Certain Charter and By-law Provisions" or to reduce the number of authorized shares of common stock or preferred stock. This 80% stockholder vote would be in addition to any separate class vote that might in the future be required pursuant to the terms of any preferred stock that might then be outstanding. A 80% vote is also required for any amendment to, or repeal of, our bylaws by the stockholders. Our bylaws may be amended or repealed by a simple majority vote of the board of directors.

Transfer Agent and Registrar

     The transfer agent and registrar for the common stock will be American Stock Transfer & Trust Company.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Prior to this offering, there has not been any public market for our common stock, and no prediction can be made as to the effect, if any, that sales of shares of common stock or the availability of shares of common stock for sale will have on the market price of the common stock prevailing from time to time. Nevertheless, sales of substantial amounts of common stock in the public market, or the perception that such sales could occur, could adversely affect the market price of our common stock and could impair our future ability to raise capital through the sale of our equity securities.

     Summary of Shares Eligible for Future Sale. Upon the completion of this offering, we will have a total of 28,999,405 shares of common stock outstanding, assuming no exercise of the underwriters' over-allotment option and no exercise of options or warrants outstanding at June 20, 2000. Of the outstanding shares, 4,500,000 of the shares sold in this offering will be freely tradable, except that any shares purchased by our "affiliates", as that term is defined in Rule 144 promulgated under the Securities Act, may be sold only in compliance with the limitations described below. The remaining shares of common stock will be deemed "restricted securities" as defined under Rule 144 and may not be sold publicly unless they are registered under the Securities Act or are sold pursuant to Rule 144 or another exemption from registration. Our directors, executive officers and substantially all of our other stockholders, holding 24,003,798 total shares, have agreed that they will not sell, directly or indirectly, any shares of common stock without the prior written consent of Chase Securities Inc. for a period of 180 days from the date of this prospectus. However, Chase Securities Inc. may, in its sole discretion, and at any time or from time to time, without notice, release all or any portion of the securities subject to the lock-up agreements.

     The shares of common stock outstanding upon the completion of this offering will be available for sale in the public market as follows:

 pproximateA
 Number of
  Shares                                        Description
-----------                                     -----------
   4,710,492  After the date of this prospectus, freely tradable shares sold in this offering, and shares freely saleable under Rule 144(k) that are not subject to the 180-day lock-up.
      43,492  After 90 days from the date of this prospectus, shares saleable under Rule 144 and not subject to the 180-day lock-up.
  18,294,655  After 180 days from the date of this prospectus, the 180-day lock-up is released and these shares are saleable as registered shares or under Rule 144, subject in some cases to volume limitations or Rule 144(k).
   5,950,766  At various times after 180 days from the date of this prospectus, restricted shares that will become saleable under Rule 144 upon being held for one year.

     Rule 144. In general, under Rule 144, as currently in effect, commencing 90 days after the date of this prospectus, a person, including an affiliate of ours, who has beneficially owned shares for at least one year is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of:

   . 1% of the then outstanding shares of common stock, approximately 289,994 shares immediately after this offering, or

   . the average weekly trading volume in the common stock during the four calendar weeks preceding the date on which notice of such sale is filed. In addition, a person who is not deemed to have been an affiliate of ours at any time during the 90 days preceding the sale and who has beneficially owned the shares proposed to be sold for at least two years would be entitled to sell those shares freely under Rule 144(k) without regard to the volume limitation described above.

     Registration of Option Shares. As of June 20, 2000, options to purchase a total of 5,548,078 shares of common stock were outstanding, of which 1,423,969 were exercisable. Upon the completion of this offering, we intend to file a registration statement to register the 9,702,322 shares of common stock reserved for issuance under our stock plans. That registration statement will become effective immediately upon filing. Accordingly, shares covered by that registration statement, other than shares held by our affiliates, will be available for immediate resale in the open market, subject to applicable option vesting requirements. Holders of options to purchase 5,402,869 shares of common stock have entered into 180-day lock-up agreements.

     Issuance of Additional Shares. We have agreed not to sell or otherwise dispose of any shares of common stock during the 180-day period following the date of the prospectus, except we may issue, and grant options to purchase, shares of common stock under our stock plans.

                                  UNDERWRITING

     Chase Securities Inc., J.P. Morgan Securities Inc., and U.S. Bancorp Piper Jaffray Inc. are the representatives of the underwriters. Subject to the terms and conditions of the underwriting agreement, the underwriters named below, through their representatives, have severally agreed to purchase from us the following respective numbers of shares of common stock:

                                                                        Number
      Name                                                             of Shares
      ----                                                             ---------
      Chase Securities Inc. ..........................................
      J.P. Morgan Securities Inc. ....................................
      U.S. Bancorp Piper Jaffray Inc. ................................

                                                                       ---------
       Total.......................................................... 4,750,000
                                                                       =========

     The underwriting agreement provides that the obligations of the underwriters are subject to certain conditions precedent, including the absence of any material adverse change in our business and the receipt of certain certificates, opinions and letters from us, our counsel and the independent auditors. The underwriters are committed to purchase all of the common shares offered by us if they purchase any shares.

     The following table shows the per share and total underwriting discounts and commissions we will pay to the underwriters. Such amounts are shown assuming both no exercise and full exercise of the underwriters' over-allotment option to purchase additional shares.

                     Underwriting Discounts and Commissions

                                                      Without          With
                                                   Over-Allotment Over-Allotment
                                                      Exercise       Exercise
                                                   -------------- --------------
      Per Share ..................................      $              $
      Total.......................................      $              $

     We estimate that the total expenses of this offering, excluding underwriting discounts and commissions, will be approximately $1.7 million.

     The underwriters propose to offer the shares of common stock directly to the public at the initial public offering price set forth on the cover page of this prospectus and to certain dealers at that price less a concession not in
excess of $   per share. The underwriters may allow and such dealers may re-
allow a concession not in excess of $   per share to certain other dealers.
After the initial public offering of the shares, the offering price and other selling terms may be changed by the underwriters. The representatives have advised us that the underwriters do not intend to confirm discretionary sales in excess of 5% of the shares of common stock offered in this offering.

     We have granted to the underwriters a 30-day option to purchase up to 712,500 additional shares of common stock at the initial public offering price, less the underwriting discount set forth on the cover page of this prospectus. To the extent that the underwriters exercise this option, each of the underwriters will have a firm commitment to purchase approximately the same percentage thereof which the number of shares of common stock to be purchased by it shown in the above table bears to the total number of shares of common stock offered hereby. We will be obligated, pursuant to this option, to sell shares to the underwriters to the extent the options are exercised. The underwriters may exercise these options only to cover over-allotments made in connection with the sale of shares of common stock offered by us.

     The offering of the shares is made for delivery when, as and if accepted by the underwriters and subject to prior sale and to withdrawal, cancellation or modification of the offering without notice. The underwriters reserve the right to reject an order for the purchase of shares in whole or in part.

     We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect of these liabilities.

     Substantially all of our security holders and all of our executive officers and directors have agreed or will agree prior to completion of this offering, that they will not, without the prior written consent of Chase Securities Inc., offer, sell or otherwise dispose of any shares of capital stock, options or warrants to acquire shares of capital stock or securities exchangeable for or convertible into shares of capital stock owned by them for a period of 180 days following the date of this prospectus. We have agreed that we will not, without the prior written consent of Chase Securities Inc., offer, sell or otherwise dispose of any shares of capital stock, options or warrants to acquire shares of capital stock or securities exchangeable for or convertible into shares of capital stock for a period of 180 days following the date of this prospectus, except that we may issue shares upon the exercise of options and warrants granted prior to the date hereof. We may also grant additional options or other awards under our stock option plans. Without the prior written consent of Chase Securities Inc., any additional options granted shall not be exercisable during this 180-day period.

     The representatives of the underwriters participating in this offering may over-allot or effect transactions which stabilize, maintain or otherwise affect the market price of the common shares at levels above those which might otherwise prevail in the open market, including by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids. A stabilizing bid means the placing of any bid or effecting of any purchase, for the purpose of pegging, fixing or maintaining the price of the shares of common stock. A syndicate covering transaction means the placing of any bid on behalf of the underwriting syndicate or the effecting of any purchase to reduce a short position created in connection with the offering. A penalty bid means an arrangement that permits the underwriters to reclaim a selling concession from a syndicate member in connection with the offering when common shares sold by the syndicate member are purchased in syndicate covering transactions. Such transactions may be effected on the Nasdaq National Market, in the over-the-counter market, or otherwise. Such stabilizing, if commenced, may be discontinued at any time.

     Prior to this offering, there has been no public market for our common shares. The initial public offering price for the common shares will be determined by negotiations among us and the representatives. Among the factors to be considered in determining the initial public offering price will be prevailing market and economic conditions, our revenue and earnings, market valuations of other companies engaged in activities similar to our business operations and our management. The estimated initial public offering price range set forth on the cover of this preliminary prospectus is subject to change as a result of market conditions or other factors.

     At our request, the underwriters have reserved at the initial public offering price 250,000 shares of common stock to be sold in this offering to Citicorp Strategic Technology Corp., an indirect wholly owned subsidiary of Citigroup Inc. This investor has expressed an interest in purchasing these shares, which will be subject to a 180-day lock-up agreement this investor has entered into with the underwriters. There can be no assurance that any of these reserved shares will be purchased. The number of shares available for sale to the general public in this offering will be reduced by the number of reserved shares sold. Any reserved shares not so purchased will be offered for sale to the general public on the same basis as the other shares offered hereby.

     In addition, at our request, the underwriters have reserved up to 450,000 shares of common stock for sale at the initial public offering price to our directors, business associates and related persons. The number of common shares available for sale to the general public will be reduced if such persons purchase the reserved shares. Any reserved shares which are not so purchased will be offered by the underwriters to the general public on the same basis as the other shares offered hereby.

     In connection with this offering, certain underwriters and selling group members, if any, who are qualified market makers on the Nasdaq National Market may engage in passive market making transactions in our common shares on the Nasdaq National Market in accordance with Rule 103 of Regulation M under the Securities Exchange Act of 1934, as amended. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid of such security; if all independent bids are lowered below the passive market maker's bid, however, such bid must then be lowered when certain purchase limits are exceeded.

     We have applied for listing of our shares of common stock on the Nasdaq National Market under the symbol SPWX.

                                 LEGAL MATTERS

     The validity of the shares of common stock offered hereby will be passed upon for SpeechWorks by Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., Boston, Massachusetts. Attorneys of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. collectively own 12,784 shares of our common stock and Mintz Levin Investments LLC owns 19,175 shares of our common stock. Certain matters will be passed upon for the underwriters by Hale and Dorr LLP, Boston, Massachusetts.

                                    EXPERTS

     The consolidated financial statements as of December 31, 1998 and 1999 and for each of the three years in the period ended December 31, 1999 included in this Prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the SEC a registration statement on Form S-1 under the Securities Act, with respect to the common stock offered by this prospectus. This prospectus does not contain all of the information included in the registration statement and the exhibits filed as part of the registration statement. Particular items are omitted in accordance with the rules and regulations of the SEC. For further information pertaining to us and our common stock, reference is made to such registration statement and the exhibits and schedules to the registration statement.

     You may read and copy all or any portion of the registration statement without charge at the office of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of the registration statement may be obtained from the SEC at prescribed rates from the Public Reference Room of the SEC at such address, and at the SEC's regional offices located at 7 World Trade Center, 13th Floor, New York, New York 10048, and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. In addition, registration statements and certain other filings made with the SEC electronically are publicly available through the SEC's web site at www.sec.gov. The registration statement, including all exhibits and amendments to the registration statement, has been filed electronically with the SEC.

                        SPEECHWORKS INTERNATIONAL, INC.

                         INDEX TO FINANCIAL STATEMENTS

                                                                           Page
                                                                           ----
Report of Independent Accountants........................................  F-2

Consolidated Balance Sheet as of December 31, 1998 and 1999 and March 31,
 2000....................................................................  F-3

Consolidated Statement of Operations for the years ended December 31, 1997, 1998 and 1999 and the three months ended March 31, 1999 and 2000.. F-4

Consolidated Statement of Changes in Redeemable Convertible Preferred
 Stock and Stockholders' Equity (Deficit) for the years ended December
 31, 1997, 1998 and 1999 and the three months ended March 31, 2000.......  F-5

Consolidated Statement of Cash Flows for the years ended December 31,
 1997, 1998 and 1999 and the three months ended March 31, 1999 and 2000..  F-7

Notes to Consolidated Financial Statements...............................  F-8

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of SpeechWorks International, Inc.:

     In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, of changes in redeemable convertible preferred stock and stockholders' equity (deficit), and of cash flows present fairly, in all material respects, the financial position of SpeechWorks International, Inc. and its subsidiaries at December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999 in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PRICEWATERHOUSECOOPERS LLP

Boston, Massachusetts

February 4, 2000, except for the first two paragraphs of

  Note 14 for which the date is April 14, 2000

                        SPEECHWORKS INTERNATIONAL, INC.

                           CONSOLIDATED BALANCE SHEET

                                                                     Pro Forma
                                        December 31,                 March 31,
                                      ------------------  March 31,    2000
                                        1998      1999       2000    (Note 2)
                                      --------  --------  ---------  ---------
                                                              (unaudited)
                                        (in thousands, except share data)
ASSETS
Current assets:
 Cash and cash equivalents........... $  4,486  $ 11,474  $  5,029   $  5,029
 Short-term investments..............       --        --        --         --
 Accounts receivable, net of
  allowance for doubtful accounts of
  $75, $60 and $60 at December 31,
  1998 and 1999 and
  March 31, 2000, respectively.......    3,002     4,097     6,563      6,563
 Prepaid expenses and other current
  assets.............................      177       463       478        478
 Restricted investments..............      200       573       573        573
                                      --------  --------  --------   --------
  Total current assets...............    7,865    16,607    12,643     12,643
Fixed assets, net....................    1,093     3,408     4,205      4,205
Other assets.........................      204       551       498        498
                                      --------  --------  --------   --------
  Total assets....................... $  9,162  $ 20,566  $ 17,346   $ 17,346
                                      ========  ========  ========   ========
LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED
 STOCK AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
 Accounts payable.................... $  1,402  $    845  $    768   $    768
 Accrued expenses....................      810     2,092     2,645      2,645
 Deferred revenue....................      244       854     2,998      2,998
 Current portion of capital lease
  obligations........................      253       183        93         93
 Current portion of notes payable....       --       500       500        500
                                      --------  --------  --------   --------
  Total current liabilities..........    2,709     4,474     7,004      7,004
Capital lease obligations, net of
 current portion.....................      161        --        --         --
Notes payable, net of current
 portion.............................       --       833       667        667
                                      --------  --------  --------   --------
  Total liabilities..................    2,870     5,307     7,671      7,671
                                      --------  --------  --------   --------
Commitments (Note 9)
Redeemable convertible preferred
 stock:
 Redeemable convertible preferred
  stock, $0.001 par value; 7,049,500,
  9,375,592, 9,375,592 and 0 shares
  authorized; 6,569,710, 9,246,989,
  9,246,989 and 0 shares issued and
  outstanding, at December 31, 1998
  and 1999, March 31, 2000
  (unaudited) and pro forma March 31,
  2000 (unaudited), respectively.....   17,749    43,507    44,107         --
                                      --------  --------  --------   --------
Stockholders' equity (deficit):
 Common stock, $0.001 par value;
  16,000,000, 22,000,000, 22,000,000
  and 100,000,000 shares authorized;
  4,784,280, 5,584,775, 5,888,327 and
  19,758,804 shares issued and
  outstanding, at December 31, 1998
  and 1999, March 31, 2000
  (unaudited) and pro forma March 31,
  2000 (unaudited), respectively.....        5         6         6         20
Additional paid-in capital...........      486     5,978     7,172     51,265
Deferred stock compensation..........       --    (4,905)   (5,584)    (5,584)
Notes receivable from stockholders...      (12)       --        --         --
Accumulated deficit..................  (11,936)  (29,327)  (36,026)   (36,026)
                                      --------  --------  --------   --------
  Total stockholders' equity
   (deficit).........................  (11,457)  (28,248)  (34,432)     9,675
                                      --------  --------  --------   --------
  Total liabilities, redeemable
   convertible preferred stock and
   stockholders' equity (deficit).... $  9,162  $ 20,566  $ 17,346   $ 17,346
                                      ========  ========  ========   ========

  The accompanying notes are an integral part of these consolidated financial statements.

                        SPEECHWORKS INTERNATIONAL, INC.

                      CONSOLIDATED STATEMENT OF OPERATIONS

                                                                Three  Months
                                   Year Ended December 31,     Ended March 31,
                                   --------------------------  ----------------
                                    1997     1998      1999     1999     2000
                                   -------  -------  --------  -------  -------
                                                                 (unaudited)
                                    (in thousands, except per share data)
Revenue:
 Product licenses................  $   949  $ 1,567  $  3,680  $   341  $ 2,607
 Professional services                 982    2,873     5,944    1,099    2,158
 Other revenue...................      111    1,410     4,387    1,850      322
                                   -------  -------  --------  -------  -------
  Total revenue..................    2,042    5,850    14,011    3,290    5,087
                                   -------  -------  --------  -------  -------
Cost of revenue:
 Cost of product licenses........       54       52       153        9       45
 Cost of professional services
  (excluding stock compensation
  of $139, $5 and $93 in 1999 and
  the three month periods ended
  March 31, 1999 and 2000,
  respectively)..................      678    1,982     4,991      974    1,694
 Cost of other revenue...........       90      890     2,987    1,239      150
                                   -------  -------  --------  -------  -------
  Total cost of revenue
   (excluding stock compensation
   of $139, $5 and $93 in 1999
   and the three month periods
   ended March 31, 1999 and 2000,
   respectively).................      822    2,924     8,131    2,222    1,889
                                   -------  -------  --------  -------  -------
Gross profit (excluding stock
 compensation of $139, $5 and $93
 in 1999 and the three month
 periods ended March 31, 1999 and
 2000, respectively).............    1,220    2,926     5,880    1,068    3,198
                                   -------  -------  --------  -------  -------
Operating expenses:
 Selling and marketing (excluding
  stock compensation of $225, $2
  and $193 in 1999 and the three
  month periods ended March 31,
  1999 and 2000, respectively)...    1,074    3,867     9,254    1,547    3,794
 Research and development
  (excluding stock compensation
  of $97, $2 and $72 in 1999 and
  the three month periods ended
  March 31, 1999 and 2000,
  respectively)..................    1,969    1,881     5,164      898    1,810
 General and administrative
  (excluding stock compensation
  of $47, $3 and $35 in 1999 and
  the three month periods ended
  March 31, 1999 and 2000,
  respectively)..................    1,057    3,157     6,693    1,086    3,308
 Stock compensation..............       --       --       508       12      393
                                   -------  -------  --------  -------  -------
  Total operating expenses.......    4,100    8,905    21,619    3,543    9,305
                                   -------  -------  --------  -------  -------
  Loss from operations...........   (2,880)  (5,979)  (15,739)  (2,475)  (6,107)
Interest income..................      349      299       549       37       91
Interest expense.................      (49)     (72)     (113)     (13)     (36)
Other income (expense), net......       60       (8)     (160)      (9)     (47)
                                   -------  -------  --------  -------  -------
Net loss.........................   (2,520)  (5,760)  (15,463)  (2,460)  (6,099)
Accretion on redeemable
 convertible preferred stock.....     (533)    (789)   (1,904)    (243)    (600)
                                   -------  -------  --------  -------  -------
Net loss attributable to common
 stockholders....................  $(3,053) $(6,549) $(17,367) $(2,703) $(6,699)
                                   =======  =======  ========  =======  =======
Basic and diluted net loss per
 common share....................  $ (0.83) $ (1.44) $  (3.28) $ (0.57) $ (1.19)
Shares used in computing basic
 and diluted net loss per common
 share...........................    3,696    4,537     5,298    4,784    5,644
Pro forma basic and diluted net
 loss per common share
 (unaudited).....................                    $  (0.87)          $ (0.31)
Shares used in computing pro
 forma basic and diluted net loss
 per common share (unaudited)....                      17,686            19,515

  The accompanying notes are an integral part of these consolidated financial statements.

                        SPEECHWORKS INTERNATIONAL, INC.

  CONSOLIDATED STATEMENT OF CHANGES IN REDEEMABLE CONVERTIBLE PREFERRED STOCK
                       AND STOCKHOLDERS' EQUITY (DEFICIT)

                             Series D      Series C      Series B      Series A
                            Redeemable    Redeemable    Redeemable    Redeemable
                           Convertible    Convertible   Convertible   Convertible     Total
                            Preferred      Preferred     Preferred     Preferred   Redeemable
                              Stock          Stock         Stock         Stock     Convertible
                          -------------- ------------- ------------- -------------  Preferred
                          Shares Amount  Shares Amount Shares Amount Shares Amount    Stock
                          ------ ------- ------ ------ ------ ------ ------ ------ -----------
                                                         (in thousands)
Balance at December 31,
 1996...................     --  $    --    --  $   -- 1,533  $4,274 2,475  $2,667   $ 6,941
Issuance of preferred
 stock, including
 related issuance costs
 of $15.................                                 909   2,500                   2,500
Accrual of cumulative
 dividends on redeemable
 convertible preferred
 stock..................                                         384           149       533
Net loss................
                          -----  ------- -----  ------ -----  ------ -----  ------   -------
Balance at December 31,
 1997...................     --       --    --      -- 2,442   7,158 2,475   2,816     9,974
Issuance of preferred
 stock..................                                  33     100                     100
Issuance of preferred
 stock, including
 related issuance costs
 of $85.................                 1,620   6,886                                 6,886
Exercise of employee
 stock options..........
Repayment of notes
 receivable from
 stockholders...........
Issuance of common stock
 in exchange for
 services...............
Accrual of cumulative
 dividends on redeemable
 convertible preferred
 stock..................                           234           407           148       789
Net loss................
                          -----  ------- -----  ------ -----  ------ -----  ------   -------
Balance at December 31,
 1998...................     --       -- 1,620   7,120 2,475   7,665 2,475   2,964    17,749
Issuance of preferred
 stock..................                     6      25                                    25
Issuance of preferred
 stock, including
 related issuance costs
 of $24.................  2,671   23,829                                              23,829
Exercise of employee
 stock options..........
Repayment of notes
 receivable from
 stockholders...........
Accrual of cumulative
 dividends on redeemable
 convertible preferred
 stock..................             932           415           408           149     1,904
Deferred compensation
 related to employee
 stock option grants....
Amortization of deferred
 stock compensation.....
Net loss................
                          -----  ------- -----  ------ -----  ------ -----  ------   -------
Balance at December 31,
 1999...................  2,671  $24,761 1,626  $7,560 2,475  $8,073 2,475  $3,113   $43,507
Exercise of employee
 stock options
 (unaudited)............                                                                  --
Accrual of cumulative
 dividends on redeemable
 convertible preferred
 stock (unaudited)......             357           104           102            37       600
Deferred compensation
 related to employee
 stock option grants
 (unaudited)............                                                                  --
Amortization of deferred
 stock compensation
 (unaudited)............                                                                  --
Net loss (unaudited)....                                                                  --
                          -----  ------- -----  ------ -----  ------ -----  ------   -------
Balance as of March 31,
 2000 (unaudited).......  2,671  $25,118 1,626  $7,664 2,475  $8,175 2,475  $3,150   $44,107
                          =====  ======= =====  ====== =====  ====== =====  ======   =======

  The accompanying notes are an integral part of these consolidated financial statements.

                        SPEECHWORKS INTERNATIONAL, INC.

  CONSOLIDATED STATEMENT OF CHANGES IN REDEEMABLE CONVERTIBLE PREFERRED STOCK
        AND STOCKHOLDERS' EQUITY (DEFICIT), continued from previous page

                          Common Stock                            Notes                     Total
                          ------------ Additional   Deferred    Receivable              Stockholders'
                                  Par   Paid-In      Stock         From     Accumulated    Equity
                          Shares Value  Capital   Compensation Stockholders   Deficit     (Deficit)
                          ------ ----- ---------- ------------ ------------ ----------- -------------
                                                        (in thousands)
Balance at December 31,
 1996...................  3,696   $ 4    $  350     $    --        $ --      $ (2,234)    $ (1,880)
Issuance of preferred
 stock, including
 related issuance costs
 of $15.................                                                          (15)         (15)
Accrual of cumulative
 dividends on redeemable
 convertible preferred
 stock..................                                                         (533)        (533)
Net loss................                                                       (2,520)      (2,520)
                          -----   ---    ------     -------        ----      --------     --------
Balance at December 31,
 1997...................  3,696     4       350          --          --        (5,302)      (4,948)
Issuance of preferred
 stock..................                                                                        --
Issuance of preferred
 stock, including
 related issuance costs
 of $85.................                                                          (85)         (85)
Exercise of employee
 stock options..........    987     1        69                     (28)                        42
Repayment of notes
 receivable from
 stockholders...........                                             16                         16
Issuance of common stock
 in exchange for
 services...............    101    --        67                                                 67
Accrual of cumulative
 dividends on redeemable
 convertible preferred
 stock..................                                                         (789)        (789)
Net loss................                                                       (5,760)      (5,760)
                          -----   ---    ------     -------        ----      --------     --------
Balance at December 31,
 1998...................  4,784     5       486          --         (12)      (11,936)     (11,457)
Issuance of preferred
 stock..................                                                                        --
Issuance of preferred
 stock, including
 related issuance costs
 of $24.................                                                          (24)         (24)
Exercise of employee
 stock options..........    801     1        79                                                 80
Repayment of notes
 receivable from
 stockholders...........                                             12                         12
Accrual of cumulative
 dividends on redeemable
 convertible preferred
 stock..................                                                       (1,904)      (1,904)
Deferred compensation
 related to employee
 stock option grants....                  5,413      (5,413)                                    --
Amortization of deferred
 stock compensation.....                                508                                    508
Net loss................                                                      (15,463)     (15,463)
                          -----   ---    ------     -------        ----      --------     --------
Balance at December 31,
 1999...................  5,585   $ 6    $5,978     $(4,905)       $ --      $(29,327)    $(28,248)
Exercise of employee
 stock options
 (unaudited)............    304     0       122                                                122
Accrual of cumulative
 dividends on redeemable
 convertible preferred
 stock (unaudited)......                                                         (600)        (600)
Deferred compensation
 related to employee
 stock option grants
 (unaudited)............                  1,072      (1,072)                                    --
Amortization of deferred
 stock compensation
 (unaudited)............                                393                                    393
Net loss (unaudited)....                                                       (6,099)      (6,099)
                          -----   ---    ------     -------        ----      --------     --------
Balance as of March 31,
 2000 (unaudited).......  5,589   $ 6    $7,172     $(5,584)       $ --      $(36,026)    $(34,432)
                          =====   ===    ======     =======        ====      ========     ========

  The accompanying notes are an integral part of these consolidated financial statements.

                        SPEECHWORKS INTERNATIONAL, INC.

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                                        Three Months
                           Year Ended December 31,     Ended March 31,
                           --------------------------  ----------------
                            1997     1998      1999     1999     2000
                           -------  -------  --------  -------  -------
                                                         (unaudited)
                                               (in thousands)
Cash flows from operating
 activities:
 Net loss................  $(2,520) $(5,760) $(15,463) $(2,460) $(6,099)
 Adjustment to reconcile
  net loss to net cash
  used in operating
  activities:
 Depreciation and
  amortization...........      243      466       785      130      376
 Stock compensation
  expense................       --       --       508       12      393
 Common stock issued in
  exchange for
  services...............       --       67        --       --       --
 Amortization of
  interest income........      (24)      --        --       --       --
 Provision for doubtful
  accounts...............       --       75       (15)      --       --
 Gain on sale/leaseback
  transaction............      (43)      --        --       --       --
 Translation (gains)
  losses, net............       --       --         4       --       --
 Changes in operating
  assets and
  liabilities:
  Accounts receivable....     (279)  (2,641)   (1,080)      35   (2,466)
  Prepaid expenses and
   other current
   assets................        6     (141)     (286)    (112)     (15)
  Other assets...........      (35)    (161)     (347)     (10)      53
  Accounts payable.......       68    1,137      (557)     473      (77)
  Accrued expenses.......      209      499     1,282       74      553
  Deferred revenue.......       35       44       610       47    2,144
                           -------  -------  --------  -------  -------
   Net cash used in
    operating
    activities...........   (2,340)  (6,415)  (14,559)  (1,811)  (5,138)
                           -------  -------  --------  -------  -------
Cash flows from investing
 activities:
 Purchases of fixed
  assets.................     (479)    (926)   (3,100)    (605)  (1,173)
 Purchases of restricted
  investments............       --       --      (573)      --       --
 Purchases of short-term
  investments............   (6,549)  (1,378)       --       --       --
 Maturities of short-term
  investments............    5,928    6,042       200       --       --
                           -------  -------  --------  -------  -------
   Net cash (used in)
    provided by investing
    activities...........   (1,100)   3,738    (3,473)    (605)  (1,173)
                           -------  -------  --------  -------  -------
Cash flows from financing
 activities:
 Proceeds from
  sale/leaseback
  transactions...........      500       --        --       --       --
 Principal payments on
  capital lease
  obligations............     (126)    (222)     (231)     (60)     (90)
 Proceeds from notes
  payable................       --       --     1,500      787       --
 Principal payments on
  notes payable..........       --       --      (167)      --     (166)
 Proceeds from issuance
  of preferred stock, net
  of issuance costs......    2,485    6,901    23,830       25
 Proceeds from issuance
  of common stock........       --       42        80       --      122
 Repayment of notes
  receivable from
  stockholders...........       --       16        12       --       --
                           -------  -------  --------  -------  -------
   Net cash provided by
    (used in) financing
    activities...........    2,859    6,737    25,024      752     (134)
                           -------  -------  --------  -------  -------
 Effects of changes in
  exchange rates on
  cash...................       --       --        (4)      --       --
                           -------  -------  --------  -------  -------
   Net (decrease)
    increase in cash and
    cash equivalents.....     (581)   4,060     6,988   (1,664)  (6,445)
Cash and cash
 equivalents, beginning
 of period...............    1,007      426     4,486    4,486   11,474
                           -------  -------  --------  -------  -------
Cash and cash
 equivalents, ending of
 period..................  $   426  $ 4,486  $ 11,474  $ 2,822  $ 5,029
                           =======  =======  ========  =======  =======
Supplemental disclosure
 of cash flow
 information:
 Cash paid for interest..  $    41  $    72  $    113  $    13  $    35
                           =======  =======  ========  =======  =======

Supplemental disclosure of non-cash investing and financing activities:

During 1997, the Company sold fixed assets with a net book value of $458,000 to a leasing company for cash proceeds of $500,000 and subsequently reacquired those assets under a capital lease.

During 1998, the Company issued 280,000 shares of its common stock to employees upon the exercise of stock options in exchange for notes receivable totaling $28,000.

  The accompanying notes are an integral part of these consolidated financial statements.

                        SPEECHWORKS INTERNATIONAL, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Business

     SpeechWorks International, Inc. (the "Company") was incorporated in May 1994 and began operations in September 1994 under the name Applied Language Technologies, Inc. In October 1998, the Company's stockholders voted to change its name to SpeechWorks International, Inc. The Company is engaged in the development and marketing of speech recognition software and interactive systems using speech understanding software, and related products and services. Principal markets include both domestic and international companies. The Company operates in one reportable segment.

2. Summary of Significant Accounting Policies

Principles of Consolidation

     The consolidated financial statements reflect the operations of the Company and its wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated.

Unaudited Interim Financial Information

     The interim consolidated financial data as of March 31, 2000 and for the three months ended March 31, 1999 and 2000 is unaudited; however, in the opinion of the Company, the interim data includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the results for the interim periods. The results for interim periods are not necessarily indicative of the results for the entire year.

Cash and Cash Equivalents

     The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. Cash equivalents are classified as available for sale. The Company invests excess cash primarily in U.S. Treasury securities and money market funds of major financial institutions. These investments are subject to minimal credit and market risk.

     The Company's cash equivalents at December 31, 1997 include $414,400 in money market funds. At December 31, 1998, the Company's cash equivalents included $935,000 and $3,469,000 in money market funds and U.S. Treasury securities, respectively. At December 31, 1999, the Company's cash equivalents included $6,444,000 and $3,061,000 in money market funds and U.S. Treasury securities, respectively.

Short-Term Investments

     The Company's short-term investments at December 31, 1997 and 1998 were comprised of U.S. Treasury securities which matured within one year of the respective balance sheet date. These securities were classified as available-for-sale and were stated at cost plus accrued interest, which approximated fair market value. Gross unrealized gains and losses on such securities as of December 31, 1997 and 1998, and realized gains and losses on sales of such securities for the years ended December 31, 1997, 1998 and 1999 were not significant.

Concentration of Credit Risk and Major Customers

     Financial instruments which potentially expose the Company to concentrations of credit risk are primarily comprised of trade accounts receivable. Management believes its credit policies reflect normal industry terms and business risk. The Company does not anticipate nonperformance by the counterparties and, accordingly, does not require collateral.

     At December 31, 1997, 30%, 25%, 11%, 11% and 10% of the Company's accounts receivable were due from five customers. At December 31, 1998, 59% and 14% of the Company's accounts receivable were due from two customers. At December 31, 1999, 21%, 17%, 11% and 10% of the Company's accounts receivable were due from four customers.

                        SPEECHWORKS INTERNATIONAL, INC.

     Revenue from three customers represented 27%, 26% and 15% of total revenue during the year ended December 31, 1997. Revenue from two customers represented 32% and 13% of total revenue during the year ended December 31, 1998. Revenue from two customers represented 34% and 11% of total revenue during the year ended December 31, 1999.

Fair Value of Financial Instruments

     Financial instruments, including cash, cash equivalents, accounts receivable, accounts payable and accrued expenses are carried in the consolidated financial statements at amounts that approximated their fair value as of December 31, 1997, 1998 and 1999.

Fixed Assets

     Fixed assets are recorded at cost and depreciated using the straight-line method over their estimated useful lives. Fixed assets held under capital leases are stated at the lower of the fair market value of the related asset or the present value of the minimum lease payments at the inception of the lease and are amortized on a straight-line basis over either the life of the related asset or the term of the lease.

Revenue Recognition

     The Company recognizes revenue in accordance with Statement of Position 97-2 "Software Revenue Recognition" ("SOP 97-2"), as amended by Statement of Position 98-9. Revenue from the sale of licenses to end users, value-added resellers and system integrators to use the Company's software products is recognized upon delivery, provided that no significant obligations remain, evidence of the arrangement exists, the fees are fixed or determinable, and collectibility is probable. Revenue from royalties on sales of the Company's products by OEMs to third parties is recognized upon delivery to the third party when such information is available, or when notified by the reseller that such royalties are due as a result of a sale, provided that collectibility is probable. Arrangements for the sale of software licenses sold without professional services may or may not include maintenance and support services.

     Professional services revenue primarily consists of fees for custom development services, consulting services, and support and maintenance services provided to end users, value-added resellers, system integrators and OEMs. Revenue relating to the development of custom software applications and nonrecurring platform development work for third parties, including fees for licenses to use the Company's software products in the related development effort and thereafter in conjunction with the delivered custom application, as well as revenue relating to consulting services provided on a fixed-fee basis are recognized using the percentage-of-completion method of accounting, provided that collection of the related receivable is probable. In applying this method, the Company measures each project's percentage-of-completion by the ratio of labor hours incurred to date to estimated total labor hours to complete the project. This method is used because management considers expended labor hours to be the best available measure of progress on these projects. Adjustments to contract estimates are made in the periods in which the facts requiring such revisions become known. When the estimate indicates a loss, such loss is provided for in its entirety. When services are provided on a time and materials basis, revenue is recognized as the services are rendered. Revenue related to maintenance and support arrangements is recognized ratably over the contract period. The Company does not consider professional services, other than the development of custom software applications, to be essential to the functionality of the other elements of its software arrangements. These other professional services are limited and primarily include training and feasibility studies.

                        SPEECHWORKS INTERNATIONAL, INC.

     Other revenue primarily consists of hardware sales and other resold services provided to end users. Resold hardware revenue is recognized upon delivery provided that collectibility is probable and no significant post-delivery obligations remain relating to the sale.

     The Company's sales frequently include, under one contract, software licenses, related professional services and a maintenance and support arrangement. The total contract value is attributed first to the maintenance and support arrangement based on its fair value, equal to its stated list price as a fixed percentage of the related software product's price. The remainder of the total contract value is then attributed to the software license and related professional services, with the effect that discounts inherent in the total contract value are attributed to the software license and related professional services.

     Under its maintenance and support arrangements, the Company offers unspecified upgrades and enhancements on software products only on a when-and-if-available basis. The Company does not contract in advance for specified upgrades, enhancements or additional software products. The Company offers no rights of return to its customers.

Research and Development and Capitalized Software Development Costs

     Costs incurred in the research and development of new software products and enhancements to existing products, other than certain software development costs that qualify for capitalization, are expensed as incurred. Software development costs incurred subsequent to the establishment of technological feasibility, but prior to general release of the product, are capitalized and amortized to cost of software license revenues over the estimated useful life of the related products. As of December 31, 1998 and 1999, costs eligible for capitalization were not material.

Accounting for Stock Compensation

     The Company accounts for stock-based awards to employees using the intrinsic value method as prescribed in Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. Accordingly, compensation expense is recorded for options issued to employees in fixed amounts to the extent that the fixed exercise prices are less than the fair market value of the Company's common stock at the date of grant. The Company follows the disclosure provisions of Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation" (Note 8). All stock-based awards to nonemployees are accounted for at their fair value in accordance with SFAS No. 123 and related interpretations.

Advertising Expense

     The Company expenses advertising costs as incurred. During the years ended December 31, 1997, 1998 and 1999, advertising expense totaled $48,000, $407,000 and $1,334,000, respectively.

Income Taxes

     Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse. A valuation allowance against deferred tax assets is recorded if, based upon the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. The Company does not provide for U.S. income taxes on the undistributed earnings of its foreign subsidiaries, which the Company considers to be permanent investments.

                        SPEECHWORKS INTERNATIONAL, INC.

Comprehensive Income

     SFAS No. 130, "Reporting Comprehensive Income," requires the reporting of comprehensive income (loss) in addition to net income (loss). For the years ended December 31, 1997, 1998 and 1999, the Company had no other comprehensive income items which were material to its financial position or results of operations. Accordingly, the adoption of SFAS No. 130 had no impact on the Company's consolidated financial statements.

Foreign Currency Translation

     The Company's functional currency is the U.S. dollar for all of its subsidiaries. Substantially all of the Company's revenues are invoiced and collected in U.S. dollars. Assets and liabilities of foreign subsidiaries which are denominated in foreign currencies are remeasured into U.S. dollars at rates of exchange in effect at the end of the year. Revenue and expense amounts are remeasured using an average of exchange rates in effect during the period. Net realized and unrealized gains and losses resulting from foreign currency remeasurement are included in the consolidated statement of operations as other income or expense.

Net Loss Per Common Share--Historical

     The Company computes net loss per common share in accordance with SFAS 128 "Earnings per Share." Under the provisions of SFAS 128, basic net loss per common share is computed by dividing net loss attributable to common stockholders by the weighted average number of common shares outstanding. There is no difference between basic and diluted net loss per share since potential common shares from the conversion of redeemable convertible preferred stock and the exercise of options and warrants were antidilutive for all periods presented. The calculation of diluted net loss per common share for the year ended December 31, 1997 does not include 3,296,356, 777,237 and 7,375,500 potential shares of common stock equivalents related to common stock options, common stock warrants and redeemable convertible preferred stock, respectively. The calculation of diluted net loss per common share for the year ended December 31, 1998 does not include 3,396,882, 807,237 and 9,854,565 potential shares of common stock equivalents related to common stock options, common stock warrants and redeemable convertible preferred stock, respectively. The calculation of diluted net loss per common share for the year ended December 31, 1999 does not include 4,836,202, 807,237 and 13,870,477 potential shares of common stock equivalents, related to common stock options, common stock warrants and redeemable convertible preferred stock, respectively.

Unaudited Pro Forma Net Loss Per Common Share

     The unaudited pro forma net loss per common share for the year ended December 31, 1999 is calculated assuming the automatic conversion of all preferred stock outstanding had occurred as of the beginning of the year or as of the date of issuance of the preferred stock, if later. Therefore, accretion on the redeemable convertible preferred stock is excluded from the calculation of pro forma net loss per common share. The redeemable convertible preferred stock automatically converts into one and one half shares of common stock upon the completion of the Company's initial public offering (Note 6).

Unaudited Pro Forma Balance Sheet

     Under the terms of the Company's redeemable convertible preferred stock (Note 6), all shares of such preferred stock will automatically convert into common stock upon completion of the Company's initial public offering of common stock. The unaudited pro forma balance sheet reflects the conversion of the outstanding shares of redeemable convertible preferred stock into 13,870,477 shares of common stock, as if the conversion had occurred on December 31, 1999. In addition, the unaudited pro forma balance sheet

                        SPEECHWORKS INTERNATIONAL, INC.

reflects the filing of an amended certificate of incorporation in connection with the effectiveness of the registration statement for the Company's initial public offering, wherein the total authorized shares of common stock will be increased to 100,000,000. The amended certificate of incorporation also will authorize 10,000,000 shares of undesignated preferred stock.

Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Components particularly subject to estimation include estimates of costs to complete custom software development arrangements and fair values of the Company's equity instruments. Actual results could differ from those estimates and would impact future results of operations and cash flows.

Recent Accounting Pronouncements

     In December 1998, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants issued Statement of Position No 98-9, "Modification of SOP No. 97-2, Software Revenue Recognition, with Respect to Certain Transactions" ("SOP 98-9"). SOP 98-9 amends SOP 97-2 to require recognition of revenue using the "residual method" in circumstances outlined in SOP 98-9. Under the residual method, revenue is recognized as follows: (1) the total fair value of undelivered elements, as indicated by vendor specific objective evidence, is deferred and subsequently recognized in accordance with the relevant sections of SOP 97-2 and (2) the difference between the total arrangement fee and the amount deferred for the undelivered elements is recognized as revenue related to the delivered elements. SOP 98-9 is effective for transactions entered into during years beginning after March 15, 1999 (year 2000 for the Company), however, early adoption is permitted. The Company has adopted SOP 98-9.

     In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes accounting and reporting standards requiring that every derivative instrument be recorded in the balance sheet as either an asset or liability measured at its fair value. SFAS No. 133, as recently amended by SFAS 137, "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB Statement No. 133," is effective for fiscal years beginning after June 15, 2000. Because the Company does not currently hold any derivative instruments and does not currently engage in hedging activities, it expects the adoption of SFAS No. 133 will not have a material impact on its financial position or operating results.

     In March 2000, the Financial Accounting Standard Board issued FASB Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation--an interpretation of APB Opinion No. 25" ("FIN 44"). FIN 44 clarifies the application of APB Opinion No. 25 and among other issues clarifies the following: the definition of an employee for purposes of applying APB Opinion No. 25; the criteria for determining whether a plan qualifies as a noncompensatory plan; the accounting consequence of various modifications to the terms of previously fixed stock options or awards; and the accounting for an exchange of stock compensation awards in a business combination. FIN 44 will become effective July 1, 2000, but certain conclusions in FIN 44 cover specific events that occurred after either December 15, 1998 or January 12, 2000. The Company does not expect the application of FIN 44 to have a material impact on its financial position or results of operations.

                        SPEECHWORKS INTERNATIONAL, INC.

3. Accounts Receivable

Accounts receivable consist of the following:

                                                                  December 31,
                                                                  -------------
                                                                   1998   1999
                                                                  ------ ------
                                                                       (in
                                                                   thousands)
Accounts receivable.............................................. $2,415 $2,723
Unbilled accounts receivable.....................................    662  1,434
                                                                  ------ ------
                                                                   3,077  4,157
Less--allowance for doubtful accounts............................     75     60
                                                                  ------ ------
                                                                  $3,002 $4,097
                                                                  ====== ======

     Unbilled accounts receivable are revenues earned under percentage of completion accounting that have not yet been billed under the terms of the arrangement.

4. Fixed Assets

Fixed assets consist of the following:

                                                        Estimated
                                                         useful   December 31,
                                                          life    -------------
                                                         (years)   1998   1999
                                                        --------- ------ ------
                                                                       (in
                                                                   thousands)
Computer and office equipment..........................      3    $  606 $3,157
Computer and office equipment under capital leases.....      3       765    765
Furniture and fixtures.................................      5       410    959
Furniture and fixtures under capital leases............      5        35     35
                                                                  ------ ------
                                                                   1,816  4,916
Less--accumulated depreciation and amortization........              723  1,508
                                                                  ------ ------
                                                                  $1,093 $3,408
                                                                  ====== ======


Depreciation and amortization expense for the years ended December 31, 1997, 1998 and 1999 was $243,000, $466,000 and $785,000, respectively, of which
$156,000 related to fixed assets under capital leases in 1997, and $262,000 related to fixed assets under capital leases for 1998 and 1999. Assets under capital leases collateralize the related lease obligations.

5. Accrued Expenses

Accrued expenses consist of the following:

                                                                   December 31,
                                                                   -------------
                                                                    1998   1999
                                                                   ------ ------
                                                                        (in
                                                                    thousands)
Accrued compensation.............................................. $  499 $1,104
Accrued other.....................................................    311    988
                                                                   ------ ------
                                                                   $  810 $2,092
                                                                   ====== ======

                        SPEECHWORKS INTERNATIONAL, INC.

6. Redeemable Convertible Preferred Stock

Redeemable convertible preferred stock, $0.001 par value, consists of the following:

                                                                December 31,
                                                               ---------------
                                                                1998    1999
                                                               ------- -------
                                                               (in thousands)
     Series D; 0 and 2,800,000 shares authorized; 0 and
      2,671,389 shares issued and outstanding at December 31,
      1998 and 1999, respectively............................  $    -- $24,761
     Series C; 1,626,092 shares authorized; 1,620,210 and
      1,626,092 shares issued and outstanding at December 31,
      1998 and 1999, respectively............................    7,120   7,560
     Series B; 2,474,500 shares authorized, issued and
      outstanding at December 31, 1998 and 1999,
      respectively...........................................    7,665   8,073
     Series A; 2,475,000 shares authorized, issued and
      outstanding at December 31, 1998 and 1999,
      respectively...........................................    2,964   3,113
                                                               ------- -------
                                                               $17,749 $43,507
                                                               ======= =======

     The Series D redeemable convertible preferred stock (the "Series D preferred stock"), the Series C redeemable convertible preferred stock (the "Series C preferred stock"), the Series B redeemable convertible preferred stock (the "Series B preferred stock") and the Series A redeemable convertible preferred stock (the "Series A preferred stock") are hereinafter referred to collectively as the "redeemable preferred stock." At December 31, 1999, the redeemable preferred stock had the following characteristics:

Conversion Rights

     Each share of redeemable preferred stock is convertible, at the option of the holder, into one and one-half shares of common stock of the Company, subject to certain anti-dilution adjustments. The redeemable preferred stock will automatically convert into common stock upon the closing of a qualified initial public offering under which net proceeds equal or exceed $30,000,000. Additionally, the Series D preferred stock carries a provision in which the stockholders' conversion rate can be adjusted. If the Company receives proceeds from an initial public offering or acquisition below a pre-determined amount, the Series D will convert at a rate higher than one and one-half shares of common stock for one share of Series D, subject to a formula.

Dividend Rights

     The holders of the redeemable preferred stock are entitled to receive dividends at a rate of 6% per annum in preference to the common stockholders. These dividends are cumulative and accrue on a daily basis from the date of issuance whether or not declared. Cumulative unpaid dividends on the redeemable preferred stock of $932,000, $649,000, $1,257,000 and $638,000 have been charged to accumulated deficit and are included in the carrying value of the Series D, Series C, Series B and Series A preferred stock, respectively, at December 31, 1999.

Voting Rights

     The holders of redeemable preferred stock generally vote together with the holders of common stock on all matters and are entitled to one vote for each share of common stock into which the redeemable preferred stock is convertible.

                        SPEECHWORKS INTERNATIONAL, INC.

Liquidation Rights

     In the event of liquidation, dissolution, merger, sale or winding up of the Company, the holders of the Series D preferred stock are entitled to receive, prior to and in preference to any distribution to the holders of the Series C preferred stock, Series B preferred stock, Series A preferred stock and common stock, $8.92 per share, subject to certain anti-dilution adjustments, plus any accrued but unpaid dividends.

     Upon the payment of all required liquidating amounts to the Series D preferred stockholders, the holders of Series C preferred stock are entitled to receive, prior to and in preference to any distribution to the holders of the Series B preferred stock, Series A preferred stock and common stock, $4.25 per share, subject to certain anti-dilution adjustments, plus any accrued but unpaid dividends.

     Upon the payment of all required liquidating amounts to the Series C preferred stockholders, the holders of the Series B preferred stock are entitled to receive, prior to and in preference to the holders of the Series A preferred stock and common stock, $2.75 per share, subject to certain anti-dilution adjustments, plus any accrued but unpaid dividends.

     Upon the payment of all required liquidating amounts to the Series B preferred stockholders, the holders of the Series A preferred stock are entitled to receive, prior to and in preference to the holders of common stock, $1.00 per share, subject to certain anti-dilution adjustments, plus any accrued but unpaid dividends. Any net assets remaining after the payment of preferential amounts to the holders of the redeemable preferred stock shall be shared ratably by the Series A preferred stockholders and common stockholders.

Redemption Rights

     At any time on or after March 31, 2002, subject to their majority vote as a single class, holders of outstanding shares of each series of redeemable preferred stock shall have the right to cause the Company to redeem such shares in one-third increments over a three-year period at the respective original issue price per share plus any accrued but unpaid dividends.

7. Common Stock

     Each share of common stock entitles the holder to one vote on all matters submitted to a vote of the Company's stockholders. Common stockholders are not entitled to receive dividends unless declared by the Board of Directors. Any such dividends would be subject to the preferential dividend rights of the preferred stockholders.

Stock Split

     In January 2000, the Company effected a three-for-two stock split of all common stock. In accordance with the terms of the redeemable preferred stock agreements, conversion rights to all series of redeemable preferred stock were increased. After the stock split, each share of redeemable preferred stock is convertible into one and one half shares of common stock. All common stock share amounts in these consolidated financial statements have been restated to reflect this stock split.

Right of First Refusal

     At December 31, 1999, the Company's outstanding common stock is subject to certain restrictions as to sale or transfer. The Company and its stockholders are entitled to a right of first refusal to purchase shares offered for sale at the offer price.

                        SPEECHWORKS INTERNATIONAL, INC.

Warrants

     In connection with a leasing agreement entered in 1996, the Company issued a warrant to purchase 36,000 shares of its common stock at a price of $0.67 per share. The warrant is subject to certain anti-dilution adjustments and may be exercised, in whole or in part, on or before October 2002. The value ascribed to this warrant upon its issuance, utilizing the Black-Scholes valuation model, was not significant.

     In January 1997, the Company issued to a customer a warrant to purchase 741,237 shares of the Company's common stock at a price of $2.05 per share, subject to certain anti-dilution adjustments. This warrant may be exercised at the option of the holder, in whole or in part, at any time on or before January 2002, subject to a maximum of three exercises. However, the Company retains the right to call this warrant in connection with an initial public offering, provided 45 days advance notice is given to the warrant holder, at a redemption price equal to 500% of the unexercised warrant shares multiplied by the exercise price upon the closing of the initial public offering. At any time, the Company may, at its option, except as noted above, redeem the warrant at a redemption price equal to 200% of the market value of this warrant. The value ascribed to this warrant upon its issuance, utilizing the Black-Scholes valuation model, was not significant.

     In November 1998, in connection with the acquisition of the name "SpeechWorks," the Company issued a warrant to an unrelated third party to purchase 30,000 shares of the Company's common stock at a price of $2.83 per share, subject to certain anti-dilution adjustments. This warrant may be exercised at the option of the holder, in whole or in part, at any time on or before November 2003. The value ascribed to this warrant upon its issuance, utilizing the Black-Scholes valuation model, was not significant.

Reserved Shares

     At December 31, 1999, the Company had 19,862,033 shares of its common stock reserved for issuance upon exercise of options issued or issuable under the Company's stock option plans, upon conversion of authorized redeemable convertible preferred stock and upon exercise of common stock warrants.

8. Stock Option Plans

     During August 1995, the Company adopted the 1995 Stock Option Plan (the "1995 Plan"). The 1995 Plan provides for the grant of incentive stock options ("ISOs") as well as non-qualified options to employees, directors and other individuals providing services to the Company. The Board of Directors determines the term of each option, exercise price, number of shares for which each option is granted, whether restrictions will be imposed on the shares subject to options and the rate at which each option is exercisable.
The exercise price for ISOs cannot be less than the fair market value per share of the underlying common stock on the date granted. The exercise price for ISOs granted to holders of more than 10% of the voting stock of the Company cannot be less than 110% of the fair market value per share of the underlying common stock on the grant date. The term of ISOs cannot exceed ten years. The term of ISOs granted to holders of more than 10% of the voting stock of the Company cannot exceed five years. A maximum of 5,184,319 shares of common stock have been reserved for issuance upon the exercise of options granted under the 1995 Plan.

                        SPEECHWORKS INTERNATIONAL, INC.

     A summary of the status of options granted under the Company's stock option plan as of December 31, 1997, 1998 and 1999 and changes during the years then ended is presented below:

                                    1997                     1998                     1999
                          ------------------------ ------------------------ ------------------------
                                         Weighted-                Weighted-                Weighted-
                            Number of     average    Number of     average    Number of     average
                              shares     exercise      shares     exercise      shares     exercise
                          (in thousands)   price   (in thousands)   price   (in thousands)   price
                          -------------- --------- -------------- --------- -------------- ---------
Outstanding at beginning
 of year................      2,292        $0.07       3,296        $0.15       3,397        $0.35
  Granted...............      1,005         0.35       1,150         0.69       2,795         2.51
  Exercised.............         --           --        (987)        0.07        (801)        0.10
  Canceled..............         (1)        0.07         (62)        0.19        (555)        1.47
                              -----                    -----                    -----
Outstanding at end of
 year...................      3,296        $0.15       3,397        $0.36       4,836        $1.51
                              =====                    =====                    =====
Options exercisable at
 end of year............      1,406        $0.10       1,265        $0.17       1,423        $0.51
Weighted average fair
 value of options
 granted during the
 year...................                   $0.11                    $0.21                    $0.65

The following table summarizes information about stock options outstanding at December 31, 1999:

                                            Options outstanding      Options exercisable
                                         ------------------------- -----------------------
                                         Weighted average Weighted                Weighted
                              Number        remaining     average      Number     average
                           outstanding   contractual life exercise  exercisable   exercise
Range of exercise prices  (in thousands)    (in years)     price   (in thousands)  price
------------------------  -------------- ---------------- -------- -------------- --------
      $0.067--0.33            1,369            6.73        $0.22         970       $0.19
       0.43--0.83             1,407            8.68         0.73         381        0.65
       1.50--2.17             1,160            9.61         2.01           2        2.17
       4.00--4.00               630            9.80         4.00          10        4.00
       4.13--4.13               270            9.25         4.13          60        4.13
                              -----                                    -----
     $0.067--$4.13            4,836            8.53        $1.51       1,423       $0.51
                              =====                                    =====

     Under APB Opinion No. 25, no compensation expense was recognized for the years ended December 31, 1997 and 1998, and compensation expense of $508,000 was recognized for option grants made during the year ended December 31, 1999. Had compensation expense for these awards been determined based on the fair value at the date of grant consistent with the method prescribed by SFAS No. 123, the Company's net loss attributable to common stockholders and net loss per common share for the years ended December 31, 1997, 1998 and 1999 would have increased to the pro forma amounts indicated below:

                        1997                 1998                 1999
                 -------------------  -------------------  -------------------
                               Net                  Net                  Net
                   Net loss    loss     Net loss    loss     Net loss    loss
                 attributable  per    attributable  per    attributable  per
                  to common   common   to common   common   to common   common
                 stockholders share   stockholders share   stockholders share
                 ------------ ------  ------------ ------  ------------ ------
                            (in thousands, excpet per share data)
As reported.....   $(3,053)   $(0.83)   $(6,549)   $(1.44)  $ (17,367)  $(3.28)
Pro forma.......    (3,089)    (0.84)    (6,664)    (1.47)    (17,719)   (3.34)

                        SPEECHWORKS INTERNATIONAL, INC.

     For this purpose, the fair value of options at the date of grant was estimated using the minimum value method with the following weighted-average assumptions for 1997, 1998 and 1999: risk-free interest rates of 4.2% to 5.6%, 5.7% to 6.2% and 4.25% to 6.0%, respectively; no dividend yields or volatility factors; and weighted-average expected life of the options of 5 years, 5 years and 7.53 years, respectively. However, because the determination of the fair value of all options granted after the Company becomes a publicly-traded entity will include an expected volatility factor, because most options vest over periods of up to four years and because additional option grants are expected to be made subsequent to December 31, 1999, the pro forma effects of applying the fair value method may be materially different in future years.

9. Commitments

Operating Leases

     The Company leases its primary office space under noncancelable operating leases which expire through September 30, 2004. Under the terms of the lease relating to its main facility, the Company is required to maintain an irrevocable standby letter of credit stating the lessor as the beneficiary. The letter of credit must be in the amount of $160,000 through December 31, 1999, with such amount being reduced by $40,000 each succeeding year through the expiration of the lease.

     During 1999, the Company leased additional office space under a noncancelable operating lease which expires in 2004. Under the terms of the lease, the Company is required to maintain an irrevocable letter of credit stating the lessor as beneficiary. The letter of credit must be in the amount of $413,500 through September 2001, with such amount reduced by $100,000 after September 2001 and an additional $100,000 after September 2002.

     During 1999, the Company leased office space in Montreal, Canada under a noncancelable operating lease which expires in 2010. Under the terms of the lease, the Company is required to maintain an irrevocable letter of credit stating the lessor as beneficiary. The letter of credit must be in the amount of $240,000 through November 2009, with such amount reduced by $24,000 each succeeding year through expiration of the lease.

     Rent expense under operating leases was $170,800, $488,000 and $1,050,000 for the years ended December 31, 1997, 1998 and 1999, respectively.

Capital Leases

     In 1996 and 1997, the Company entered into equipment lease agreements with a leasing company. At December 31, 1998 and 1999, the Company had no remaining availability under either of these capital lease agreements.

                        SPEECHWORKS INTERNATIONAL, INC.

Future minimum lease obligations under capital and operating leases as of December 31, 1999 are as follows:

                                                               Capital Operating
   Year                                                        leases   leases
   ----                                                        ------- ---------
                                                                (in thousands)
   2000.......................................................  $193    $ 1,605
   2001.......................................................    --      1,801
   2002.......................................................    --      2,207
   2003.......................................................    --      2,267
   2004.......................................................    --      1,657
   Thereafter.................................................    --        583
                                                                ----    -------
     Total minimum lease payments.............................   193    $10,120
                                                                        =======
   Less--amount representing interest.........................    10
                                                                ----
     Present value of minimum lease payments..................  $183
                                                                ====

Royalty Agreement

     In August 1994, the Company entered into a license agreement last amended in July 1996 under which the Company obtained a nonexclusive right to use certain software technology through the term of the licensor's copyrights on such technology. In exchange, the Company is required to pay royalties on net sales of licensed product. These royalties begin at 5% of licensed product sales and decrease as a percentage of sales based on cumulative life to date sales. In addition, the Company is required to pay annual minimum royalties totaling $90,000 and $80,000 for the years ended December 31, 1999 and 2000, respectively, and $50,000 annually thereafter. Any payments that exceed these minimums can be used to offset future royalties payable under the agreement. Under the amended agreement, the Company recorded royalty expense totaling $54,000, $52,000 and $93,000 during the years ended December 31, 1997, 1998 and
1999, respectively. Also, in 1999, cost of product license revenue included a $60,000 payment to a client as a royalty for our resale of an application originally developed for that client.

10. Notes Payable and Line of Credit

     In March 1999, the Company entered into an equipment financing agreement with a bank. Under this agreement, the Company entered into two lines of credit under which the Company obtained the right to draw down up to $1,500,000 to finance purchases of fixed assets. Borrowings under these lines are collateralized by the fixed assets purchased and bear interest at an annual rate of prime plus 0.75% (8.50% at December 31, 1999) which is payable monthly. Borrowings made between March 1999 and May 1999 and between June 1999 and November 1999 converted into term loans on May 31, 1999 and November 30, 1999, respectively, at which point monthly payments of principal plus interest are due over a period of 36 months. During 1999, the Company borrowed the entire $1,500,000 available under these lines. At December 31, 1999, $1,333,000 was outstanding under the resulting notes payable; maturing $500,000 in 2000, $500,000 in 2001 and $333,000 in 2002. Under the financing agreement, the Company is obligated to comply with certain financial covenants; the Company was in full compliance with these covenants at December 31, 1999.

     Also in March 1999, the Company entered into a $750,000 revolving line of credit with the same bank. A loan modification in November 1999 increased the line of credit to $1,300,000. Amounts available for borrowing are based upon certain eligible accounts receivable. Borrowings under the revolving line of credit bear interest at the bank's prime rate plus 0.5% (8.50% at December 31, 1999), and all outstanding borrowings are due March 30, 2000. At December 31, 1999, no amounts were outstanding under the revolving line of credit and $1,060,000 was available for borrowing.

                        SPEECHWORKS INTERNATIONAL, INC.

11. Segment Reporting

     The Company operates in a single segment and has no organizational structure dictated by product lines, geography or customer type.

     The following table presents total revenue and long-lived assets, excluding intangible assets, information by geographic area as of and for the years ended December 31, 1997, 1998 and 1999:

                                            Total Revenue     Long-Lived Assets
                                        --------------------- ------------------
                                         1997   1998   1999   1997  1998   1999
                                        ------ ------ ------- ---- ------ ------
                                                     (in thousands)
Domestic............................... $2,042 $5,850 $13,649 $675 $1,268 $3,499
International..........................     --     --     362   --     29    460
                                        ------ ------ ------- ---- ------ ------
                                        $2,042 $5,850 $14,011 $675 $1,297 $3,959
                                        ====== ====== ======= ==== ====== ======

     International revenue is based on the location of the customer.

12. Income Taxes

     The Company is a cash basis taxpayer for federal and state income tax purposes. As a result of taxable losses generated, the Company has not recorded any provisions for income taxes for the years ended December 31, 1997, 1998 and 1999. The following is a reconciliation between the amount of the Company's income taxes utilizing the U.S. federal statutory rate and the Company's actual provision for income taxes for the years ended December 31, 1997, 1998 and 1999:

                                                           December 31,
                                                      ------------------------
                                                       1997    1998     1999
                                                      ------  -------  -------
                                                          (in thousands)
At U.S. federal statutory rate....................... $ (857) $(1,958) $(5,328)
State taxes, net of federal effect...................   (156)    (386)  (1,045)
Effect of change in valuation allowance..............  1,060    2,431    6,416
Other................................................    (47)     (87)     (43)
                                                      ------  -------  -------
Provision for income taxes........................... $   --  $    --  $    --
                                                      ======  =======  =======

     The Company's net deferred tax assets consist of the following:

                                                                December 31,
                                                              -----------------
                                                               1998      1999
                                                              -------  --------
                                                               (in thousands)
Deferred tax assets:
  Net operating loss carryforwards........................... $ 4,080  $  9,524
  Tax credit carryforwards...................................     250       638
  Accrual to cash adjustment.................................      --       364
  Other......................................................       2        30
                                                              -------  --------
Gross deferred tax assets....................................   4,332    10,556
Deferred tax asset valuation allowance.......................  (4,140)  (10,556)
                                                              -------  --------
  Net deferred tax asset.....................................     192        --
Deferred tax liabilities:
  Accrual to cash adjustment.................................    (192)       --
                                                              -------  --------
    Total net deferred tax asset............................. $    --  $     --
                                                              =======  ========

                        SPEECHWORKS INTERNATIONAL, INC.

     At December 31, 1999 and 1998, the Company provided a valuation allowance for the full amount of its net deferred tax assets since, based on the weight of available evidence, management cannot conclude that it is more likely than not that these future benefits will be realized.

     At December 31, 1999, the Company has federal and state net operating loss carryforwards of $23,400,000 and $22,800,000, respectively, available to reduce future income, which expire beginning in 2011 and 2001, respectively. The Company also has federal and state research and development credit carryforwards of $352,000 and $365,000, respectively, available to reduce future income tax liabilities, which expire beginning in 2013.

     The Company also has non-US loss carryforwards and tax credits of $2,200,000 and $45,000 that begin to expire in 2007 and 2010, respectively. Under the Internal Revenue Code, certain substantial changes in the Company's ownership could result in an annual limitation on the amount of net operating loss and tax credit carryforwards which can be utilized in future years to offset future taxable income and tax liabilities.

13. 401(k) Savings Plan

     The Company has established a retirement savings plan under Section 401(k) of the Internal Revenue Code (the "401(k) Plan"). The 401(k) Plan covers substantially all employees of the Company who meet minimum age and service requirements, and allows participants to defer a portion of their annual compensation on a pre-tax basis. Company contributions to the 401(k) Plan may be made at the discretion of the Board of Directors. The Company has not made any contributions to the 401(k) Plan through December 31, 1999.

14 . Subsequent Events

     On April 11, 2000, the Company sold 2,544,681 shares of its Series E redeemable convertible preferred stock (the "Series E preferred stock") for net proceeds of $19,930,000. The rights and preferences of the Series E preferred stock are substantially the same as those of the Series A preferred stock, Series B preferred stock and Series C preferred stock as described in Note 5, except that the Series E preferred stock is convertible into common stock on a one for one basis. In the event of any liquidation, dissolution or winding-up of the Company, the holders of Series E preferred stock have a liquidation preference above the Series A preferred stock, Series B preferred stock, Series C preferred stock, Series D preferred stock and common stock, and are entitled to receive $7.86 per share. Because the deemed fair value of the Company's common stock for financial reporting purposes was greater than the conversion price of the Series E preferred stock, in accordance with EITF 98-5, the Company will record a beneficial conversion feature of $5.2 million on the Series E preferred stock, which will be treated as a preferred stock dividend as of the date of issue, thus increasing the net loss attributable to common stockholders.

     In April 2000, the Company's Board of Directors approved the 2000 Employee, Director and Consultant Stock Plan. A total of 5,000,000 shares of common stock have been reserved for issuance under this plan. This plan was approved by the Company's stockholders in May 2000 (unaudited).

     (Unaudited) -- In May 2000, the Company's Board of Directors and stockholders approved the 2000 Employee Stock Purchase Plan, which will become effective upon completion of the Company's initial public offering. The plan authorizes the issuance of up to a total of 200,000 shares of common stock to participating employees.

                        SPEECHWORKS INTERNATIONAL, INC.

     (Unaudited) -- On May 31, 2000, the Company issued to a Series E preferred investor a warrant to purchase 47,710 shares of common stock at an exercise price of $7.86 per share. The warrant is exercisable on or before May 2002. The fair value ascribed to this warrant upon its issuance, utilizing the Black-Scholes valuation model, was $330,630.

     (Unaudited) -- Effective June 1, 2000, the Company modified its revolving line of credit as described in Note 10, to increase available borrowings from $1,300,000 to $2,000,000. The revolving line of credit expires on May 31, 2001.

     (Unaudited) -- On June 5, 2000, the Company entered into a development and license agreement with AT&T Corp. to develop and sell products that use AT&T speech technology. Pursuant to the agreement, the Company received development and distribution licenses to AT&T speech technology. In connection with this agreement, the Company issued 1,045,158 shares of common stock to AT&T with a fair value of $11.00 per share.

     (Unaudited) -- On June 29, 2000, the Company entered into an agreement with Net2Phone whereby Net2Phone has agreed to purchase $4.0 million of common stock in a private placement concurrent with an initial public offering at a purchase price equal to the lesser of $12.46 per share and 89% of the price to the public in the offering.

     (Unaudited) -- On June 30, 2000, the Company entered into a three-year agreement with America Online that encompasses a number of business arrangements. America Online will pay the Company license, professional services and maintenance and support fees. America Online will have the option annually to terminate the agreement, and may also extend the agreement for up to three additional one-year terms. Under the agreement, America Online has also agreed to purchase $5.0 million of common stock in a private placement concurrent with an initial public offering at a purchase price equal to the lesser of $12.46 per share and 89% of the price to the public in the offering. In order to encourage America Online's marketing of the voice portal and speech recognition services, thereby supporting the Company's marketing efforts, the Company issued America Online a warrant to purchase up to 765,422 shares of the Company's common stock at an exercise price equal to the lesser of $12.46 per share and 89% of the price to the public in the offering. These warrants are exercisable upon the earlier of America Online achieving specified voice portal user minute milestones or two years. The value ascribed to this warrant upon its issuance, utilizing the Black-Scholes valuation model and assuming an initial public offering price of $14.00 per share, was $8.5 million, which will be amortized to sales and marketing expense over the expected three-year term of the agreement.

     This page will feature SpeechWorks' logo.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                             4,750,000 Shares



                                  Common Stock

                               ----------------

                                   PROSPECTUS

                               ----------------

                                   Chase H&Q

                               J.P. Morgan & Co.

                           U.S. Bancorp Piper Jaffray

                               ----------------

                                         , 2000

                               ----------------

     You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

     No action is being taken in any jurisdiction outside the United States to permit a public offering of the common shares or possession or distribution of this prospectus in that jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus applicable to that jurisdiction.

     Until       , 2000, all dealers that buy, sell or trade in our common
stock, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

     The following table sets forth an itemization of all estimated expenses, all of which we will pay, in connection with the issuance and distribution of the securities being registered:

   SEC registration fee............................................. $   22,770
   Nasdaq National Market listing fee...............................     95,000
   NASD filing fee..................................................      9,125
   Printing and engraving fees......................................    200,000
   Legal fees and expenses..........................................    600,000
   Accounting fees and expenses.....................................    315,000
   Blue sky fees and expenses.......................................     10,000
   Transfer agent and registrar fees................................      2,000
   Miscellaneous....................................................    450,000
                                                                     ----------
   Total............................................................ $1,703,825


     All of the above figures, except the SEC registration fee, NASD filing fee and Nasdaq National Market listing fee, are estimates.

Item 14. Indemnification of Directors and Officers.

     Our certificate of incorporation provides that we shall indemnify to the fullest extent authorized by the Delaware General Corporation Law, each person who is involved in any litigation or other proceeding because such person is or was a director or officer of SpeechWorks or is or was serving as an officer or director of another entity at our request, against all expense, loss or liability reasonably incurred or suffered in connection therewith. Our certificate of incorporation provides that the right to indemnification includes the right to be paid expenses incurred in defending any proceeding in advance of its final disposition, provided, however, that such advance payment will only be made upon delivery to us of an undertaking, by or on behalf of the director or officer, to repay all amounts so advanced if it is ultimately determined that such director is not entitled to indemnification. If we do not pay a proper claim for indemnification in full within 60 days after we receive a written claim for such indemnification, the certificate of incorporation and our bylaws authorize the claimant to bring an action against us and prescribe what constitutes a defense to such action.

     Section 145 of the Delaware General Corporation Law permits a corporation to indemnify any director or officer of the corporation against expenses, including attorney's fees, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding brought by reason of the fact that such person is or was a director or officer of the corporation, if such person acted in good faith and in a manner that he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, if he or she had no reason to believe his or her conduct was unlawful. In a derivative action, such as one brought by or on behalf of the corporation, indemnification may be provided only for expenses actually and reasonably incurred by any director or officer in connection with the defense or settlement of such an action or suit if such person acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be provided if such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine that the defendant is fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

     Pursuant to Section 102(b)(7) of the Delaware General Corporation Law, Article Tenth of our certificate of incorporation eliminates the liability of a director to us or our stockholders for monetary damages for such a breach of fiduciary duty as a director, except for liabilities arising:

   . from any breach of the director's duty of loyalty to us or our stockholders,

   . from acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

   .  under Section 174 of the Delaware General Corporation Law, and

   . from any transaction from which the director derived an improper personal benefit.

     We carry insurance policies insuring our directors and officers against certain liabilities that they may incur in their capacity as directors and officers.

     Additionally, reference is made to the Underwriting Agreement filed as
Exhibit 1.1 hereto, which provides for indemnification by the underwriters of SpeechWorks, our directors and officers who sign the Registration Statement and persons who control SpeechWorks, under certain circumstances.

Item 15. Recent Sales of Unregistered Securities.

     In the three years preceding the filing of this Registration Statement, we have sold the following securities that were not registered under the Securities Act as summarized below. The share information provided below reflects the three-for-two split of the common stock effected on January 5, 2000. Upon completion of this offering our outstanding securities will automatically convert as follows:

   . each share of series A Convertible Participating Preferred Stock will convert into 1.5 shares of common stock;

   .  each share of series B Convertible Preferred Stock will convert into
      1.5 shares of common stock;

   .  each share of series C Convertible Preferred Stock will convert into
      1.5 shares of common stock;

   .  each share of series D Convertible Preferred Stock will convert into
      1.5 shares of common stock; and

   . each share of series E Convertible Preferred Stock will convert into one share of common stock.

 (a)Issuances of Capital Stock and Warrants

     On September 30, 1996, February 14, 1997 and April 22, 1998 we issued and sold a total of 2,474,500 shares of series B convertible preferred stock to nine investors at a price per share of $2.75 in a private placement for total proceeds of $6,804,875.

     On May 8, July 28 and August 12, 1998 and January 9, 1999, we issued and sold a total of 1,626,092 shares of series C convertible preferred stock to 12 investors at a price per share of $4.25 in a private placement for total proceeds of $6,910,891.

     On November 8, 1998, we issued a warrant to purchase 30,000 shares of common stock to SoundWorks USA, Inc. in connection with our acquisition of the "speechworks.com" domain name.

     On April 29, June 21 and June 29, 1999, we issued and sold a total of 2,671,389 shares of series D convertible preferred stock to 10 investors at a price per share of $8.92 in a private placement for total proceeds of $23,828,790.

     On January 5, 2000, we effected a three-for two stock split of our outstanding common stock in which each two outstanding shares of common stock were split into three shares of common stock.

     On April 11, 2000, we issued and sold a total of 2,544,681 shares of series E convertible preferred stock to 17 investors at a price per share of $7.86 in a private placement for total proceeds of $20,001,193.

     On May 31, 2000, we issued a warrant to purchase 47,710 shares of common stock at an exercise price of $7.86 per share to one of our series E investors.

     On June 5, 2000, we issued 1,045,158 shares of common stock to AT&T Corp. in a private placement in connection with the execution of a development and license agreement with AT&T.

     On June 28, 2000, we agreed to sell $4,000,000 of our common stock to Net2Phone in a private placement concurrent with this offering at a price per share equal to the lesser of $12.46 and 89% of the price per share at which the common stock is sold in this offering.

     On June 30, 2000, we issued to America Online, Inc. a warrant to purchase 765,442 shares of common stock at an exercise price per share equal to the lesser of $12.46 and 89% of the price per share at which the common stock is sold in this offering in connection with the execution of a software license and professional services agreement with America Online. We have also agreed to sell $5,000,000 of our common stock to America Online in a private placement concurrent with this offering at a price per share equal to the lesser of $12.46 and 89% of the price per share at which the common stock is sold in this offering.

 (b)Certain Grants and Exercises of Stock Options

     As of June 20, 2000 we have issued options to purchase a total of 5,548,078 shares of common stock under our stock plans, 1,423,969 of which are currently exercisable, at a weighted average exercise price of $2.88 per share. As of June 20, 2000, 2,372,689 options pursuant to the foregoing have been exercised.

     The sale and issuance of the above securities were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act, or Regulation D promulgated thereunder, or Rule 701 promulgated under Section 3(b) of the Securities Act, as transactions by an issuer not involving a public offering or transactions pursuant to compensatory benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and instruments issued in such transactions. All recipients had adequate access to information about us.

Item 16. Exhibits and Financial Statement Schedules.

 (a)Exhibits

Exhibit
Number                               Description of Exhibit
-------                              ----------------------
  *1.1   Form of Underwriting Agreement
 **3.1   Restated Certificate of Incorporation of SpeechWorks International, Inc.
 **3.2   Restated Certificate of Incorporation of SpeechWorks International, Inc. to be
         filed prior to completion of the offering
 **3.3   Bylaws of SpeechWorks International, Inc.
 **3.4   Amended and Restated Bylaws of SpeechWorks International, Inc. to be effective upon completion of the offering
  *4.1   Form of Common Stock Certificate
  *5.1   Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. with respect to the legality of securities being registered
*+10.1   License Agreement, dated August 3, 1994, between the Registrant and
         Massachusetts Institute of Technology, as amended
**10.2   Fourth Amended and Restated Registration Rights Agreement, dated as of April
         11, 2000, among the Registrant and the investors party thereto
**10.3   Lease Agreement, dated February 21, 1997, between the Registrant and Landman
         Omnibus V Limited Partnership
**10.4   Sublease Agreement, dated April 1, 1998, between the Registrant and Exchange
         Applications, Inc.
**10.5   Amended and Restated 1995 Stock Option Plan
**10.6   2000 Employee, Director and Consultant Stock Plan
**10.7   2000 Employee Stock Purchase Plan
**10.8   Employment Agreement, dated September 2, 1997, between the Registrant and
         Stuart R. Patterson
**10.9   Form of Incentive Stock Option Agreement entered into by the named executive officers
**10.10  Employment Agreement, dated June 21, 2000, between Registrant and Richard J.
         Westelman
*+10.11  Development and License Agreement, dated June 5, 2000 between the Registrant and AT&T Corp.
**10.12  First Amendment to the Fourth Amended and Restated Registration Rights
         Agreement
**10.13  Second Amendment to the Fourth Amended and Restated Registration Rights
         Agreement
*+10.14  Software License and Professional Services Agreement, dated June 30, 2000, between America Online, Inc. and the Registrant.
*+10.15  Letter of Intent, dated June 29, 2000 between Net2Phone, Inc. and the
         Registrant
**21.1   Subsidiaries
  23.1   Consent of PricewaterhouseCoopers LLP
 *23.2   Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (see Exhibit 5.1)
**24.1   Powers of Attorney (See page II-5)
**27.1   Financial Data Schedule

* To be filed by amendment.

** Previously filed

+ Confidential treatment requested as to certain portions, which portions are omitted and filed separately with the commission.

 (b)Financial Statement Schedules

     Financial Statement Schedules are omitted because the information required thereby is either not applicable or is included in our consolidated financial statements or notes to those consolidated financial statements.

Item 17. Undertakings

     The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 14 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that:

   (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration statement as of the time it was declared effective.

   (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has duly caused this Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in Boston, Massachusetts, on July 3, 2000.

                                         SPEECHWORKS INTERNATIONAL, INC.

                                         By: /s/ Stuart R. Patterson

                                           ------------------------------------
                                            Stuart R. Patterson
                                          Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities held on the dates indicated.

        Signature                    Title                   Date
        ---------                    -----                   ----

 /s/ Stuart R. Patterson   Chief Executive Officer,      July 3, 2000
  _______________________   President and Director
    Stuart R. Patterson     (principal executive
                            officer)

 /s/ Richard J. Westelman  Chief Financial Officer       July 3, 2000
  _______________________   (principal financial and
   Richard J. Westelman     accounting officer)

            *              Chief Technology Officer      July 3, 2000
  _______________________   and Director
    Michael S. Phillips

            *              Chairman of the Board         July 3, 2000
  _______________________
   William J. O'Farrell

            *              Director                      July 3, 2000
  _______________________
       Axel Bichara

            *              Director                      July 3, 2000
  _______________________
      Richard Burnes

            *              Director                      July 3, 2000
  _______________________
       Robert Finch

            *              Director                      July 3, 2000
  _______________________
    John C. Freker, Jr.

*By:       /s/ Rick Olin
  --------------------------------
              Rick Olin
          Attorney-in-fact

                                 EXHIBIT INDEX

Exhibit
Number                               Description of Exhibit
-------                              ----------------------
  *1.1   Form of Underwriting Agreement
 **3.1   Restated Certificate of Incorporation of SpeechWorks International, Inc.
 **3.2   Restated Certificate of Incorporation of SpeechWorks International, Inc. to be
         filed prior to completion of the offering
 **3.3   Bylaws of SpeechWorks International, Inc.
 **3.4   Amended and Restated Bylaws of SpeechWorks International, Inc. to be effective upon completion of the offering
  *4.1   Form of Common Stock Certificate
  *5.1   Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. with respect to the legality of securities being registered
*+10.1   License Agreement, dated August 3, 1994, between the Registrant and
         Massachusetts Institute of Technology, as amended
**10.2   Fourth Amended and Restated Registration Rights Agreement, dated as of April
         11, 2000, among the Registrant and the investors party thereto
**10.3   Lease Agreement, dated February 21, 1997, between the Registrant and Landman
         Omnibus V Limited Partnership
**10.4   Sublease Agreement, dated April 1, 1998, between the Registrant and Exchange
         Applications, Inc.
**10.5   Amended and Restated 1995 Stock Option Plan
**10.6   2000 Employee, Director and Consultant Stock Plan
**10.7   2000 Employee Stock Purchase Plan
**10.8   Employment Agreement, dated September 2, 1997, between the Registrant and
         Stuart R. Patterson
**10.9   Form of Incentive Stock Option Agreement entered into by the named executive officers
**10.10  Employment Agreement, dated June 21, 2000, between Registrant and Richard J.
         Westelman
*+10.11  Development and License Agreement, dated June 5, 2000 between the Registrant and AT&T Corp.
**10.12  First Amendment to the Fourth Amended and Restated Registration Rights
         Agreement
**10.13  Second Amendment to the Fourth Amended and Restated Registration Rights
         Agreement
*+10.14  Software License and Professional Services Agreement, dated June 30, 2000, between America Online, Inc. and the Registrant.
*+10.15  Letter of Intent, dated June 29, 2000 between Net2Phone, Inc. and the
         Registrant
**21.1   Subsidiaries
  23.1   Consent of PricewaterhouseCoopers LLP
 *23.2   Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (see Exhibit 5.1)
**24.1   Powers of Attorney (See page II-5)
**27.1   Financial Data Schedule

* To be filed by amendment.

** Previously filed

+ Confidential treatment requested as to certain portions, which portions are omitted and filed separately with the commission.